Exhibit 10.1

OPTION AGREEMENT BETWEEN:

GOLDEN MINERALS COMPANY

AND

MINERA DE CORDILLERAS, S. DE R.L. DE C.V.

AND

FABLED SILVER GOLD CORP.

AND

FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V.

DATED DECEMBER 4, 2020

OPTION AGREEMENT

THIS AGREEMENT is made as of the 4th day of December, 2020,

BETWEEN:

GOLDEN MINERALS COMPANY

(hereinafter called “GMC”)

AND:

MINERA DE CORDILLERAS, S. DE R.L. DE C.V.

(hereinafter called “GMC Mexico” or the “Optionor”))

(together GMC and GMC Mexico are the “GMC Parties”)

AND:

FABLED SILVER GOLD CORP.

(hereinafter called “Fabled”)

AND:

FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V.

(hereinafter called “Fabled Mexico”)

(together Fabled and Fabled Mexico are the “Fabled Parties”)

WHEREAS, GMC and Fabled entered into the Letter of Intent on July 14, 2020, as amended September 29, 2020 and October 29, 2020, regarding the transactions contemplated by this Agreement

AND WHEREAS GMC Mexico is the legal and beneficial owner of options to acquire up to a 100% undivided interest in and to the Property (as hereinafter defined) subject to certain terms and conditions as set out in the GMC Option Agreements (as hereinafter defined);

AND WHEREAS GMC is the indirect beneficial owner of all of the shares of GMC Mexico save and except less than one percent of the shares which are owned by the GMC Nominee Shareholder;

AND WHEREAS, Fabled desires to explore for minerals on the Property and, if appropriate, to develop a mine on the Property;

AND WHEREAS, Fabled is the beneficial owner of 100% of the shares of Fabled Mexico save and except one share owned by the Fabled Nominee Shareholder;

AND WHEREAS, Fabled Mexico desires to acquire from the Optionor, and the Optionor desires to grant to Fabled Mexico, an option to acquire a 100% undivided interest in and to the Property subject to certain terms and conditions;

NOW THEREFORE for good and valuable consideration, including the sum of $100 now paid by Fabled to GMC (the receipt and sufficiency of which is hereby acknowledged) and the covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, the following terms shall have the following meanings:

(a)	“Acquired Rights” has the meaning assigned to it in Section 12.2;

(b)	“Acquiring Party” has the meaning assigned to it in Section 12.2;

(c)	“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise that directly or indirectly controls, or is controlled by or is under common control with, a Party. The term “control” as used in this definition means the rights to the exercise of, directly or indirectly, more than 50% of the voting rights attributable to the shares or ownership interests of the controlled entity;

(d)	“Agreement” means this Agreement and the Schedules attached hereto;

(e)	“Annual Holding Costs” means the mining taxes due to a Governmental Authority to keep the Property in good standing and which are payable in January and July of every 12 month period commencing on the anniversary date of the applicable concession;

(f)	“Area of Interest” has the meaning assigned to it in Section 12.1;

(g)	“Assignment Agreements” has the meaning assigned to it in Section 5.1;

(h)	“Business Day” means a day, which is not a Saturday or Sunday, or a statutory holiday in the Province of British Columbia or the State of Colorado or Mexico;

(i)	“Cash Payments” has the meaning assigned to it in Section 4.2(a);

(j)	“Cervantes” means Mr. Jose Alfredo Cervantes Rivera, a GMC Optionor;

(k)	“Cervantes Option Agreement” means the option agreement covering the Maria, Martia III and Maria II Frac. Concessions, as described in Section 1.1(z)(ii) below and in Part A of Schedule A;

(l)	“Chavez” means Mr. Joaquin Rolando Chavez Gonzalez, a GMC Optionor, as well as his heirs, executors, successors and assigns;

(m)	“Chavez Option Agreement” means the option agreement covering the Santa Maria and Punto Com Concessions, as described in Section 1.1(z)(i) below and in Part B of Schedule A;

(n)	“Closing Date” means the later of (i) the date of this Agreement; or (ii) the date the Exchange issues a final bulletin accepting the transactions contemplated in this Agreement;

(o)	“Concessions” means the mineral concessions covered by the GMC Option Agreements, as described in Schedule A to this Agreement.

(p)	“Consideration Shares” has the meaning assigned to it in Section 4.2(b);

(q)	“Disclosure Schedule” means the Disclosure Schedule from the GMC Parties concerning certain matters applicable to the Property or the GMC Option Agreements, attached to this Agreement as Schedule E;

(r)	“Encumbrance” means any mortgage, charge, pledge, lien, licence, privilege, security interest, royalty, encumbrance, claim or right or interest attaching to or affecting property or assets, in each case whether registered or unregistered, and whether arising by agreement, statute or otherwise under applicable Laws;

(s)	“Environmental Compliance” means actions performed during or after operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws;

(t)	“Environmental Laws” means all applicable Laws relating to the protection of health or the environment resulting from the exploration, mining, operation, reclamation or restoration of the Property, including but not limited to the following: abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, radioactive materials or hazardous wastes;

(u)	“Exchange” means the TSX Venture Exchange;

(v)	“Existing Data” has the meaning assigned to it in Section 7.1;

(w)	“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of minerals, including the right to enter upon the Property for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for minerals, and to construct and use roads and drill pads.

(x)	“Fabled Nominee Shareholder” means Fabled Holdings Ltd., a British Columbia corporation wholly owned by Fabled;

(y)	“Force Majeure” means any cause, whether foreseeable or unforeseeable, beyond Fabled’s reasonable control, including but not limited to, any changes in Law; action or inaction of civil or military authority; any judicial or governmental action, order, proclamation, request or instruction; interference or opposition by Indigenous Groups, communities or community groups, non-government organizations (NGOs), environmentalists or other activists which materially impedes Fabled Mexico’s ability to obtain required permits for Operations from any Governmental Authority; war, hostilities (whether or not war has been declared), threat of war, act of public enemy, blockade, revolution, riot, civil unrest, insurrection, public demonstration, civil commotion, invasion or armed conflict; acts of terrorism; sabotage or acts of vandalism, criminal damage or the threat of such acts; any outbreak or continuance of epidemic, famine or plague; inability to obtain, or undue delay in obtaining, any licence, permit or other authorization that may be required to conduct Operations on reasonable terms and conditions and after diligent efforts to obtain the same; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of any Environmental Laws or any other Laws; inability after commercially reasonable effort to obtain contractors, subcontractors, workmen, labour, parts, equipment, materials or supplies on reasonable terms and conditions; failure, delay or suspension of transportation; strike, lock out or labour disputes; unplanned shutdown; accidents; breakdown or loss or damage to, or failure of plant, machinery, equipment, materials or facilities; natural disasters or other extreme weather or environmental conditions including lightning, earthquake, flooding, wind, storm, fire, landslip, natural disasters and phenomena including meteorites and volcanic eruptions and other acts of God; but not including lack of funds;

(z)	“GMC Option Agreements” means (i) the Exploration with the right to do Exploitation and Option Agreement entered into between Chavez and the Optionor and dated November 19, 2018; and (ii) the Exploration and Option Agreement entered into between Cervantes and his wife, Peralta, and the Optionor on November 28, 2017 and duly filed, before the Mining Public Registry of Mexico, on November 28, 2017, under number 268 volume 40;

(aa)	“GMC Nominee Shareholder” means Apex Mining Partners Limited.

(bb)	“GMC NSR Royalty” has the meaning assigned to it in Section 4.7(a) of this Agreement;

(cc)	“GMC NSR Royalty Agreement” has the meaning assigned to it in Section 4.7(a) of this Agreement;

(dd)	“GMC Optionors” means each of Chavez, Cervantes and Peralta;

(ee)	“Governmental Authority” means any governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory board or other tribunal;

(ff)	“Indigenous Group” means any indigenous band, community, group, council or other indigenous organization in Mexico, including groups formed to promote rights of indigenous peoples;

(gg)	“Knowledge” means to the actual knowledge of the corporate officers of a Party, without independent inquiry;

(hh)	“Law” or “Laws” means all applicable federal, state, provincial and local laws (statutory and common), rules, ordinances, treaties, regulations, judgments, decrees, and other valid governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

(ii)	“Letter of Intent” means the letter of intent between GMC and Fabled, entered into on July 14, 2020, as amended on September 29, 2020 and October 29, 2020;

(jj)	“Loss” or “Losses” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification under this Agreement (including reasonable lawyers’, experts’ and consultants’ fees and expenses), but excluding loss of profits, indirect, incidental, special, punitive and consequential damages;

(kk)	“Mining Law” means the laws relating to the establishment and maintenance of mining concessions, the conduct of operations thereon and rights related thereto in Mexico and the applicable regulations made thereunder.

(ll)	“NI 43-101” means National Instrument 43-101, “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange, as the same may be amended from time to time.

(mm)	“Notices” has the meaning assigned to it in Section 10.1;

(nn)	“Operations” includes any and every kind of mineral prospecting and Exploration activities, reclamation and remediation work and all assessments, studies and reports relating thereto and all associated activities undertaken in accordance with this Agreement in respect of the Property, but shall not include any rights to engage in mineral development, mine construction or mining or any related activities;

(oo)	“Option” has the meaning assigned to it in Section 4.1;

(pp)	“Other Party” has the meaning assigned to it in Section 12.2;

(qq)	“Party” means a party to this Agreement and its permitted successors and assigns;

(rr)	“Peralta” means Ms. Claudia Guadalupe Peralta Alcaraz, a GMC Optionor;

(ss)	“Permitted Encumbrances” means, with respect to the Property, (i) the Underlying Royalty, (ii) Encumbrances for assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue; (iii) Encumbrances with respect to taxes that are not yet due and payable; (iv) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the Property, (v) Encumbrances arising by, through or under a Person other than GMC or GMC Mexico; and (vi) the rights reserved to or vested in any Governmental Authority to control or regulate the Property.

(tt)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, limited liability company, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or entity however designated or constituted;

(uu)	“Property” means the Concessions, and any claims, leases or other form of mineral tenure which may replace the same, and any and all surface, water, access and other non-mineral rights of and to any lands wholly or partially within the Area of Interest held by or for the GMC Parties including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind and all renewals, extensions and amendments thereof or substitutions therefor, subject to such reductions as agreed between the Parties from time to time and additions thereto by operation of Section 12;

(vv)	“Qualified Person” means an individual who (i) is an engineer or geoscientist with at least five years’ experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (ii) has experience relevant to the subject matter of the mineral project and the technical report; and (iii) is a member in good standing of a professional association. The Parties acknowledge and agree that the definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in NI 43-101;

(ww)	“Shares” means common shares of the Fabled;

(xx)	“Technical Report” means a report prepared, filed and certified in accordance with NI 43-101F1.

(yy)	“Transfer” means, with respect to the Property or any interest in and to the Property or the Agreement, a sale, assignment, transfer, conveyance, gift, exchange or other disposition, whether the disposition is voluntary or involuntary and including any disposition by merger, exchange, consolidation or bankruptcy;

(zz)	“Underlying Royalty” means the Underlying Royalty set out in Schedule B to this Agreement; and

(aaa)	“Underlying Royalty Claims” means the Underlying Royalty Claims set out in Schedule B to this Agreement.

(bbb)	“VAT” means any applicable value added or similar tax.

1.2	Gender, Number and Other Terms. Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders, words importing persons includes individuals, partnerships, associations, trusts, unincorporated organizations and corporations, “or” is not exclusive and “including” is not limiting, whether or not non-limiting language (such as “without limitation”) is used.

1.3	Headings. The inclusion of headings in this Agreement is for convenience only and does not affect the construction or interpretation of this Agreement.

1.4	Statutes. Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto, and to any statute or regulations that may be passed that supplement or supersede such statute or such regulations.

1.5	No Contra Preferentum. The Parties intend that the language in this Agreement be construed as a whole and neither strictly for nor strictly against any of the Parties.

1.6	Governing Law and Attornment. Subject to matters of real property and title thereto which are subject to the laws of Mexico, this Agreement is governed by and construed in accordance with the Laws of the State of Colorado, without regard to principles of conflicts of law that would impose a law of another jurisdiction. The Parties shall refer all disputes and claims, whether for damages, specific performance, injunction, declaration or otherwise, both at law and equity, arising out of, or in any way connected with, this Agreement to the federal courts in the State of Colorado and each of the Parties hereby attorns to the jurisdiction of the federal courts of the State of Colorado.

1.7	Schedules. Attached to and forming part of this Agreement are the following Schedules:

Schedule A - Description of the Concessions
Schedule B - Underlying Royalty and Underlying Royalty Claims
Schedule C - GMC NSR Royalty Agreement
Schedule D - Assignment Agreements

Schedule E - Disclosure Schedule
Schedule F - Issued and Outstanding Capital of Fabled

1.8	Currency. All dollar amounts are expressed in United States dollars.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	GMC Parties’ Representations and Warranties. The GMC Parties jointly and severally represent and warrant to the Fabled Parties that as of the date of this Agreement and as of the Closing Date (except as otherwise specifically set forth in this Section 2.1):

(a)	GMC is a corporation duly organized and validly existing in the jurisdiction of its incorporation;

(b)	GMC Mexico is a corporation duly organized and validly existing in the jurisdiction of its incorporation and is qualified to do business and is in good standing under the laws of the jurisdiction in which the Property is located;

(c)	GMC Mexico has the sole and exclusive right and option to acquire 100% of the right, title and interest in and to the Concessions and upon fulfillment of the terms of the GMC Option Agreements and the acquisition of the Concessions pursuant to the exercise of the options thereunder, subject to the exceptions set forth in the Disclosure Schedule, will be the legal and beneficial owner of the Concessions, free and clear of all Encumbrances other than Permitted Encumbrances; to the Knowledge of the GMC Parties no Person (other than the parties to the GMC Option Agreements, or the GMC Parties and the Fabled Parties pursuant to this Agreement) has any interest in or to the Concessions or any right to acquire any interest in or to the Concessions; and, without limiting the generality of the foregoing, the GMC Parties are not a party to, or bound by, and to the Knowledge of the GMC Parties there are no, agreements or options to grant, convey or reserve any interest or any right capable of becoming an interest in the Concessions (save and except the GMC Option Agreements) or to pay any royalties with respect to the Concessions save and except the Underlying Royalty;

(d)	the GMC Option Agreements have not been amended or modified in any manner except as disclosed to Fabled, and the GMC Parties have not waived any of their rights or entitlements under the GMC Option Agreements;

(e)	neither of the GMC Parties is in default in respect of any of their obligations under any terms of the GMC Option Agreements and the GMC Option Agreements are in all regards in good standing;

(f)	to the Knowledge of the GMC Parties, no Person has any royalty or other interest whatsoever in production from all or any part of the Concessions save and except the Underlying Royalty;

(g)	to the Knowledge of the GMC Parties, no mining concessions other than the Underlying Royalty Claims are the subject of the Underlying Royalty;

(h)	to the Knowledge of the GMC Parties, except as set forth in the Disclosure Schedule, the Concessions have been duly and validly staked, registered, recorded and issued pursuant to the Mining Law and are in good standing and the information in Schedule A is accurate; no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of the Concessions, nor is there any basis therefor and no other Person is entitled to an agreement or option to acquire or purchase the whole or any part of the Concessions or any interest therein;

(i)	from and after the effective dates of the GMC Option Agreements, all rentals, taxes, duties, royalties, rates, charges, fees or other levies of every nature and kind heretofore levied against the Concessions covered thereby have been fully paid and satisfied;

(j)	from and after the effective dates of the GMC Option Agreements, all requisite minimum assessment work has been performed and reported on the Concessions covered thereby pursuant the Mining Law;

(k)	except as set forth in the Disclosure Schedule, all activities undertaken by GMC Mexico on or in relation to the Concessions up to the Closing Date have been in material compliance with all applicable Laws including all Environmental Laws, and no conditions exist with respect to any such activities engaged in by GMC Mexico which could reasonably be expected to give rise to the making of a remediation order or similar order in respect of the Property. Without limiting the foregoing, except as set forth in the Disclosure Schedule:

(i)	the GMC Parties have not received from any Governmental Authority any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, regulations, policies or requirements, and there are no outstanding work orders or actions required to be taken by GMC Mexico or, to the Knowledge of the GMC Parties, the GMC Optionors, relating to environmental matters respecting the Concessions or any operations carried out thereon by GMC Mexico; and

(ii)	to the Knowledge of the GMC Parties, there have been no material spills, discharges, leaks, emissions, ejections, escapes, dumpings or other releases of any kind of any toxic or hazardous substances in, on or under the Concessions or the environment surrounding them;

(l)	except as set forth in the Disclosure Schedule, to the Knowledge of the GMC Parties, the Property is free and clear of all unprotected open mine shafts, mine openings or workings, open pits, rock stockpiles, mine tailings or waste materials;

(m)	the GMC Parties have the requisite corporate power and authority to enter into this Agreement, to grant to the Fabled Parties the rights provided in this Agreement and to carry out their obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by the GMC Parties;

(n)	the GMC Parties have the unrestricted right to deliver copies of the Existing Data to the Fabled Parties pursuant to this Agreement;

(o)	the execution and delivery of this Agreement and the performance by the GMC Parties of their respective obligations under this Agreement will not conflict with or be in contravention of any Law or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which the GMC Parties are a party or by which the GMC Parties, the Concessions, or the Existing Data may be bound;

(p)	this Agreement constitutes a legal, valid and binding obligation of each of the GMC Parties, enforceable against them in accordance with its terms; provided, however, that no representation or warranty is made as to (i) the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties;

(q)	there are not any suits, actions, prosecutions, proceedings, or investigations in which the GMC Parties are named parties, actual, pending or to the Knowledge of the GMC Parties, threatened, against or affecting the GMC Parties and pertaining to the Concessions or GMC Mexico’s activities thereon or that relate to or have an adverse effect on the Concessions and to the Knowledge of the GMC Parties there are no grounds on which any such suit, action, prosecution, investigation or proceeding might be commenced;

(r)	to the Knowledge of the GMC Parties, there are no rights or interests of Indigenous Groups that are currently asserted in respect of the Property;

(s)	the GMC Parties have disclosed to the Fabled Parties the nature and substance of any material negotiations or engagement between the GMC Parties and any Indigenous Groups that have taken place with respect to the Concessions;

(t)	neither the granting of the Option nor Fabled Mexico’s exercise of the Option constitutes a disposition by GMC of all or substantially all of its assets or undertaking;

(u)	the GMC Parties have disclosed to the Fabled Parties and provided or made available to the Fabled Parties copies of all currently applicable exploration plans, licenses or permits issued or approved by applicable Governmental Authorities in respect of GMC Mexico’s activities on the Concessions; neither the GMC Parties nor any of their Affiliates has received any notice of proceedings relating to the revocation or adverse modification of any such exploration permit, plan or license, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the Concessions;

(v)	the GMC Parties have obtained all required third party consents to allow them to grant the rights being granted under this Agreement;

(w)	All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by GMC and GMC Mexico in such manner as not to give rise to any valid claim against the Fabled Parties or any third Person for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement; and

(x)	GMC is an “accredited investor” as defined in National Instrument 45-106 - Prospectus Exemptions.

2.2	Fabled Parties’ Representations and Warranties. The Fabled Parties jointly and severally represent and warrant to the GMC Parties that as of the date hereof and as of the Closing Date:

(a)	they each are a corporation duly organized and validly existing in the jurisdiction of their respective incorporation, and Fabled Mexico is qualified to do business and is in good standing under the Laws of the jurisdiction in which the Property is located;

(b)	the Fabled Parties have the requisite corporate power and authority to enter into this Agreement, to grant to the GMC Parties the consideration provided in this Agreement and to carry out their obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by the Fabled Parties;

(c)	the execution and delivery of this Agreement and the performance by the Fabled Parties of their respective obligations under this Agreement will not conflict with or be in contravention of any Law or result in a breach of or default under any agreement or other instrument of obligation to which the Fabled Parties are a party or by which they may be bound;

(d)	this Agreement constitutes a legal, valid and binding obligation of the Fabled Parties, enforceable against them in accordance with its terms; provided, however, that no representation or warranty is made as to (i) the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties; and

(e)	All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Fabled and Fabled Mexico in such manner as not to give rise to any valid claim against the GMC Parties or any third Person for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(f)	Fabled is a “reporting issuer” within the meaning of securities laws in British Columbia, Alberta and Saskatchewan (the “Reporting Jurisdictions”), and is not in default of any requirement of any applicable securities laws and is not on the list of defaulting issuers maintained by any securities regulatory authority of any of the Reporting Jurisdictions. No order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Shares or any other security of Fabled has been issued or made by any securities regulatory authority or stock exchange or any other regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of Fabled, are contemplated or threatened by any such authority;

(g)	The common shares of Fabled are listed for trading on the Exchange and Fabled is not in default of any requirement of the Exchange;

(h)	The Exchange has provided its final approval to the transactions contemplated by this Agreement, including approval to list the Consideration Shares on the Exchange from and after completion of the transactions contemplated by this Agreement;

(i)	Fabled has the corporate power, capacity and authority to issue the Consideration Shares and the Consideration Shares have been duly authorized and, upon issuance of the Consideration Shares in accordance with this Agreement, the Consideration Shares will be duly and validly issued and outstanding as fully paid and non-assessable shares in the capital of Fabled;

(j)	The Consideration Shares have not been and will not have been issued in violation of or subject to any pre-emptive or contractual rights to purchase securities issued or granted by Fabled;

(k)	All annual reports, annual and interim financial statements, annual information forms, business acquisition reports, management discussion and analysis of financial condition and results of operations, information circulars, material change reports, press releases and all other information or documents required to be filed or furnished by Fabled under applicable securities laws of the Reporting Jurisdictions complies in all material respects with all applicable requirements of Canadian securities laws and none of such documents, as of their respective filing dates, contained any misrepresentation (as defined in securities laws of the Reporting Jurisdictions);

(l)	The authorized share capital of Fabled consists of an unlimited number of common shares without par value of which as of the date of this Agreement 47,051,903 Fabled Shares are issued and outstanding as fully paid and non-assessable shares, subject only to the issuance of additional Fabled Shares upon exercise of outstanding options described in Schedule F;

(m)	The Fabled Parties have conducted such due diligence investigations concerning the Property and the GMC Option Agreements as they have determined to be appropriate. With respect to the exploration potential of the Property, title to or environmental conditions at the Property, Environmental Compliance, the validity of the Concessions and all other matters concerning the Property which are not specifically addressed by the GMC Parties’ representations and warranties in this Agreement, the Fabled Parties have relied exclusively upon their due diligence investigation, including the advice of their own experts or consultants, as they have determined to be necessary or desirable in their sole discretion.

2.3	Exclusive Benefit of Representations and Warranties.

(a)	The representations and warranties contained in Section 2.1:

(i)	are provided for the exclusive benefit of Fabled Parties and a breach of any one or more of them may be waived by Fabled Parties in writing in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty; and

(ii)	shall survive the execution and delivery of this Agreement, the exercise of the Option hereunder by Fabled Mexico and the termination of this Agreement, provided that any claims in respect of a breach of representations and warranties given as of the Closing Date under paragraphs (f), (g), (h), (i), (j), (n) and (s) of Section 2.1 are required to be initiated within a period of 2 years from the date of transfer of title to the Concessions to Fabled Mexico in accordance with Section 5.1 or the termination of this Agreement pursuant to paragraphs (c) or (d) of Section 8, as applicable.

(b)	The representations and warranties contained in Section 2.2:

(i)	are provided for the exclusive benefit of the GMC Parties and a breach of any one or more of them may be waived by either the GMC Parties in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and

(ii)	shall survive the execution and delivery of this Agreement, the exercise of the Option hereunder by Fabled Mexico and the termination of this Agreement.

2.4	Indemnity. Each of the GMC Parties, on the one hand, and the Fabled Parties, on the other hand, will jointly and severally defend, indemnify and save harmless each other and their Affiliates and their personnel from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever which may be brought or made against one or more of them by any Person and all Losses which may be suffered or incurred by them arising out of or in connection with or in any way referable to, whether directly or indirectly any breach of the indemnifying Party’s representations and warranties and all covenants of the indemnifying Party under this Agreement. The provisions of this Section 2.4 shall survive the termination of this Agreement.

2.5	Limitation of Warranties. It is agreed between the Parties that, other than where such information is fraudulent, any technical, economic or geological information of any nature, including the Existing Data and any other studies, reports, mining models, assays, drill hole data, geochemical reports, recovery reports and other information concerning the Property and the existence, location, quantity, quality or value of any minerals thereon or therein, provided to, or made available by one Party to the others under this Agreement or prior to the Closing Date, is provided without representation or warranty and is at the sole risk of the Party receiving the same. Such information is provided “AS IS, WHERE IS” and EACH PARTY EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES CONCERNING THE SAME, AND EXPRESSLY EXCLUDES ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. It is further agreed that Fabled Parties shall not be obligated to provide to any Party any information that is subject to a separate confidentiality arrangement with a third person, or is otherwise confidential or is obtained by the use of any proprietary or confidential methodologies or techniques, including those under license or agreement with any third person, for ascertaining the existence, location, quantity, quality or value of any minerals. It is further agreed that the GMC Parties make no representations or warranties concerning title to or ownership of the surface of the lands covered by the Concessions, or the rights of the holder of the Concessions to make any use thereof.

3.	GRANT OF EXPLORATION RIGHTS AND RELATED OBLIGATIONS

3.1	Grant of Exploration Rights. The GMC Parties, as of the Closing Date, to the extent they have the legal and contractual rights to do so, grant, and to the extent required under the GMC Option Agreements, assign, to Fabled Mexico, its servants, agents and independent contractors, the sole and exclusive right and option to:

(a)	carry out Operations on the Property as Fabled Mexico may in its sole discretion determine;

(b)	bring and install on the Property and remove from time to time such buildings, plant, machinery, equipment, tools, appliances and supplies as the Fabled Mexico may deem necessary to conduct its Operations; and

(c)	remove from the Property reasonable quantities of rocks, ores, minerals and metals and to transport the same for the purpose of sampling, testing and assaying.

3.2	Standard of Conduct. In exercising their rights under Section 3.1, the Fabled Parties shall comply, and shall cause their servants, agents and independent contractors to comply, with all applicable Laws and shall carry out all Operations in a good and workmanlike manner and in substantial accordance with sound mining and other applicable industry standards and practices.

3.3	Control of Operations During Option Periods. During the term of this Agreement, the Fabled Parties have the sole right to determine the nature, timing, scope, extent and method of all Operations without any obligation to obtain the approval or consent of the GMC Parties.

3.4	Maintenance of Property. The Fabled Parties shall carry out all Operations (including required assessment work) and incur all expenditures (including Annual Holding Costs) required to keep the Property in good standing under applicable Law and relevant contractual arrangements (including the GMC Option Agreements), as further set forth in Article 4.

3.5	Insurance. Fabled Mexico agrees to carry such insurance, covering all persons working at or on the Property for Fabled Mexico, as will fully comply with the requirements of the Laws of Mexico and the State of Chihuahua pertaining to worker’s compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, during the Option Period, Fabled Mexico agrees to carry liability insurance with respect to such operations in reasonable amounts not less than the greater of the minimum levels required by Law or as set forth below:

(a)	Commercial General Liability Insurance with limits of not less than $2,000,000 per occurrence.

(b)	Automobile Liability Insurance, with:

(i)	Limits of not less than $1,000,000 Combined Single Limit per accident; and

(ii)	Coverage applying to any auto.

The GMC Parties shall be named as additional insureds on the liability policies described in this Section 3.5. Prior to conducting any Operations on the Property, Fabled shall provide to GMC certificates evidencing the required amounts of insurance coverage and naming the GMC Parties as additional insureds, which such certificates shall provide for at least 30 days prior written notice of cancellation to the GMC Parties. Such policies shall contain a cross-liability and severability endorsement. Fabled Mexico’s liability insurance policies shall also be primary insurance, without right of contribution from any policy carried by the GMC Parties.

3.6	Inspection. During the Option Period, GMC Mexico and its authorized agents, at their sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Fabled Mexico’s safety rules and regulations, and in a reasonable manner so as not to interfere with Fabled Mexico’s Operations, to go upon the Property for the purpose of confirming that Fabled Mexico is conducting its Operations in the manner required by this Agreement.

3.7	Liens and Encumbrances. Fabled Mexico shall keep the title to the Property free and clear of all Encumbrances resulting from its Operations hereunder; provided, however, that Fabled Mexico may refuse to pay any claims asserted against it which it disputes in good faith. At its sole cost and expense, Fabled Mexico shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Fabled Mexico or the Property, the Fabled Parties shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

3.8	Reclamation. If this Agreement is terminated and Fabled Mexico does not acquire the Property, Fabled Mexico shall reclaim and remediate the Property, to the extent disturbed by Fabled Mexico during the Option Period, in accordance with applicable Laws. GMC Mexico, to the extent it may legally and contractually do so, hereby agrees to grant to Fabled Mexico such access to the Property following termination as is reasonably necessary to complete such reclamation work.

3.9	Data. Fabled Mexico shall provide to GMC Mexico (a) a semi-annual report summarizing its activities on the Property, on or before July 31st and January 31st of each year during the Option Period. Each such report shall include information relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, drill logs, samples, and metallurgical, geological, geophysical, geochemical and engineering data (and interpretive reports derived therefrom), developed by Fabled Mexico with respect to the Property during the previous six-month (or shorter) period; provided, however, that Fabled Mexico shall have no obligation to make any interpretive data or reports developed by it or on its behalf available to Fabled Mexico if such interpretive data or reports are proprietary to or constitute trade secrets of Fabled Mexico or any consultant.

4.	OPTION

4.1	Grant of Option. The GMC Parties, as of the Closing Date, grant to the Fabled Parties, for a period of two years from and after the Closing Date (the “Option Period”), the sole and exclusive right and option (the “Option”) to acquire an undivided one hundred percent (100%) interest in and to the Concessions and the Existing Data free and clear of all charges and Encumbrances other than Permitted Encumbrances, as described herein. The Option Period may be extended pursuant to the provisions of Section 4.10.

4.2	Conditions to Exercise the Option. To allow Fabled Mexico to exercise the Option, Fabled must:

(a)	timely pay to GMC Mexico the following cash payments (the “Cash Payments”):

Option Payment Timing	Payment Amount
On the Closing Date	$500,000
On or before the 12 month anniversary of the Closing Date	$1,500,000
On or before the 24 month anniversary of the Closing Date	$2,000,000

(b)	on the Closing Date, issue to GMC 1,000,000 Shares subject to the provisions of Section 4.4 (the “Consideration Shares”);

(c)	forward to GMC Mexico, at least 15 days prior to their due dates (except with respect to the final $100,000 payment due under the Chavez Option Agreement, which GMC Mexico has paid into the probate court as described in Section 4.5(d) below and which shall be reimbursed by the Fabled Parties to GMC Mexico on the Closing Date), the amount required for GMC Mexico to make all payments under the GMC Option

Agreements (the “GMC Option Payments”), such due dates and payments consisting of the following:

Option Payments
Claims	Date	Option Payment US$	Payment to
Santa Maria + Punto Com	11/9/2020	$ 100,000.00	Chavez
Las Marias	2/4/2021	$ 120,000.00	Cervantes/Peralta
Las Marias	8/4/2021	$ 120,000.00	Cervantes/Peralta
Las Marias	2/4/2022	$ 140,000.00	Cervantes/Peralta

(d)	timely pay all Annual Holding Costs and any other costs payable to the applicable Governmental Authority to maintain the Concessions in good standing in accordance with the provisions of Section 4.6 and generally keep the Property in good standing;

(e)	grant to GMC Mexico, upon exercise of the Option, the GMC NSR Royalty on the terms set out in Section 4.7 hereof; and

(f)	simultaneous with the making of any payments under this Section 4.2 and with the Transfer of the Concessions to Fabled Mexico upon exercise of the Option, pay all VAT associated therewith.

4.3	Cash Payments.

(a)	The reimbursement of the $100,000 option payment made by GMC Mexico to the probate court pursuant to Section 4.5(d) and all Cash Payments shall be made by wire transfer in immediately available funds to a bank account designated by GMC on or before the date upon which such Cash Payment is due hereunder and in accordance with Section 10.2 hereof.

(b)	Fabled shall be entitled to accelerate any time period for making the Cash Payments pursuant to Section 4.2(a) hereof.

4.4	Share Issuance.

(a)	GMC acknowledges that the Consideration Shares are subject to “hold period” resale restrictions under applicable securities laws of the Reporting Jurisdictions and, absent an exemption from the prospectus requirements of applicable securities laws of the Reporting Jurisdictions, the Consideration Shares must not be traded or resold in Canada until four months and one day after the date of this Agreement.

(b)	GMC covenants and agrees with Fabled to abide by all resale restrictions applicable to the Consideration Shares in Canada.

(c)	In the event of the issue of the Consideration Shares after the occurrence of one or more events involving the capital reorganization, reclassification, subdivision or consolidation of the Shares, or the merger, amalgamation or other corporate combination of Fabled with one or more other entities, or of any other event in which new securities of any nature are delivered in exchange for the issued and outstanding Shares and such issued Shares are cancelled (“Fundamental Changes”), in lieu of issuing Shares which, but for the Fundamental Change and this provision, would have been issued, Fabled or its successor shall issue instead such number of new securities as would have been delivered as a result of the Fundamental Change in exchange for those Shares which GMC would have been entitled to receive if such issue had occurred immediately prior to the Fundamental Change.

4.5	GMC Option Payments.

(a)	Except as otherwise set forth in Section 4.5(d) below, GMC will deliver to Fabled promptly and no later than 30 days prior to the date for payment by GMC of a GMC Option Payment a statement setting out the details of such GMC Option Payment (including any applicable VAT). Fabled shall be entitled, acting reasonably, to request further information with respect to any item in such statement, to dispute the accuracy of any item in such statement, and GMC shall furnish additional information, if available.

(b)	Except as otherwise set forth in Section 4.5(d) below, Fabled shall make payment of the amount of each GMC Option Payment (including any applicable VAT) to GMC Mexico at least 15 days prior to its due date, and GMC Mexico, subject to performance of any required obligations of the GMC Optionors under the GMC Option Agreements (including the presentation of facturas), shall timely make payment of each GMC Option Payment to the GMC Optionors. GMC will provide Fabled with evidence such payment has been made.

(c)	For the avoidance of doubt, during the term of this Agreement GMC Mexico, except as otherwise set forth in this Article 4, must comply with all other relevant terms of the GMC Option Agreements, and Fabled on the request of GMC shall promptly furnish such additional information or execute such additional documents as are required to keep the GMC Options in good standing

(d)	Notwithstanding any of the provisions of this Section 4.5 to the contrary, the Parties acknowledge and agree that the $100,000 payment due under the Chavez Option Agreement on or before November 9, 2020 was paid by GMC Mexico into the probate court prior to the Closing Date, and that because the estate of Mr. Chavez, one of the GMC Optionors, is currently being probated, GMC Mexico did not and will not timely receive the facturas for that payment. As recommended by its outside counsel in Mexico, GMC Mexico made that payment directly to the probate court where the estate of Mr. Chavez is being probated. The GMC Parties shall have no liability to the Fabled Parties or otherwise, and shall not be in default under this Agreement, if it is later determined that the payment made by GMC Mexico into the probate court was not in compliance with the provisions of the Chavez Option Agreement or the Mining Law.

4.6	Annual Holding Costs.

(a)	GMC will deliver to Fabled promptly and no later than 30 days prior to their due dates an itemized statement setting out the details of the Annual Holding Costs (including any applicable VAT) incurred in the prior 6 month period. Fabled shall be entitled, acting reasonably, to request further information with respect to any item in such itemized statement to dispute the accuracy of any item in the itemized statement of Annual Holding Costs, and GMC shall promptly furnish additional information, if available.

(b)	Fabled shall make payment of the amount of the Annual Holding Costs (including any applicable VAT) to the relevant Governmental Authority, and provide GMC with evidence of such payment, at least 20 days prior to the date each such payment is due. If GMC does not timely receive such information, GMC Mexico may (but shall not be obligated to) make such payments directly to the relevant Governmental Authority on or prior to the date any such payment is due. In that event, GMC Mexico will provide Fabled with evidence such payment has been made, and Fabled shall promptly reimburse GMC Mexico for the amount of such payment.

4.7	GMC Royalty and Underlying Royalty.

(a)	Upon exercise of the Option, simultaneous with the execution and delivery of the conveyance of the Concessions to Fabled Mexico pursuant to Section 5.2, the Parties shall enter into a Royalty Agreement by which Fabled Mexico grants to GMC Mexico a 1% net smelter return royalty interest in all minerals processed and sold from the Property, on the terms set forth in the Royalty Agreement attached as Schedule C to this Agreement (the “GMC NSR Royalty Agreement”).

(b)	Fabled acknowledges and agrees that to the extent described in Schedule C, the Property will be subject to the GMC NSR Royalty.

(c)	In addition, Fabled will upon exercise of the Option assume responsibility for payment of the Underlying Royalty from GMC Mexico and will, upon exercise of the Option enter into such documents as are required by GMC and the GMC Optionors to assume such responsibilities and relieve GMC of any ongoing responsibility or liability therefor.

(d)	The Parties agree that, at the time of granting the GMC NSR Royalty and the assumption of the Underlying Royalty, they will take such additional steps and enter into such additional documents as reasonably requested by GMC and the GMC Optionors, including preparing a short form of the GMC NSR Royalty Agreement prepared in the Spanish language reflecting the terms of this Agreement adapted to the applicable legal requirements of Mexico and governed by Mexican law or entering into “back to back” royalty agreements amongst the Parties and their Affiliates.

4.8	Assessment Work. During the Option Period, Fabled Mexico must conduct sufficient Operations during each applicable time period as will satisfy the assessment work obligations for each of the Concessions for each such period. Fabled Mexico shall provide evidence of the performance of such Operations, and related back-up information as is reasonably required, to GMC Mexico at least 30 days prior to the date that proof of the performance of such assessment work must be filed with the appropriate Governmental Authority under the Mining Law. GMC Mexico shall file proof of the performance of that work with the appropriate Governmental Authority at least 15 days prior to the applicable filing deadline.

4.9	Security and other Ancillary Needs. During the Option Period, Fabled Mexico shall be responsible for payments required under the agreement for security services for the Concessions, and for any other Property maintenance expenses that are reasonably required.

4.10	Vesting of 100% Interest. During the Option Period, once all of the required payments have been made under the Chavez Option Agreement, and the probate proceedings with respect to the estate of Mr. Chavez have been completed and are not subject to appeal, GMC Mexico shall exercise its option to acquire the Concessions covered thereby. If those probate proceedings are not completed by the last day of the Option Period, then the Option Period shall be extended until the earlier of (a) the third anniversary of the Closing Date, or (b) the date that is 30 days after the date on which those probate proceedings are completed. Upon Fabled satisfying the requirements of Sections 4.2-4.9, if it desires to exercise the Option, Fabled shall provide notice to GMC of its decision to exercise the Option at any time during the Option Period, and the date of GMC’s receipt of such notice shall be the “Exercise Date.” Upon timely receipt of Fabled’s notice of its desire to exercise of the Option, GMC Mexico shall promptly exercise the option under the Cervantes Option Agreement, and upon its receipt of a conveyance of the Concessions covered by the Cervantes Option Agreement, GMC Mexico will then convey all of the Concessions and any other interest it owns in the Property to Fabled Mexico, all in accordance with the provisions of Section 5.2, and Fabled Mexico will thereupon acquire and be deemed to have acquired and be vested, in consideration making the payments and granting the GMC NSR Royalty, with a 100% ownership interest in the Concessions, free and clear of all Encumbrances other than Permitted Encumbrances.

5.	ASSIGNMENT AND TITLE

5.1	Assignment of Exploration Rights under GMC Option Agreements. Promptly after the Closing Date, GMC Mexico will take all required actions to properly assign its exploration rights under the GMC Option Agreements, in accordance with and subject to the provisions of Section 3.1, to Fabled Mexico pursuant to separate assignment agreements in the form attached hereto as Schedule D to the this Agreement (the “Assignment Agreements”).

5.2	Title Transfer. Upon Fabled exercising the Option, GMC shall exercise the options under the GMC Option Agreements as described in Section 4.10 and upon GMC Mexico acquiring title to the Concessions thereunder, GMC Mexico shall convey the Concessions to Fabled Mexico, all pursuant to instruments of Transfer acceptable to the Parties’ respective Mexican counsel, acting reasonably.

5.3	Title Curative. If title to all or any part of the Concessions is now or at any time hereafter (except as a direct result of the Fabled Parties conducting their Operations): (i) defective or encumbered save and except as disclosed in this Agreement; or (ii) contested or challenged by any Person, then, the Fabled Parties shall have the right to terminate this Agreement without further obligation (including being excused from any obligation to make any payment subsequently coming due hereunder) and/or, to the extent permitted by the terms and conditions of the GMC Option Agreements, in cooperation with the GMC Parties and, to the extent required under the terms and conditions of the GMC Option Agreements, the GMC Optionors, shall have the right, but not the obligation, at their sole expense, to attempt to remedy, perfect or defend title. If the Fabled Parties elect to remedy, perfect or defend title, the Fabled Parties shall not be liable to the GMC Parties if the Fabled Parties are unsuccessful in, withdraw from, or discontinue litigation or other curative work, so long as the same is permissible under and has been conducted in accordance with the terms and conditions of the GMC Option Agreements and industry standards. If the Fabled Parties do attempt to perfect or defend title, the Optionor shall execute all documents and shall take such other actions as are reasonably necessary to assist the Fabled Parties in their efforts. Any improvement or perfection of title to the Property shall enure to the benefit of the GMC Optionors and the GMC Parties in the same manner and to the same extent as if such improvement or perfection has been made prior to the execution of this Agreement.

5.4	No Encumbrance. The GMC Parties will not lease, pledge as collateral or security, mortgage or encumber or cause or allow any Encumbrance created, directly or indirectly, by or against the GMC Parties to be placed against this Agreement or their interest in the Property, nor grant any other right or interest in or to the Property, without the prior written consent of Fabled, which consent may be withheld in its sole discretion.

6.	INDEMNIFICATION

6.1	The Fabled Parties’ Indemnification of the GMC Parties. The Fabled Parties shall jointly and severally defend, indemnify and save harmless the GMC Parties from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever that may be brought or made against the GMC Parties by any Person and all Losses that may be suffered or incurred by the GMC Parties arising out of or in connection with (a) the Fabled Parties’ activities on the Property including without limitation bodily injuries or death or damage to property, unless and to the extent due to the acts or omissions of the GMC Parties or their servants or agents, and (b) any environmental conditions associated with Fabled Mexico’s activities of, at, in or under the Property or of any facilities on the Property.

6.2	The GMC Parties’ Indemnification of the Fabled Parties. The GMC Parties shall jointly and severally defend, indemnify and save harmless the Fabled Parties and their Affiliates and their personnel from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever that may be brought or made against one or more of them by any Person and all Losses that may be suffered or incurred by them arising out of or in connection with or relating to, whether directly or indirectly:

(a)	any visits to the Property by the GMC Parties and their officers, employees, invitees and licensees including without limitation bodily injuries or death at any time resulting therefrom or damage to property except to the extent the same arises out of the negligence or misconduct of the Fabled Parties or their agents, servants or independent contractors; and

(b)	any activities or operations conducted by GMC Mexico on or with respect to the Property on or prior to the Closing Date, or any environmental condition associated with GMC Mexico’s activities of, at, in, or under the Property or of any facilities on the Property, on or prior to the Closing Date.

6.3	Indemnification Procedure. Either Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an “Indemnified Party”), which results from a claim by a third party or otherwise, shall give prompt notice to the other Party (the “Indemnifying Party”) of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve a Party of any of its indemnification obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim. The terms and provisions of this Article 6 shall survive the termination of this Agreement.

7.	DATA

7.1	Delivery of Data to Fabled. Concurrently with the execution of this Agreement, the GMC Parties will deliver or make available to Fabled copies of all relevant technical, economic, geological and other information of any nature within their possession or control and which they have the legal and contractual right to make available to third Persons, including without limitation any studies, reports, mining models, assays, drill hole data, geochemical reports, recovery reports and other information concerning the Property (the “Existing Data”).

8.	TERMINATION

8.1	This Agreement shall forthwith terminate in circumstances where:

(a)	Subject to Section 8.2, the Fabled Parties fail to make the Cash Payments, issue the Consideration Shares, advance the GMC Option Payments or pay the Annual Holding Costs as required in Section 4.2 of this Agreement and within the time periods contemplated by Sections 4.2 and 4.6 hereof;

(b)	The Fabled Parties breach any other covenants herein which are not timely cured under Section 8.2;

(c)	Fabled gives thirty (30) days’ notice of termination to GMC which it shall be at liberty to do at any time;

(d)	The Fabled Parties do not exercise the Option during the Option Period; or

(e)	the Parties mutually agree in writing.

8.2	Notice to Cure. Notwithstanding anything in this Agreement to the contrary if any Party (a “Defaulting Party”) is in default of any requirement herein set forth the Party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, (a) in the event of a default in making any required payment hereunder, if within five (5) days after failing to make the Cash Payments, advance the GMC Option Payments or pay the Annual Holding Costs as required under Sections 4.2 and 4.6 of this Agreement, the Fabled Parties make such payments, or (b) in the event of any other default hereunder, unless thirty (30) days after the giving of notice of default by the affected Party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance, and if the Defaulting Party fails within such periods to cure (with respect to defaults under clause (a) above) or to take reasonable steps to cure (with respect to defaults under clause (b) above) any such default, the affected Party shall be entitled to terminate this Agreement or to seek any other remedy it may have on account of such default.

8.3	Actions Following Termination of Agreement. If this Agreement is terminated pursuant to Section 8.1 Fabled shall:

(a)	pay to Golden Mexico the amount of any Annual Holding Costs that are due within 30 days following the date of termination;

(b)	provide evidence of performance of Operations that would qualify as assessment work for the current applicable time period to GMC Mexico; and

(c)	promptly following such termination, and no later than ninety (90) days thereafter, reclaim and remediate the Property in respect of Fabled’s directed activities on the Property, in substantial compliance with Laws, but Fabled shall have no obligation to reclaim and remediate any environmental conditions that existed prior to the Closing Date, except to the extent redisturbed by its activities hereunder.

For the avoidance of doubt if this Agreement is terminated prior to the date any Cash Payment pursuant to Section 4.2 becomes due Fabled will have no liability to make such payment. Notwithstanding any termination of this Agreement, GMC shall be entitled to receive and retain (i) all Cash Payments that are due and payable, or paid, prior to such termination and (ii) all of the Consideration Shares.

8.4	Return of Data. As soon as practicable upon the termination of this Agreement, if the Fabled Parties have not exercised the Option, they shall return to GMC any of the Existing Data furnished to the Fabled Parties by the GMC Parties. At such time, Fabled shall make available to GMC for examination and copying all information relating to title to the Property or environmental conditions at or pertaining to the Property, and all surveys, maps, drill hole logs, samples, sample locations, geological, geophysical, geochemical and engineering data from the Property, as well as assays developed by Fabled with respect to the Property during the term of this Agreement and not previously made available to GMC.

8.5	Release. Upon termination of this Agreement during the Option Period, if Fabled Mexico has not exercised the Option, the Fabled Parties shall provide the GMC Parties with a written release, in recordable form, of their rights hereunder with respect to the Property.

8.6	Surrender of Possession and Removal of Equipment. Upon termination of this Agreement, if the Fabled Parties have not exercised the Option, Fabled Mexico shall surrender possession of the Property, subject to the condition that it shall have the right at any time within six months after such surrender or termination of this Agreement to remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on the Property by Fabled Mexico. Title to such property not removed within the time period set forth above shall, at the election of GMC, pass to GMC Mexico, or GMC Mexico may have such property removed from the Property, in which case the Fabled Parties shall be obligated to promptly reimburse the GMC Parties for the costs of such removal.

9.	RESTRICTION ON ASSIGNMENT

9.1	Restriction of GMC’s Transfer. The GMC Parties may not Transfer all or any part of their rights and interests in or with respect to this Agreement or the Assignment Agreements without the prior written consent of the Fabled, save and except to an Affiliate, which in such case the consent of the Fabled will not be required.

9.2	Restriction on Fabled’s Transfer. Save and except as expressly permitted in accordance with this Agreement, the Fabled Parties may not Transfer, or agree to Transfer, any of their rights and interests in or with respect to the Property and under, or by virtue, of this Agreement or the Assignment Agreements without the prior written consent of GMC, which consent GMC may withhold in its sole discretion, and any such Transfer shall be void unless the Fabled Parties comply with the provisions of this Article 9.

9.3	Transfer to an Affiliate. Each of the Fabled Parties shall have the right without restriction to Transfer all its respective rights and interests in or with respect to the Property to an Affiliate of Fabled without the prior written consent of GMC and provided that such Affiliate first complies with the provisions of Section 9.5 and agrees with GMC in writing to retransfer such rights and interests to Fabled or another Affiliate of Fabled before ceasing to be an Affiliate of Fabled. For the avoidance of doubt the Transfer by the Fabled Parties to an Affiliate shall not have the effect of transferring or extinguishing Fabled’s obligations under this Agreement which shall continue until such time as this Agreement has been terminated or as otherwise set out in this Agreement.

9.4	Restrictions on Indirect Transfers. Fabled may not Transfer, or agree to Transfer, directly or indirectly, any of its rights and interests in Fabled Mexico, or any subsequent Affiliate to which a Transfer is made under Section 9.3 hereof, without the prior written consent of GMC, which consent GMC may withhold in its sole discretion. Fabled Mexico, or any subsequent Affiliate to which a Transfer is made under Section 9.3 hereof, shall not, and Fabled shall not permit the Fabled Mexico, or any subsequent Affiliate to which a Transfer is made under Section 9.3 hereof, or any other wholly or partially owned subsidiary of Fabled that holds, directly or indirectly any shares of the Fabled Mexico, including but not limited to the Fabled Nominee Shareholder, or any subsequent Affiliate to which a Transfer is made under Section 9.3 hereof,, to issue any shares or other securities to any Person save and except Fabled, without the prior written consent of GMC, which consent GMC may withhold in its sole discretion. Notwithstanding anything contained in this Article 9, nothing in this Agreement shall prevent Fabled itself from undertaking a change of control, merger, amalgamation, a sale of assets other than the Property or the Existing Data, or any other corporate transaction and no such transaction shall trigger any right of consent on the part of GMC hereunder.

9.5	Transferee to Execute Counterpart. A Party transferring its rights and interests as permitted or required by this Agreement shall require any transferee to execute a counterpart of this Agreement and thereby to agree to be bound by the contractual terms hereof in the same manner and to the same extent as though a Party hereto in the first instance.

10.	NOTICES

10.1	Notices. All notices, payments and other required communications (“Notices”) to one of Fabled Parties or the GMC Parties by the other shall be in writing and shall be addressed respectively as follows:

If to the Fabled Parties

Fabled Silver Gold Corp.
480 – 1500 West Georgia Street
Vancouver, British Columbia V6G 2Z6
E-Mail: david@fabledfco.com
Attention: Chairman

If to the GMC Parties

Golden Minerals Company
350 Indiana Street, Suite 650
Golden, Colorado, 80401
Email: warren.rehn@goldenminerals.com
Attention: Warren Rehn, CEO

All Notices shall be given (1) by personal delivery or delivery by commercial courier to the addressee, or (2) by electronic communication, or (3) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery or commercial courier on the date of delivery on a Business Day before 5:00pm (in the place of delivery), and, if not delivered on a Business Day before 5:00pm (in the place of delivery), on the next Business Day following delivery, (2) if by electronic communication, on the date of delivery if delivered on a Business Day before 5:00pm (in the place of delivery), and, if not delivered on a Business Day before 5:00pm (in the place of delivery), on the next Business Day following delivery, and (3) if solely by mail on the next Business Day after actual receipt. A Party may change its address by Notice to the other Party.

10.2	Payments. All payments by Fabled to GMC under this Agreement shall be made by wire transfer in immediately available funds to an account designated by GMC, on or before the date on which such payment is to be made.

11.	CONFIDENTIALITY

11.1	Obligation of Confidentiality. Subject to Section 11.2 and Section 12.5, all information received or obtained by any Party hereunder or pursuant hereto shall be kept confidential by it and no part thereof may be disclosed or published without the prior written consent of the other except: (a) to such Party’s Affiliates and its and its Affiliates’ representatives who have a need to know such information; and (b) such information as may be required to be disclosed or published by Law or applicable stock exchange rule, provided that any such required disclosure shall be strictly limited in scope and content to the extent reasonably possible; and except that either Party may disclose information to any Person or Persons with whom it proposes to contract pursuant to Section 12.1 or 12.3 (as applicable) and who have agreed in writing to hold the same in confidence to the same extent as the Parties are obligated under this Section 11. The Party making any disclosure of information under this Section 11.1 shall be fully responsible for and defend and indemnify the other Party for all Losses incurred by the other Party in connection with any disclosure of such information made by any third Person to whom such disclosure is made. The terms and provisions of this Article 11 shall survive the termination of this Agreement for a period of two years after the effective date of such termination.

11.2	Exclusions from Confidential Information. Confidential information shall not include the following:

(a)	information that, at the time of disclosure, is in the public domain;

(b)	information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the recipient;

(c)	information that the recipient can show already was in the possession of the recipient at the time of disclosure;

(d)	information that the recipient can show was received by it after the time of disclosure, from a third party who was under no obligation of confidence to the disclosing Party at the time of disclosure.

11.3	No Disclosure of Agreement. Except as required by Law or securities regulatory authority, neither Fabled nor GMC shall make any public announcements or statements concerning this Agreement or the Property without the prior approval of the other, not to be unreasonably withheld.

11.4	Public Announcements. The text of any public announcements or statements including news releases which a Party intends to make pursuant to the exception in Section 11.1 shall be made available to the other Party not less than five Business Days prior to publication and the other Party shall have the right to make suggestions for changes therein.

11.5	Liability for Announcement. In providing its consent of a public announcement or statement, a Party does not thereby assume any liability or responsibility for the contents thereof, which shall be the sole responsibility of the disclosing Party, and the disclosing Party shall indemnify, defend and save the other Party harmless from any Losses it may incur in that regard. This provision shall survive expiration or earlier termination of this Agreement.

11.6	Consequential Damage. Except in the case of fraud, gross negligence or willful misconduct, and despite any other provision of the Agreement to the contrary, no Party or its Affiliates will be liable to the other Party or its Affiliates for or in relation to any indirect or consequential loss, liability or damage, including:

(i)	loss of use of property which has not been physically lost, damaged or destroyed;

(ii)	loss of reputation, goodwill or any opportunity;

(iii)	business interruption, loss of actual or anticipated revenue, income or profits; or

(iv)	special damages, however arising and despite any knowledge, awareness, expectation, representation, reliance or dependency on the part of either Party at the time of entry into the Agreement, under or in connection with it.

12.	AREA OF INTEREST

12.1	Area of Interest. The Area of Interest shall be that area within five kilometers of the outermost circumambient boundaries of the Property as of the Closing Date.

12.2	Acquisition Within the Area of Interest. If at any time during the term of the Agreement either the Fabled Parties or any Affiliates or the GMC Parties or any Affiliates (in this Section only called the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mineral disposition, mining claim, license, lease, grant, concession, permit, patent, or other mineral property or surface rights or water rights located wholly within the Area of Interest (collectively, “Acquired Rights”), the Acquiring Party shall forthwith give Notice to the other (the “Other Party”) of that staking or acquisition, the cost thereof and all details in possession of that Party with respect to the nature of the Acquired Rights and the known mineralization.

12.3	Election by Other Party. The Other Party may, within 30 days of receipt of the Acquiring Party’s Notice, elect, by Notice to the Acquiring Party, to require that the Acquired Rights and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement (except that, with respect to any Acquired Rights acquired by the Fabled Parties or any Affiliates, such Acquired Rights shall not constitute a part of the Property with respect to the representations and warranties set forth in Section 2.1 or the indemnity obligations of the GMC Parties set forth in Section 2.4). If Fabled Mexico has acquired any such Acquired Rights which become part of the Property, and then elects not to or fails to timely exercise the Option, Fabled Mexico shall, promptly upon receipt of written request from GMC Mexico, convey those Acquired Rights to GMC Mexico, free and clear of all Encumbrances arising by, through or under the Fabled Parties, pursuant to conveyance documents acceptable to the Parties and their respective Mexican counsel, acting reasonably.

12.4	If Election not made by Other Party. If the Other Party does not make the election aforesaid within that period of 30 days, the Acquired Rights shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

12.5	Freedom to Use Data and Information. Each Party acknowledges that the other Party may be actively exploring and acquiring mineral properties in the vicinity of the Property and elsewhere and, subject only to the provisions in Sections 12.1 to 12.4, notwithstanding anything else to the contrary in this Agreement or in law or equity, neither this Agreement nor the delivery of any data contemplated hereunder to a Party will in any way restrict or limit or result in a restriction or limitation on that Party’s freedom to use such data and any and all information derived from Operations hereunder to explore for and acquire mineral properties through option, joint venture, staking or otherwise now or in the future, within or outside the Property, and each Party shall be free to use such data and all information derived from Operations hereunder for such purposes or any purpose without restriction or obligation to the other Party.

13.	MISCELLANEOUS

13.1	Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the Fabled Parties and the GMC Parties with respect to the Property and/or the Other Assets, including the Letter of Intent (subject only to the provisions of Section 13.4) and constitutes the entire agreement between the Parties with respect to the Property and the Existing Data.

13.2	Void or Invalid Provision. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

13.3	Recording. The Assignment Agreements shall be recorded with the relevant Governmental Agency to the extent that such recording is allowed under the Mining Law or any other applicable Law. Each Party will cooperate to make all filings with the relevant Governmental Agency necessary to record the Spanish language version of this Agreement. As soon as practicable following the Closing Date, the Parties shall register the Assignment Agreements in the Spanish and English language at the Mining Public Registry in Mexico.

13.4	Waivers. On the Closing Date the Parties hereby agree that all conditions precedent set out in the Letter of Intent have been met and expressly waive any conditions precedent set out in the Letter of Intent but not met as at the Closing Date (except to the extent such conditions precedent are set forth in this Agreement). Notwithstanding the foregoing the failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

13.5	Additional Documents. Each Party shall do and perform all such acts and things, and execute all such deeds, documents and writings, and give all such assurances, as may be reasonably necessary to give effect to this Agreement, including entering into, or causing GMC Mexico and Fabled Mexico to enter into, a Spanish language version of this Agreement if recommended by the Parties’ respective Mexican counsel.

13.6	Binding Effect. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Except as specifically set forth in Sections 2.4, 6.1 and 6.2, there are no third party beneficiaries under this Agreement.

13.7	Counterparts. This Agreement may be executed in counterparts and by electronic transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

13.8	Technical Reports. Where either Party hereto or any Affiliate (collectively, the “Discloser”) desires or is required by NI 43-101, to file a Technical Report (as defined in NI 43-101) with respect to the Properties, (a) the Discloser shall be entitled to prepare and file that Technical Report, and may include in that Technical Report all information concerning the Property that is required by applicable Law or stock exchange rule; (b) neither the non-disclosing Party nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available any Qualified Person (as defined in NI 43-101) to the Discloser; (c) the Discloser shall not designate the other Party or any associate, Affiliate or employee of or retained by the other Party, or any Qualified Person of the other Party, as the Qualified Person of the Discloser, without the prior written consent of the other Party; (d) the Discloser shall be responsible for the cost of preparing or providing the Technical Report; and (e) the non-disclosing Party shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Properties and shall be afforded a reasonable opportunity to review and the opportunity (but not the obligation) to require reasonable changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

13.9	Conflict. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Assignment Agreements, the terms and provisions of this Agreement shall control.

[Signature Page Follows]

FABLED SILVER GOLD CORP.

Per:
/s/ Peter Hawley
	Name:	Peter Hawley
	Title:	President and Chief Executive Officer

FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V.

Per:
/s/ Peter Hawley
	Name:	Peter Hawley
	Title:	Director

GOLDEN MINERALS COMPANY

Per:
/s/ Warren Rehn
	Name:	Warren Rehn
	Title:	Chief Executive Officer

MINERA DE CORDILLERAS, S. DE R.L. DE C.V.

Per:
/s/ Warren Rehn
	Name:	Warren Rehn
	Title:	Gerente Administrador

SCHEDULE A

Description of the Concessions

Part A

Contract of Mining Exploration and of Promise of Assignment of Rights and Obligations by and between Mr. Jose Alfredo Cervantes Rivera his wife, Ms. Claudia Guadalupe Peralta Alcaraz and Minera de Cordilleras, S. de R.L. de C.V., dated August 4, 2017.

Matamoros, Chihuahua Area	Title/Concession #	Year Concession Awarded	Year Concession Expires	Concession Area (Hectares)
Maria	226591	02/01/2006	02/01/2056	10.84
Martia III	231703	04/14/2008	04/14/2058	41.97
Maria II Frac. I	230200	07/30/2007	07/30/2057	24.33

Part B

Contratos de Exploración de Minera Con Derecho a Explotación de Minerales y de Promesa de Cesión de Derechos by and between Joaquin Rolando Chavez Gonzalez and Minera de Cordilleras, S. de R.L. de C.V., dated November 9, 2018.

Santa Barbara, Chihuahua Area	Title/Concession #	Year Concession Awarded	Year Concession Expires	Concession Area (Hectares)
Santa Maria	216532	05/16/2002	05/16/2052	17.97
Punto Com	228022	09/28/2006	09/28/2056	5.96

SCHEDULE B

Underlying Royalty and Underlying Royalty Claims

Underlying Royalty

1.	Net smelter returns royalty of 2% pursuant to the Contract of Mining Exploration and of Promise of Assignment of Rights and Obligations by and between Mr. Jose Alfredo Cervantes Rivera his wife, Ms. Claudia Guadalupe Peralta Alcaraz and Minera de Cordilleras, S. de R.L. de C.V., dated August 4, 2017.

Underlying Royalty Claims

1.	In respect of Underlying Royalty 1 above:

Matamoros, Chihuahua Area	Title/Concession #	Year Concession Awarded	Year Concession Expires	Concession Area (Hectares)
Maria	226591	02/01/2006	02/01/2056	10.84
Martia III	231703	04/14/2008	04/14/2058	41.97
Maria II Frac. I	230200	07/30/2007	07/30/2057	24.33

SCHEDULE C
NET SMELTER RETURN ROYALTY AGREEMENT

THIS AGREEMENT made as of the ___day of, __________, ______ (the “Effective Date”)

BETWEEN:

MINERA DE CORDILLERAS, S. DE R.L. DE C.V.

(hereinafter called “Royalty Holder”)

AND:

FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V.

(hereinafter called “Fabled Mexico”)

AND:

FABLED SILVER GOLD CORP.

(hereinafter called “Fabled”)

(together Fabled and Fabled Mexico are the “Payor”)

WHEREAS Fabled Mexico is the legal and beneficial owner of the Property and Fabled is the beneficial owner of 100% of the shares of Fabled Mexico (save and except for one share held by a Fabled nominee shareholder);

AND WHEREAS the Payor has agreed to grant and pay a net smelter return royalty on all Products derived from the Property to and in favour of the Royalty Holder, on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration for the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), it is hereby agreed by and among the Parties as follows:

1.	INTERPRETATION

1.1	For the purpose of this Agreement, including the recitals hereto, unless expressly stated or the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Affiliate” means, with respect to any person, any person which directly or indirectly Controls, or is Controlled by, or is under common Control with, that person;

(b)	“Allowable Deductions” for a calendar quarter means the following costs, charges, expenses and deductions actually incurred by Payor during such calendar quarter in connection with the smelting, refining and/or sale of Product removed from the Property:

(i)	smelting and refining charges and penalties, including all costs of assaying, analyzing, sampling or representation, umpire charges, metal deductions and losses, penalties for impurities and charges for treating, refining, storing and handling the Product levied by any smelter or refinery;

(ii)	costs of transporting Product (including loading, freight, insurance, security, storage or stockpiling, transportation, shipping, taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of transportation) from the Property or from a concentrator, whether situated on or off the Property, to any smelter or refinery;

(iii)	sales, use, severance, excise or any other taxes, customs duties or other charges of any Governmental Authority, but not including royalties, payable in respect of the production, removal, sale, processing, import, export, transportation or disposition, value or quantity of Product, but excluding income taxes of the Payor or its Affiliates or other operators of the Property, or sales or goods and services taxes payable by the purchaser or purchasers of the Product; and

(iv)	reasonable marketing and other sales costs and fees actually incurred in selling the Product, including sales commissions, insurance, consignment, agency fees and brokerage costs and fees and that are paid and/or incurred by the Payor or its Affiliates with respect to Product.

provided that if smelting or refining is carried out in facilities owned or controlled, in whole or in part, by the Payor or its Affiliates, then the Allowable Deductions shall include the lesser of: (A) the amount that the Payor would have incurred if such smelting or refining were carried out at facilities not owned or controlled by the Payor then offering comparable services for comparable products on prevailing terms and (B) the actual charges and costs incurred by the Payor with respect to such smelting or refining;

(c)	“Area of Interest” means that area within five kilometers of the outermost circumambient boundaries of the Property as they existed on December 4, 2020,

(d)	“Auditor” has the meaning ascribed to it in Section 3.4;

(e)	“Business Day” means any day, save and except a Saturday, Sunday or statutory holiday in Toronto, Ontario, on which commercial banks are open for business;

(f)	“Canadian GAAP” means accounting principles generally accepted in Canada, which are applicable as at the date on which any applicable calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

(g)	“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting shares, interests or securities, or by contract, voting trust or otherwise, and “Controlled” and “Controlling” shall have corresponding meanings;

(h)	“Governmental Authority” means any governmental authority having jurisdiction in respect of the matters in this Agreement, including the governments of Mexico, the United States, Canada and any political subdivision thereof and includes any agency, department, commission, board, bureau, court or other authority thereof, or any other body exercising, any executive, legislative, judicial, administrative, regulatory or taxing authority or power of any nature and having actual jurisdiction in respect of the matters in this Agreement;

(i)	“Governmental Authorization” means any permit, licence, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement;

(j)	“Gross Revenues” in any calendar quarter means the amount of revenues actually received by, or with respect to Trading Activities, credited to the account of, the Payor or its Affiliates during that calendar quarter from the sale of Product to a person save and except an Affiliate of the Payor, or any insurance proceeds received by the Payor in respect thereof. For purposes of calculating Gross Revenues in the event the Payor, in connection with any Trading Activities, elects not to sell any portion of any gold or silver extracted and produced from the Property, but instead elects to have the final product of any such gold or silver credited to or held for its account with any smelter, refiner or broker, such gold will be deemed to have been sold at the London P.M. fix for gold (or the London A.M. fix if there is no London P.M. fix on the day in question) as quoted in the Financial Times (or such other source as is mutually agreeable if the information is no longer available from the Financial Times), on the day such gold is actually credited to or placed in the Payor’s account, and such silver will be deemed to have been sold at the London fix for silver (as quoted in the Financial Times, or such other source as is mutually agreeable if the information is no longer available from the Financial Times) on the day such silver is actually credited to or placed in the Payor’s account;

(k)	“Legal Requirement” means any applicable law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, and the terms of any Governmental Authorization;

(l)	“Materials” has the meaning ascribed to it in Section 2.5;

(m)	“Mining Rights” means all mining rights with respect to the Property, and any other applicable mining claim, mining concession, mining lease, mining licence and mining right;

(n)	“Net Smelter Returns” for a calendar quarter means the amount determined by subtracting the Allowable Deductions for the calendar quarter from the Gross Revenues for the calendar quarter;

(o)	“NI 43-101 compliant resource estimate” means an estimate of mineral resources made in compliance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

(p)	“Party” means the Payor or the Royalty Holder and “Parties” means the Payor and the Royalty Holder, collectively;

(q)	“Payment Date” for the Royalty in respect of a calendar quarter means the 30th day after the end of that calendar quarter or, if such day is not a Business Day, the Business Day that next follows;

(r)	“Payor” has the meaning set forth in the recitals hereto;

(s)	“Product” means any ores, concentrates, precipitates, doré, cathodes, leach solutions, refined metal or any other primary, intermediate or final products or any other product containing economically recoverable minerals obtained from ore mined, produced or extracted from the Property; for greater certainty, subject to Section 5, “Product” does not include any ores, concentrates, precipitates, doré, cathodes, leach solutions, refined metal, products or any other product containing minerals that are mined, produced or extracted from any property other than the Property even if such ores, concentrates, precipitates, doré, cathodes, leach solutions, refined metal, products or any other product containing minerals are processed, stored or stockpiled in any way on the Property;

(t)	“Property” means the property described in Schedule A annexed hereto and forming an integral part hereof and any property acquired by the Payor within the Area of Interest;

(u)	“Royalty” means the percentage of Net Smelter Returns to which the Royalty Holder is entitled under Section 2(a); and

(v)	“Royalty Holder” has the meaning set forth in the recitals.

(w)	“Trading Activities” has the meaning set forth in Section 2.6.

1.2	In this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to a “Section” or “Schedule” followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(c)	the division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	the terms “Party” and “the Parties” refer to a party or the parties to this Agreement;

(e)	words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(f)	unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(g)	the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(h)	reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(i)	unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)	whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3	Time shall be of the essence of this Agreement.

1.4	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

1.5	The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

1.6	If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.7	Unless otherwise indicated, all dollar amounts in this Agreement are expressed in US currency.

2.	GRANT, CALCULATION AND PAYMENT OF ROYALTY

2.1	The Payor hereby grants and agrees to pay to the Royalty Holder, its successors and assigns, a royalty in respect of each applicable calendar quarter equal to the Relevant Percentage multiplied by the Net Smelter Returns for such calendar quarter.

2.2	For certainty, the Royalty shall be calculated and payable by the Payor on all quantities of Product produced from the Property where the Payor receives any proceeds or is credited with any proceeds or metals by any smelter or refiner.

2.3	The obligation to pay the Royalty shall accrue once the Payor has received actual payment or credit for the sale or other disposition of Product. The amount of the Royalty payment due to the Royalty Holder in respect of any calendar quarter shall be paid to the Royalty Holder on the Payment Date by the delivery to the Royalty Holder of a certified cheque, bank draft or wire transfer (as directed by the Royalty Holder in writing in its sole and absolute discretion, subject to applicable Legal Requirements) in the amount owed. Subject to applicable Legal Requirements, all Royalty payments hereunder shall be made in US dollars and shall not be offset by the amounts of taxes (if any) which the Payor is required to withhold and remit under Legal Requirements to any relevant Governmental Authorities. Any Royalty payment not timely made shall bear interest from the due date through the date of actual payment at an annual rate of 10%, calculated and compounded monthly.

2.4	At the time each Royalty payment is made, the Payor shall deliver to the Royalty Holder a statement setting forth (i) the quantities and grades of Product produced and sold or deemed sold by or credited to the account of the Payor in the applicable calendar quarter, (ii) the Gross Revenues for Product on which the Royalty is calculated in the applicable calendar quarter, (iii) the applicable Allowable Deductions, and (iv) such other pertinent information in sufficient detail to explain the calculation of the Royalty Payment.

2.5	All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively, “Materials”) resulting from the Payor’s operations and activities on the Property shall be the sole property of the Payor, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Products. Notwithstanding the foregoing, the Payor shall have the right to dispose of Materials from the Property on or off the Property and to commingle the same with materials from other properties. If Materials are processed or reprocessed, as the case may be, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best mine processing and technical practices then available

2.6	The Royalty Holder acknowledges that the Payor shall have the right to market and sell or refrain from selling refined gold, silver and other metals produced from the Property in any manner it may elect, and that the Payor shall have the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”), which may involve the possible delivery of gold, silver or other metals produced from the Property, and that the Royalty Holder shall not be entitled to participate in the proceeds, or be obligated to shares in any losses, generated by the Payor’s actual marketing or sales practices or by its Trading Activities. The Payor shall have no obligation, express or implied, to engage (or not) in any Trading Activities with respect to Product. Proceeds received or losses incurred by the Payor from any such Trading Activities shall not be considered in calculation of Gross Revenues or Allowable Deductions.

3.	ACCOUNTING MATTERS

3.1	All calculations relating to the Royalty payments to be made to the Royalty Holder hereunder shall be carried out on a consistent basis in accordance with Canadian GAAP to the extent that such principles are not inconsistent with the provisions of this Agreement. In the event of any inconsistency between Canadian GAAP and the provisions of this Agreement, the latter shall prevail.

3.2	The Payor will cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of the Royalty payments payable to the Royalty Holder hereunder. Upon not less than 10 Business Days’ prior written request from the Royalty Holder, duly authorized representatives of the Royalty Holder (which may include representatives of the Royalty Holder’s auditors) shall be entitled, at the Royalty Holder’s cost and expense, not more frequently than once per calendar year, unless previous audits have revealed a payment discrepancy in excess of 5%, to inspect and audit such books of account, records and supporting materials and the opportunity to discuss issues raised by its audit with the Payor, for the purposes of confirming any information contained in a statement delivered to the Royalty Holder pursuant to Section 2.4.

3.3	Any payment made hereunder shall be considered final and in full satisfaction of all obligations of the Payor hereunder in respect of that payment unless the Royalty Holder provides written notice of its objection to the Payor within 24 months after the receipt by the Royalty Holder of a statement prepared in compliance with Section 2.4 that relates to that payment.

3.4	If a dispute arises with respect to the calculation of the Royalty, the Parties shall use their best endeavors to successfully settle the matter. To this effect, they shall consult and negotiate with each other to reach a resolution satisfactory to both Parties, failing which the Parties shall promptly retain a third party accounting firm mutually agreed between the Royalty Holder and the Payor and experienced in the calculation of royalties of the nature of the Royalty (an “Auditor”) to conduct an audit solely in respect of the payment(s) in dispute. The Auditor will reach a conclusion on the dispute within 90 days of its appointment and the decision of the Auditor will be binding on the Parties.

3.5	If the Parties agree or the Auditor determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next Royalty payment due under this Agreement. If production has ceased, settlement will be made between the Parties by cash payment within 10 Business Days of the determination by the Auditor.

3.6	Any audit or other examination permitted under this Agreement shall be completed diligently. All expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless such audit or examination determines, or the Parties agree, that the discrepancies in the calculation of the Royalty payment that are challenged by the Royalty Holder are more than five percent (5%) of the correct value of the Royalty payment, as determined by the audit, in which case the Payor shall be responsible for the expenses of that particular audit or other review or examination.

4.	OPERATIONS

4.1	The Payor may, but is not obliged to stockpile, store, treat, mill, sort, concentrate, refine or otherwise process, beneficiate or upgrade Product at sites located on or off the Property, prior to sale, transfer or conveyance to a purchaser, user or consumer. If the Payor elects to stockpile, store or place and such materials on property other than the Property, the Payor shall first secure from the property owner a written agreement, in recordable form, and irrevocable so long as any such materials are on such property, which provides, inter alia, that (a) the Royalty Holder’s rights in such materials pursuant to this Agreement shall continue in full force and effect; (b) the Royalty Holder’s rights in and to such materials shall be the same as if the materials were situated on the Property; and (c) the Royalty Holder’s rights in such materials shall have precedence over the rights of the property owner, as well as the creditors of the property owner.

4.2	In the event the Payor sells or otherwise disposes of Product to an Affiliate of the Payor or to any shareholder of the Payor, then those sales or dispositions will be deemed, for purposes of this Agreement, to have been sold at prices and on terms no less favourable to the Payor than those which would be extended by an unaffiliated third party in an arm’s length transaction under similar circumstances.

5.	GENERAL ROYALTY MATTERS

5.1	If Product is produced from the Property, such activities may occur as part of a single operation with other mining properties owned by the Payor or its Affiliates or in which the Payor or its Affiliates have a direct or indirect interest, in which event the Parties agree that (notwithstanding separate ownership thereof) ores, metals, minerals or mineral products mined therefrom may be mixed or commingled with ores, metals, minerals or products from other properties (“Other Materials”) at the time of mining or at any time thereafter and the Royalty shall be paid hereunder only with respect to Product mined or derived from the Property; provided, however, that the Payor or its Affiliates shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall determine the weight or volume of and sample and analyse/assay all such Product, and the Other Materials, before the same are so mixed or commingled. Any such determination of grade, weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic procedures and practices consistently applied. The weight or volume and the analysis so derived shall be used as the basis of proportionate allocation of payments in the event of a sale of Product so mixed or commingled. In addition, comparable procedures may be used by the Payor to apportion among any commingled Product and Other Materials any penalties and other charges and deductions, if any, imposed by the smelter, refiner or purchaser of such Product. Representative samples of the Product and Other Materials shall be retained by the Payor and any commingling shall not disproportionately disadvantage the Royalty Holder’s interest in such Product relative to the Payor’s interest in such Other Materials, including any disadvantage on recovery of any payable metal contained in such Product or Other Materials. The Payor shall keep records showing moisture, assays of metal, commercial minerals, and other appropriate content and penalty substances and gross metal content of Product and records showing appropriate content of Other Materials (and shall provide copies of the same to Grantee under Section 3.2). Following the expiration of the period for objection described above in Section 3.3, and absent timely objection, if any, made by the Royalty Holder, the Payor may dispose of the materials and data required to be kept and produced by this Section 5.1.

5.2	The Payor shall use commercially reasonable efforts to ensure that customary and usual practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors for the Products and other materials not from the Property, and shall record such data in order to determine the amount of economically recoverable materials extracted or derived from such minerals, metals and concentrates and materials not from the Property.

5.3	For the purpose of determining the amount of the Royalty payments required to be made to the Royalty Holder pursuant to Section 2, where applicable, all receipts and disbursements in a non-US currency will be converted into US currency on the basis of the noon rate of exchange quoted by the Bank of Montreal on the Business Day immediately preceding the date of receipt or disbursement, as the case may be.

5.4	Neither the Payor nor any of its Affiliates shall have any obligation of any nature whatsoever pursuant to this Agreement to conduct exploration, development, production or mining activities or operations on or in respect of the Property. For certainty the Royalty Holder acknowledges and agrees that all decisions regarding the methods, procedures and techniques of any: (i) exploration, development and mining related to the Property, including spending on capital expenditures; (ii) leaching, milling, processing or extraction; (iii) materials to be introduced on or to the Property; and (iv) sales of Product and terms thereof, shall be made by the Payor, in its reasonable discretion.

6.	REAL PROPERTY INTEREST

The Royalty shall attach to any amendments, relocations and conversions of any Mining Rights, including any tenement, licence, lease, concession, mining claim or right, permit or other tenure comprising the Property or Mining Rights, or to any renewals or extensions thereof. The Royalty shall be a real property interest that runs with the Property and the Mining Rights and shall be binding upon the Payor, its successors and permitted assigns and any other successor in interest or title and other right of ownership of the Property or the Mining Rights or both. Royalty Holder shall be entitled to register this Agreement, or notice thereof, on the title to the Property and Payor shall execute such documents as may be necessary to effect such registration.

7.	ASSIGNMENT OF INTERESTS

7.1	The Royalty Holder may, at any time, without the consent of the Payor, assign, transfer or otherwise convey not less than all of its rights or obligations under this Agreement to any person or persons (including by way of security or encumbrance); provided, however, that that no such assignment, transfer or conveyance shall be effective unless the transferee has first executed and delivered to the Payor an instrument pursuant to which the transferee agrees to be bound by the terms hereof and by all of the liabilities and obligations of the transferor hereunder in the same manner and to the same extent as though the transferee was an original party hereto.

7.2	The Payor may sell, assign, transfer or otherwise convey or dispose of (including by way of security or encumbrance) all or a portion of the Property or the Mining Rights or any interest therein in any manner whatsoever, or assign, transfer or otherwise convey or dispose (including by way of security or encumbrance) of this Agreement or all or any of its rights or obligations hereunder, in whole or in part, in connection with any assignment, transfer or conveyance (including by way of security or encumbrance) of all or a portion of the Property or the Mining Rights or any interest therein in any manner whatsoever; provided, however, that that no such sale, assignment, transfer or conveyance shall be effective unless the transferee has first executed and delivered to the Royalty Holder an instrument pursuant to which the transferee agrees to be bound by the terms hereof and by all of the liabilities and obligations of the transferor hereunder in the same manner and to the same extent as though the transferee was an original party hereto.

7.3	Notwithstanding the foregoing, no transfer, assignment, or conveyance or any rights or obligations under this Agreement will be made by either party to any person who is deemed a listed person under the Consolidated United Nations Security Council Sanctions List or the Consolidated Canadian Autonomous Sanctions List.

8.	REPORTING OBLIGATIONS OF PAYOR and Inspection Rights

8.1	The Payor shall keep the Royalty Holder advised of all Mining Operations on the Property by submitting in writing to the Royalty Holder (i) quarterly progress reports (to be delivered within 30 days after the end of each calendar quarter) in respect of mining Operations commencing for the calendar year ending after the Effective Date which report shall include all pertinent data including, without limitation, the status of the Work Program, a statement of Expenditures incurred, drill logs and assay results, survey results, geological and resource figures and production reports (an “Annual Report”); (ii) copies of all reports concerning mining Operations; and (iii) reports of all significant assay results as soon as assay results are available. At all reasonable times the Payor shall provide the representative of the Royalty Holder access to and the right to copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records and other information acquired in conducting operations.

8.2	Inspection. GMC Mexico and its authorized agents, at their sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Fabled Mexico’s safety rules and regulations, and in a reasonable manner so as not to interfere with Fabled Mexico’s operations, to go upon the Property for the purpose of confirming that Fabled Mexico is conducting its operations in the manner required by this Agreement.

9.	RETURN OF MINING CLAIMS TO BE ABANDONED BY PAYOR

9.1	The Payor may at any time abandon some or all of the Property provided that the Property, or portion thereof, to be abandoned (the “Abandoned Claims”) shall be in good standing for a period of at least six (6) months from the date the Payor notifies the Royalty Holder in writing that it is abandoning its interest in the Abandoned Claims and delivers all reports, maps and data in its possession with respect to the Abandoned Claims to the Royalty Holder (the “Abandonment Notice”). The Royalty Holder shall have the right, within thirty (30) days of receipt of the Abandonment Notice, to accept or reject some or all of the Abandoned Claims. If the Royalty Holder wishes to accept some or all of the Abandoned Claims (the “Accepted Claims”), it shall deliver notice in writing to the Payor setting out the particulars of the Accepted Claims and the Payor shall transfer the Accepted Claims to the Royalty Holder at the expense of the Payor within ten (10) days of receipt of such Acceptance Notice.

10.	MISCELLANEOUS

10.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the federal laws applicable therein (without regard to its laws relating to any conflicts of laws). The United Nations Vienna Convention on Contracts for International Sale of Goods shall not apply to this Agreement.

10.2	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered personally (including by courier service) or if sent by facsimile or sent by electronic mail in PDF format addressed as follows:

(a)	if to the Payor: Fabled Silver Gold Corp. 480 – 1500 West Georgia Street Vancouver, British Columbia V6G 2Z6 E-Mail: david@fabledfco.com Attention: Chairman

(b)	if to the Royalty Holder:

Minera de Cordilleras, S. de R.L. de C.V., c/o Golden Minerals Company
350 Indiana Street, Suite 650
Golden, Colorado, 80401
Email: warren.rehn@goldenminerals.com
Attention: Warren Rehn, CEO

Any such notice or other communication given in accordance with this Section, if delivered personally as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise it shall be deemed to be validly and effectively given on the next following Business Day. Any notice or communication which is transmitted by facsimile transmission or electronic mail as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such day is a Business Day and such transmission is received before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next following Business Day.

Any Party may at any time change its address for service from time to time by notice given in accordance with this Section 10.2.

10.3	Term. This Agreement shall continue in perpetuity. If any right, power or interest of either Party under this Agreement would violate the rule against perpetuities, as same may be amended or expressed by any relevant law or statute, then such right, power or interest shall terminate at the expiration of the earlier of (a) 99 years from the date hereof or (b) the termination of the period, if shorter than 99 years from the date hereof, that constitutes the longest period for which the right, power or interest could exist given the rule against perpetuities, as same may be amended or expressed by any relevant law or statute.

10.4	Successors and Assigns. This Agreement shall enure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

10.5	Further Assurances. Each of the Parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

10.6	Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Parties.

10.7	No Partnership. Nothing in this Agreement will be deemed to constitute any Party as the partner, agent or legal representative of the other Party. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership.

10.8	Waivers. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

10.9	No restriction of Competition. Except as expressly provided in this Agreement or any subsequent agreement in writing executed by the Parties, each Party will have the right to independently engage in and receive full benefits from business activities, whether or not competitive with the other’s activities, without consulting the other Parties. Notwithstanding any other provision of this Agreement, each Party will be free to acquire for its own account, free of any liability, duty or obligation to the other Parties arising out of this Agreement, any mineral rights located anywhere outside the Area of Interest, without regard to any doctrine of “corporate opportunity” or “business opportunity”.

10.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which, once executed, shall constitute an original and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first written above.

FABLED SILVER GOLD CORP.

Per:
Name:
Title:

FABLED SILVER GOLD MEXICO CORP, S.A. DE C.V.

Per:
Name:
Title:

MINAS DE CORDILLERAS, S. DE R.L. DE C.V.

Per:
Name:
Title:

SCHEDULE A
(to Schedule C)

Description of Property

SCHEDULE D

ASSIGNMENT AGREEMENts

[see attached]

CONTRATO DE EXPLORACIÓN Y PROMESA DE CESIÓN DE DERECHOS MINEROS QUE CELEBRAN POR UNA PARTE LA PERSONA MORAL FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SEÑOR LUC PELCHAT, Y POR LA OTRA PARTE, MINERA DE CORDILLERAS, S. DE R.L. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SEÑOR WARREN MICHAEL REHN MISMO QUE SUJETAN AL TENOR DE LAS SIGUIENTES DEFINICIONES, DECLARACIONES Y CLÁUSULAS:	EXPLORATION AGREEMENT WITH PROMISE TO ASSIGN MINING RIGHTS ENTERED INTO FORCE BETWEEN THE COMPANY FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., REPRESENTED IN THIS ACT BY MR. LUC PELCHAT AND ON THE OTHER HAND, MINERA DE CORDILLERAS, S. DE R.L. DE C.V., REPRESENTED IN THIS ACT BY MR. WARREN MICHAEL REHN; SUBJECT TO THE FOLLOWING DEFINITIONS, STATEMENTS AND CLAUSES:

D E F I N I C I O N E S:	D E F I N I T I O N S:

Las partes acuerdan que, para los efectos de este Contrato, las definiciones utilizadas en el mismo tendrán los siguientes significados:	Both parties agree that, for the purpose of this Agreement, the definitions used herein will have the following meanings:

FABLED: FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., así como sus causahabientes y cesionarios, y cualesquiera personas, sociedad o entidad jurídica, nacional o extranjera, que ésta designase para el ejercicio de cualquiera de los derechos derivados de este Contrato y que se encuentre legalmente capacitada para ello.	FABLED: FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., as well as its constituents, and any other individual, corporation or legal entity, domestic or foreign, that this would designate for the exercise of any of the rights derived from this Agreement and that is duly able to do so.

CORDILLERAS: MINERA DE CORDILLERAS, S. DE R.L. DE C.V., así como sus causahabientes y cesionarios, y cualesquiera personas, sociedad o entidad jurídica, nacional o extranjera, que ésta designase para el ejercicio de cualquiera de los derechos derivados de este Contrato y que se encuentre legalmente capacitada para ello.	CORDILLERAS: MINERA DE CORDILLERAS, S. DE R.L. DE C.V., as well as its constituents and any other individual, corporation or legal entity, domestic or foreign, that this would designate for the exercise of any of the rights derived from this Agreement and that is duly able to do so.

CONTRATO DE EXPLORACIÓN: El Contrato de Exploración Minera Con Derecho a Explotación de Minerales y de Promesa de Cesión de Derechos celebrado entre el señor Joaquín Rolando Chávez González (finado) y CORDILLERAS, de fecha 9 de noviembre de 2018, con respecto a las concesiones mineras Santa María, Título: 216532 y Punto Com Título: 228022, en trámite de inscripción ante el REGISTRO, copia del cual se adjunta a este documento como Anexo 1, formando parte integral del mismo.	EXPLORATION AGREEMENT: The Contract of Mining Exploration with Exploitation Rights and Promise of Assignment of Rights and Obligations entered into by and between Mr. Joaquin Rolando Chavez Gonzalez (deceased) and CORDILLERAS, dated November 9th, 2018, regarding the following mining claims: Concession named Santa María, Title number: 216532 and Concession named Punto Com, Title number: 228022, this last in process of being recorded against title with the REGISTRY, copy of such agreement is attach to this document as an Appendix 1, being an integral part of this document.

LOTES: Las concesiones mineras Santa Maria, título número: 216532, con vigencia hasta el 16 de mayo de 2052, ubicada en el Municipio de Santa Bárbara, Chihuahua, con una superficie de 17.9668 hectáreas; y Punto Com, título número: 228022, con vigencia hasta el 28 de septiembre de 2056, ubicada en el Municipio de Santa Bárbara, Chihuahua, con una superficie de 5.9595 hectáreas, copia de los títulos de concesión minera de dichos LOTES se adjunta a este documento como Anexo 2, formando parte integral del mismo.		LOTS: The mining concessions named Santa María, title number: 216532, effective until May 16, 2052, located in the Municipality of Santa Barbara, Chihuahua, and a surface area of 17.9668 hectares; and Punto Com, title number: 228022, effective until September 28, 2056, located in the Municipality of Santa Barbara, Chihuahua, with a surface area of 5.9595 hectares, copies of the mining certificates of the LOTS are attach to this document as an Appendix 2, being and integral part of this document.

SUCESIÓN DE JOAQUÍN CHÁVEZ: El juicio de sucesión legítima del señor Joaquín Rolando Chávez González, tramitado bajo el expediente número 354/20 ante el Segundo Juzgado de lo Civil, en la Ciudad de Chihuahua, Chihuahua, con respecto de sus bienes, incluyendo a los LOTES.		JOAQUÍN CHAVEZ ESTATE: The court procedure regarding the inheritance of Mr. Joaquin Rolando Chavez Gonzalez, held under file number 354/20 before the Second Civil Court, based in the City of Chihuahua, covering all of his assets, including the LOTS.

DERECHOS: Los derechos de exploración y explotación minera derivados de los títulos de concesión minera con respecto a los LOTES.		RIGHTS: Rights of exploration and exploitation derived from the title of mining concessions concerning the LOTS.

CONDICIONES: Las siguientes condiciones que cada una de partes, respectivamente, deberá de cumplir para que se puedan transmitir, en su caso, el 100% de los derechos y la titularidad de los LOTES a favor de FABLED:		CONDITIONS: The following conditions that each of the parties, respectively, shall fulfill in order to be able to transfer, if that is the case, the 100% of the rights and ownership of the LOTS in favor of FABLED:

1.	FABLED deberá estar debidamente capacitada para ser titular de concesiones mineras conforme a la LEY y su REGLAMENTO.	1.	FABLED shall be duly authorized in order to be holder of mining concessions in accordance with the LAW and its REGULATION.

2 .	CORDILLERAS deberá consignar el último pago previsto en el CONTRATO DE EXPLORACIÓN para el 9 de noviembre de 2020, en el juzgado ante el cual se está tramitando la SUCESIÓN DE DON JOAQUÍN CHÁVEZ, y con ello adquirir de manera fehaciente el 100% de los derechos y la titularidad de los LOTES, y convertirse en la titular registrada de los mismos ante el REGISTRO.	2.	CORDILLERAS shall deposit the last payment to acquire 100% of the ownership and rights of the LOTS, scheduled for November 9, 2020, before the court on which is being heard the ESTATE OF JOAQUÍN CHÁVEZ, and acquire reliably the 100% of the rights and ownership of the LOTS, and become the registered holder of the same before the REGISTRY.

3.	FABLED deberá pagar a CORDILLERAS todos y cada uno de los pagos previstos en la Cláusula Segunda inciso 5, del presente Contrato, y cumplir con todas sus obligaciones en los términos del presente Contrato.	3.	FABLED shall pay to CORDILLERAS each and all payments provided in the Clause Second, section 5, of this Agreement, and perform all of its obligations hereunder.

GRAVÁMENES PERMITIDOS: con respecto a los LOTES, (i) Gravámenes por evaluación, obligaciones de pago por indemnizaciones laborales o cualesquiera previstas en la legislación laboral y de previsión social, cargas o gravámenes impuestos por cualquier autoridad gubernamental, y que no estén todavía vencidas; (ii) Gravámenes por créditos fiscales que no estén aún vencidos; (iii) ocupaciones temporales, servidumbres, derechos de paso y otros derechos, reservaciones, condiciones, limitaciones, comodatos o restricciones que no interfieran materialmente con, materialmente afectar o materialmente impedir la operación en los LOTES; (iv) Gravámenes provenientes de, o solicitados por una persona o entidad distinta a CORDILLERAS; y (v) los derechos reservados o conferidos a cualquier autoridad gubernamental que controle o regule a los LOTES.		PERMITTED ENCUMBRANCES: with respect to the LOTS, (i) Encumbrances for assessments, obligations under workers compensation or other social welfare legislation or other requirements, charges or levies of any governmental authority, in each case not yet overdue; (ii) Encumbrances with respect to taxes that are not yet due and payable; (iii) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the LOTS; (iv) Encumbrances arising by, through or under a person or entity other than CORDILLERAS; and (v) the rights reserved to or vested in any governmental authority to control or regulate the LOTS.

LEY: Ley Minera.		LAW: Mining Law

REGLAMENTO: Reglamento de la Ley Minera.		REGULATION: Regulations of the Mining Law.

REGISTRO: Registro Público de Minería.		REGISTRY: Mining Public Registry.

IVA: Impuesto al Valor Agregado.		IVA: Value Added Tax.

LFD: Ley Federal de Derechos.		LFD: Federal Fees Law.

LISR: Ley del Impuesto Sobre la Renta.		LISR: Income Tax Law.

D E C L A R A C I O N E S:		D E C L A R A T I O N S:

I. Declara el representante de CORDILLERAS bajo protesta de decir verdad que:		I.CORDILLERAS’s legal representative hereby states, under truthful oath that:

1.	Su representada es una sociedad minera, mexicana, constituida conforme a las Leyes de los Estados Unidos Mexicanos, de conformidad con la escritura pública número 42,114 de fecha 9 de noviembre de 1994, otorgada ante el licenciado Javier del Valle Palazuelos, Notario Público número 61 del Distrito Federal (ahora Ciudad de México), e inscrita en el Registro Público de la Propiedad y del Comercio de Agua Prieta, Estado de Sonora, el día 21 de diciembre de 1994, bajo el número 129, de la Sección Comercio, volumen dos, libro primero, con Registro Federal de Contribuyentes MCO941109LQ2, y legalmente capacitada para ser titular de concesiones mineras, así como explorar, explotar y ceder las mismas, de conformidad con lo establecido en la LEY, el REGLAMENTO y el CONTRATO DE EXPLORACIÓN, por lo tanto capacitada para celebrar el presente Contrato.	1.	The company he represents is a Mexican mining company, incorporated pursuant to the laws of the United Mexican States, as it shows in public deed number 42,114 dated November 9, 1994, certified and attested to by Mr. Javier del Valle Palazuelos, Notary Public number 61 for the Federal District (now Mexico City), and register with the Public Registry of Property and Commerce of Agua Prieta, State of Sonora, on December 21, 1994, under the entry 129, of the Commerce Section, volume two, book first, , with TAX ID Number MCO941109LQ2; with the capacity of holding mining concessions, as well as to explore, exploit, and assign mining concessions, pursuant to what is established in the LAW and its REGULATION and the EXPLORATION AGREEMENT, and therefore, duly authorized to enter into this Agreement.

2.	Tiene facultades suficientes para actuar en nombre y representación de CORDILLERAS, obligándola en los términos de este Contrato; facultades que a la fecha de la firma de estos documentos no le han sido revocadas o modificadas en forma alguna.	2.	Has full powers and faculties to represent CORDILLERAS, binding it under the terms of this Agreement; powers and faculties that have not been revoked or modified in any manner whatsoever, as of the date hereof.

3.	El CONTRATO DE EXPLORACIÓN se encuentra vigente, y CORDILLERAS al corriente respecto del cumplimiento de sus obligaciones establecidas en el mismo, al momento de celebrar el presente Contrato.	3.	The EXPLORATION AGREEMENT is in place, and CORDILLERAS is in full compliance in respect to its obligations under the said agreement, upon the execution of this Agreement.

	De conformidad con el Calendario de Pagos establecido en el CONTRATO DE EXPLORACIÓN, CORDILLERAS consignó la cantidad de $100,000.00 (cien mil 00/100) Dólares de los EUA, correspondientes el último pago para adquirir el 100% de los derechos y la titularidad de los LOTES, previsto para el 9 de noviembre de 2020 (el “Pago Final”), en el juzgado competente, toda vez que hasta la fecha, la SUCESIÓN DE JOAQUÍN CHÁVEZ no ha obtenido el nombramiento de Albacea respectivo y, por lo tanto, no está en posibilidad de recibir dicho pago ni celebrar el contrato definitivo de cesión de derechos previsto en el CONTRATO DE EXPLORACIÓN, a favor de CORDILLERAS.		Pursuant to the Schedule of Payments provided in the EXPLORATION AGREEMENT, CORDILLERAS made the $100,000.00 deposit (one hundred thousand 00/100) US Dollars, corresponding to the last payment to acquire 100% of the ownership and rights of the LOTS, scheduled for November 9, 2020 (the “Final Payment”), before the probate court, since JOAQUÍN CHÁVEZ ESTATE has not obtained the appointment of the corresponding Executor, as of the date hereof and therefore, said estate is not able to receive such payment nor enter into the definitive assignment of rights agreement provided in the EXPLORATION AGREEMENT.

4.	CORDILLERAS adquirió el derecho de exclusivo de explorar y explotar los LOTES y la promesa de cesión de derechos de los mismos, de conformidad con el CONTRATO DE EXPLORACIÓN.	4.	CORDILLERAS acquired the exploration and exploitation rights of the LOTS and the promise of assignment of rights of such according to the EXPLORATION AGREEMENT.

	En ese sentido, actualmente, CORDILLERAS es titular de los derechos de exploración y explotación sobre los LOTES.		In this sense, CORDILLERAS currently holds the exploration and exploitation rights over the LOTS.

	Asimismo, y de conformidad con la Cláusula Décima Tercera del CONTRATO DE EXPLORACIÓN, CORDILLERAS tiene la facultad y/o el derecho de ceder total o parcialmente los derechos adquiridos y reconocidos en dicho instrumento, sin necesidad del consentimiento del titular de los LOTES.		Likewise, and according to the Thirteenth Clause of the EXPLORATION AGREEMENT, CORDILLERAS is entitled to totally or partially assign the rights acquired and recognized in such agreement, without the consent of the holder of the LOTS.

5.	Que los derechos y capacidad legal de CORDILLERAS, respecto a los LOTES no han sido limitados ni revocados, y que no ha incurrido en causal de nulidad, suspensión o insubsistencia de derechos y que, con excepción de la SUCESIÓN DE JOAQUÍN CHÁVEZ, no se encuentra en conocimiento de oposición alguna de cualquier tercero respecto de la firma de este documento y la celebración del CONTRATO DE EXPLORACIÓN establecido en el mismo, ni de la celebración de cualesquiera otros Contratos o documentos que de éste derivan.	5.	That the rights and legal capacity of CORDILLERAS regarding the LOTS, has not been limited or revoked and that it has not incurred in grounds of nullity, suspension or lack of subsistence of rights and that, except for JOAQUÍN CHÁVEZ ESTATE, it is not aware of any opposition from any third party regarding the signing of this document and the conclusion of the EXPLORATION AGREEMENT established therein, nor of the conclusion of any other contracts or documents deriving therefrom.

6.	Los DERECHOS se encuentran libres de todo gravamen, afectación, carga o limitación de dominio de cualquier naturaleza, con excepción de los GRAVÁMENES PERMITIDOS y que, con excepción de este documento y de las obligaciones contenidas en el CONTRATO DE EXPLORACIÓN, no ha celebrado, ni celebrará contrato alguno, ni ha ejecutado, o ejecutará, acto alguno, que grave, afecte o limite, en cualquier forma, estos DERECHOS.	6.	The RIGHTS are free from any lien, limit, debt, encumbrance or ownership limitation of any nature other than PERMITTED ENCUMBRANCES and that, with the exception of this document, and the obligations contained in the EXPLORATION AGREEMENT, has neither executed entered nor will enter into any contract whatsoever, and has not performed and will not perform any act regarding the assets and rights that may burden, encumber, affect or limit in any form those RIGHTS.

7.	A la fecha, los LOTES se encuentran vigentes y en cumplimiento de sus obligaciones, no obstante que, las partes reconocen y aceptan que la titularidad de la concesión denominada Punto Com y la posibilidad de que CORDILLERAS adquiera y subsecuentemente transfiera la misma está sujeta a la aceptación e inscripción de los documentos pendientes en el REGISTRO, y el ejercicio de la opción para adquirir y transmitir la titularidad de los LOTES está sujeta a la adjudicación de los bienes de la SUCESIÓN DE JOAQUÍN CHÁVEZ, además de la inscripción correspondiente en el REGISTRO.	7.	That at this date, the LOTS are currently valid and in good standing provided, however, that the parties acknowledge and agree that title to the Punto Com Concession and CORDILLERAS’ ability to acquire and subsequently transfer it is subject to acceptance and recording of pending documents at the REGISTRY, and completion of the option to purchase and the transfer of title to the LOTS is subject to the adjudication and settlement of JOAQUÍN CHÁVEZ ESTATE in addition to recording at the REGISTRY.

8.	Por medio del presente documento, desea transmitir a FABLED, el derecho exclusivo a explorar los LOTES en los términos y condiciones establecidas en el CONTRATO DE EXPLORACIÓN y el presente instrumento legal, y en su caso, celebrar una Cesión de Derechos Definitivo que se definirá debidamente en las siguientes Cláusulas, y sujeto al cumplimiento de las CONDICIONES.	8.	That by means of this document it is willing to transfer in favor of FABLED the exclusive right to explore the LOTS, according to the terms and conditions provided in the EXPLORATION AGREEMENT and the ones provided herein, and if applicable, enter into a Definitive Assignment Agreement defined below, and subject to the fulfillment of the CONDITIONS.

II. Declara el representante de FABLED bajo protesta de decir verdad que:		II. The legal representative of FABLED declares under truthful oath that:

1.	Su representada es una sociedad minera, mexicana, constituida conforme a las leyes de los Estados Unidos Mexicanos, como consta en la póliza número 14,955 de fecha 5 de Agosto de 2020, otorgada ante el Lic. Luis Arevalo Contreras, Corredor Público Número 1, en la ciudad de Acapulco, Estado de Guerrero, inscrita en el Registro Público de Comercio de dicha ciudad, bajo el folio mercantil electrónico número N-2020043055, el 7 de Agosto de 2020 y en trámite de registro en el Libro de Sociedades Mineras del REGISTRO.	1.	The company he represents is a Mexican mining company, incorporated pursuant to the laws of the United Mexican States, as it shows in public deed number 14,955 dated August 5, 2020, granted before Lic. Luis Arevalo Contreras, Notary Public Number -1 of Acapulco, Guerrero, registered in the Commerce Public Registry of said city, under electronic commercial folio N-2020043055 on August 7, 2020 and in process in the Book of Mining Companies of the REGISTRY.

2.	Tiene facultades suficientes para actuar en nombre y representación de FABLED, obligándola en los términos de este Contrato; facultades que a la fecha de la firma de este documento no le han sido revocadas o modificadas en forma alguna.	2.	Has sufficient authority to act in the name and representation of FABLED, binding it under the terms of this Agreement, authority that upon the date of execution of this document has not been revoked or modified in any form.

3.	FABLED desea adquirir los derechos de exploración derivados del CONTRATO DE EXPLORACIÓN, celebrar el presente Contrato, en los términos y condiciones que aquí se indican.	3.	FABLED wishes to acquire the exploration rights derived from the EXPLORATION AGREEMENT enter this agreement, under the terms and conditions provided herein.

Dadas las declaraciones anteriores, las partes convienen en las siguientes:		In virtue the above-mentioned representations and warranties, the parties agree upon the following:

C L Á U S U L A S:		C L A U S E S:

PRIMERA. Por medio del presente Contrato, CORDILLERAS, en los términos de las disposiciones legales aplicables, transmite a favor de FABLED los derechos exclusivos para la exploración (pero no de explotación) de los LOTES.

FIRST. Through this Agreement and in the terms of the applicable legal dispositions, CORDILLERAS transfers in favor of FABLED the exclusive rights for the exploration (but not the exploitation) of the LOTS.

Adicionalmente, CORDILLERAS otorga a FABLED durante la vigencia del presente Contrato, la opción exclusiva e irrevocable para adquirir el 100% (cien por ciento) de los derechos derivados de los LOTES, a través del ejercicio de la Opción de acuerdo con los términos que serán descritos más adelante (referida en los sucesivo como la OPCIÓN DE FABLED).

In addition, CORDILLERAS grants to FABLED during the term of this Agreement, the exclusive and irrevocable option to acquire 100% (one hundred percent) interest in the rights derived from the LOTS, by means of exercising the Option in the terms described herein below (hereinafter referred as the FABLED OPTION).

Ambas partes reconocen expresamente que los DERECHOS que se otorgan por medio del presente Contrato, así como la OPCIÓN DE FABLED que CORDILLERAS otorga a favor de FABLED, se encuentran libres de todo gravamen, y/o cualquier otra afectación legal que pudiese limitar y/o restringir su ejercicio, salvo por los GRAVÁMENES PERMITIDOS y las obligaciones pactadas en el CONTRATO DE EXPLORACIÓN.

Both parties expressly recognize that the RIGHTS granted through this Agreement, as well as the FABLED OPTION granted by CORDILLERAS in favor of FABLED, are free of encumbrances, liens, and/or any legal affection that could limit and/or restricts it duly exercise, except for PERMITTED ENCUMBRANCES and the agreed in the EXPLORATION AGREEMENT.

Están de acuerdo, las partes que CORDILLERAS deberá entregar a la SUCESIÓN DE JOAQUÍN CHAVEZ, un aviso respecto de la celebración del presente Contrato, en el que se le informe que FABLED ha adquirido los derechos de exploración de los LOTES, según lo dispuesto por la Cláusula Decima Tercera del CONTRATO DE EXPLORACIÓN.	Both parties agree, that CORDILLERAS shall deliver to THE ESTATE OF JOAQUÍN CHÁVEZ, a notice regarding the execution of this Agreement, in which they are informed that FABLED has acquired the exploration rights of the LOTS, according to Clause Thirteenth of such document.

El derecho exclusivo de explorar los LOTES iniciará a partir de la fecha de ratificación ante Notario Público de este documento por ambas partes y seguirá en vigor durante los siguientes 24 (veinticuatro) meses, mismo plazo que será forzoso para CORDILLERAS y voluntario para FABLED, por lo que ésta última podrá darlo por terminado, en cualquier momento, mediante una notificación por escrito dirigida a CORDILLERAS, sin responsabilidad adicional alguna, excepto por las obligaciones de remediación y aquellos derechos sobre minería y demás obligaciones que le correspondan en virtud de este instrumento, en forma proporcional a la fecha en que éste se dé por terminado.

The sole right to explore the LOTS will start from the date of ratification before Notary Public of this document by both parties and will continue in force during the following 24 (twenty four) months, same term which will be binding for CORDILLERAS, and voluntary for the FABLED, therefore, FABLED will be able to terminate it at any time, by written notice addressed to CORDILLERAS, with no other liability, except for reclamation obligations and those mining rights and other obligations which correspond to it by virtue of this instrument, in a proportional way to the date on which this is terminated.

La exploración objeto de este Contrato comprende, entre otros, los trabajos que permitan localizar, identificar y cuantificar las substancias minerales existentes en los LOTES, consistentes en investigaciones, reconocimientos y exploraciones geológicas, geofísicas y geoquímicas, incluyendo trabajos topográficos, perforaciones de cualquier clase y obras mineras tales como tajos, socavones, frentes, cruceros, tiros y demás que la FABLED considere convenientes para los fines de la exploración minera.

The Exploration object hereof, covers among others, the works which allow to locate, identify and quantify the existing mineral substances in the LOTS, consisting on investigations, recognitions and geological, geo-physical and geo-chemical explorations, including topographic works, drillings of any kind and mining works such as cuts, galleries, fronts, cleavages, shafts and other which FABLED deems convenient for the purposes of the mineral exploration.

FABLED queda facultada para ejecutar, a su costo y riesgo, todas las obras, así como para construir las estructuras, mejoras, vías de acceso y demás, así como para instalar y emplear toda la maquinaria y equipo que se requiera para la exploración, los que podrán ser retirados en cualquier momento, durante la vigencia de este Contrato de Exploración Minera y durante un plazo adicional de 90 (noventa) días naturales contados a partir de la fecha de su terminación. Queda entendido que las obras permanentes de fortificación, los ademes y, en general, las obras necesarias para la seguridad y estabilidad de las minas no podrán ser retiradas, de acuerdo con lo previsto por la Fracción V del Artículo 27 de la LEY.

FABLED remains empowered to execute, at its cost and risk, all works, as well as to construct the structures, buildings, improvements, access roads, and others, as well as to install and use all machinery and equipment required for the exploration, which may be withdrawn at any time, during the term of this Agreement and during an additional term of 90 (ninety) calendar days as of the date of its termination. It is understood that the permanent fortification works, pit props, and in general, necessary works for the safety and stability of mines may not be withdrawn, pursuant to Fraction V of Article 27 of the LAW.

CORDILLERAS, por su parte, coadyuvará con FABLED para, de ser necesario, negociar con los propietarios o poseedores de la superficie que abarcan los LOTES, el otorgamiento de cualesquier autorizaciones, permisos o servidumbres que fuesen necesarios para realizar las obras y construcciones, sean temporales o permanentes, a que se refiere el punto anterior, incluyendo el solicitar y obtener las expropiaciones, ocupaciones temporales o constitución de servidumbre de los terrenos indispensables para llevar a cabo las obras y trabajos de exploración, conforme la Fracción IV del Artículo 19 de la LEY, en tanto no se celebre el Contrato Definitivo de Cesión de Derechos que se mencionará más delante. Asimismo, desde ahora CORDILLERAS se obliga a coadyuvar con FABLED en todos y cada uno de los trámites que sean necesarios realizar ante la Secretaría de Medio Ambiente y Recursos Naturales, a efecto de realizar las OPERACIONES en los términos de estos Contratos.

CORDILLERAS, on its side, will assist FABLED, if necessary, to negotiate with the owners or possessors of the surface covered by the LOTS, the granting of any authorizations, permits or easements which were to be necessary to undertake the works and constructions, temporary or permanent, referred by the previous item, including to request and to obtain expropriations, temporary occupations or establishment of easement of indispensable lands to undertake the works and exploration activities, pursuant to Fraction IV of Article 19 of the LAW, while the final Rights Assignment Agreement is not entered into which will be mentioned below. Likewise, as of this moment, CORDILLERAS binds to help FABLED in any and all necessary processes to be performed before the Natural Resources and Environment Secretariat, for the purpose to undertake the OPERATIONS in the terms hereof.

Cada seis (6) meses según sea requerido, CORDILLERAS entregará sin demora a FABLED y en cualquier caso antes de los treinta (30) días previos a la fecha de pago un estado de cuenta detallando los derechos sobre minería que se deberán ser pagados respecto de los LOTES (más el correspondiente IVA).

Every six (6) months as required, CORDILLERAS will deliver to FABLED promptly and no later than thirty (30) days prior to their due dates an itemized statement of the mining taxes due for the LOTS (plus any applicable IVA).

FABLED deberá realizar el pago de los derechos sobre minería respecto de los LOTES, y deberá proporcionar copia de dichos pagos de derechos, con por lo menos veinte (20) días de anticipación a la fecha en que se venzan dichos pago y si CORDILLERAS no recibe dicha información en tiempo y forma, CORDILLERAS podrá (más no estará obligada) a realizar dichos pagos directamente a la autoridad correspondiente en o el día previo a la fecha de vencimiento de dichos pagos. En tal caso, CORDILLERAS deberá entregar los recibos correspondientes de los pagos realizados, y FABLED deberá reembolsar a CORDILLERAS la cantidad que corresponda por dichos pagos.

FABLED shall make payment of the required amount of the mining taxes over the LOTS, and provide CORDILLERAS with evidence of such payment, at least twenty (20) days prior to the date each such payment is due. If CORDILLERAS does not timely receive such information, CORDILLERAS may (but shall not be obligated to) make such payments directly to the relevant governmental authority on or prior to the date any such payment is due. In that event, CORDILLERAS will provide FABLED with evidence such payment has been made and FABLED shall promptly reimburse CORDILLERAS for the amount of such payment.

Durante el término del presente Contrato, FABLED deberá realizar los trabajos y obras suficientes durante cada periodo de tiempo para cumplir con los montos mínimos de inversión y las comprobaciones de obras en los LOTES por cada periodo. FABLED deberá proporcionar evidencia de la realización de dichos trabajos, facturas y la información que soporte los mismos y sea razonablemente suficiente, a CORDILLERAS con por lo menos treinta (30) días de anticipación a la fecha en la cual se deban de presentar los informes de comprobación de obras ante la autoridad correspondiente en los términos de la LEY. CORDILLERAS deberá presentar los informes de comprobación de obras ante la autoridad gubernamental correspondiente por lo menos quince (15) días de anticipación a la fecha de vencimiento para presentar los mismos.

During the term of this Agreement, FABLED must conduct sufficient operations during each applicable time period as will satisfy the minimum expenditure amounts and the assessment work obligations for each of the LOTS for each such period. FABLED shall provide evidence of the performance of such operations, invoices and related back-up information as is reasonably required, to CORDILLERAS at least thirty (30) days prior to the date that proof of the performance of such assessment work must be filed with the appropriate governmental authority under the LAW. CORDILLERAS shall file proof of the performance of that work with the appropriate governmental authority at least fifteen (15) days prior to the applicable filing deadline.

En la ejecución de la exploración, FABLED se obliga a:		In the execution of the exploration purpose hereof, FABLED binds to:

a)	Ejecutar los trabajos de exploración conforme a los usos y costumbres del buen minero, de acuerdo con la LEY y el REGLAMENTO y demás disposiciones legales relacionadas con las actividades mineras.	a)	Execute the exploration works according to the usages and customs of the good miner, pursuant to the LAW and the REGULATION and other legal provisions related to mining activities.

b)	Cubrir los derechos sobre minería a que se refiere el Artículo correspondiente de la LFD respecto a los LOTES, siempre que este documento se encuentre vigente.	b)	Cover the fees on mining referred by the corresponding Article of the LFD on mining concessions in respect to the LOTS, as long as this document is in force.

c)	Reparar y cuidar la conservación de la mojonera del punto de partida de los LOTES, para lo cual, CORDILLERAS se obliga a entregar a FABLED la documentación correspondiente, tal como trabajos periciales, certificados de amojonamiento y demás que se requieran.	c)	Repair and take care of the keeping of the landmark from the starting point of the LOTS, for which, CORDILLERAS binds to deliver to FABLED the corresponding documentation, such as expert works, landmark certificates and others which were required.

d)	Entregar a CORDILLERAS, dentro de un plazo de 60 ( sesenta) días naturales posteriores a la terminación de este Contrato, si no se llegase a celebrar el Contrato definitivo de Cesión de Derechos que se mencionará más adelante, una información de los datos relacionados con la ejecución de trabajos efectuados en los LOTES por el tiempo en que estuviese vigente este Contrato; en la información general de los datos se incluirá copias de los planos geológicos, topográficos y de las perforaciones efectuadas. Asimismo, FABLED pondrá a disposición de CORDILLERAS los sobrantes y testigos de las muestras producidas por la barrenación que se hubiese desarrollado en los LOTES.	d)	Deliver CORDILLERAS, within a 60 ( sixty) calendar day term after the termination of this Agreement, if the final Rights Assignment Agreement which will be mentioned below were not entered into, all information generated, in addition to the documentation related to the execution of works made during the last calendar year during which this Agreement was in force; which will include assaying which would have been made, with copies of the geological, topographic drawings and of the drillings made. Likewise, FABLED will make available to CORDILLERAS the remnants and samples produced by the boring which would have taken place on the LOTS.

e)	Responder por las obligaciones en materia laboral, de seguridad social, fiscal y demás, respecto al personal de FABLED que labore en los LOTES con motivo de los trabajos de exploración que realice conforme a este Contrato.	e)	Be responsible for the labor, social security, tax and other obligations, in respect to FABLED'S staff who works on the LOTS due to the exploration works it undertakes pursuant to this Agreement.

f)	Cumplir con las disposiciones a que se refieren los Artículos 34 y 39 de la LEY, por lo que FABLED será la única responsable de mitigar aquellos impactos ambientales que pudiesen surgir como resultado de sus actividades exploratorias en los LOTES.	f)	Comply with provisions referred by Articles 34 and 39 of the LAW, so FABLED will be solely responsible for mitigating those environmental impacts which could arise as a result of its exploratory activities in the LOTS,

En la ejecución de la exploración objeto del presente documento, FABLED se subroga única y exclusivamente respecto de las obligaciones de CORDILLERAS establecidas en la Cláusula Primera, numeral 6., del CONTRATO DE EXPLORACIÓN. , es decir única y exclusivamente respecto de la ejecución de los trabajos de exploración.	In the execution of the exploration subject of this document, FABLED is subrogated with respect solely to the obligations provided in the Clause First, section 6., of the EXPLORATION AGREEMENT. , that is only and exclusively in respect to the execution of the exploration works.

PROMESA DE CESIÓN DE DERECHOS	RIGHTS ASSIGNMENT PROMISE

SEGUNDA. CORDILLERAS, en este acto, promete y se obliga, en forma irrevocable, a ceder en propiedad a FABLED, y una vez que se hayan cumplido las CONDICIONES, en los términos de las disposiciones aplicables, sin reserva ni limitación alguna, libre de toda carga, limitación o gravamen, los DERECHOS, al solicitárseles la cesión de éstos, mediante aviso por escrito con 5 (cinco) días naturales de anticipación a la fecha en que se desee ejercitar el derecho de que se trata, en los términos del Artículo 83 del REGLAMENTO y conforme a lo siguiente:	SECOND. CORDILLERAS in this act, promises and binds, in an irrevocable way, to assign the property to FABLED, and subject to the fulfillment of the CONDITIONS, in the terms of the applicable provisions, without reserve neither any limitation, free from all burden, limitation or encumbrance, the RIGHTS, by requesting the assignment of these, by written notice with 5 (five) calendar days in advance to the date in which it is desired to exercise the corresponding right, in the terms of Article 83 of the REGULATION and pursuant to the following:

1. El plazo dentro del cual FABLED, y sujeto al cumplimiento de las CONDICIONES, podrá ejercitar el derecho a que CORDILLERAS le ceda el 100% de la titularidad y los DERECHOS derivados de los LOTES, es de 24 (veinticuatro) meses, contados a partir de la fecha de firma y ratificación ante Notario Público de este documento por ambas partes.	1. The term within which FABLED, and subject to the fulfillment of the CONDITIONS, will be able to exercise, the right for CORDILLERAS to assign the 100% ownership and the RIGHTS derived from the LOTS, is of 24 (twenty-four) months, as of the date of signature and ratification before a Public Notary hereof by both Parties.

En caso de que el juicio respecto de la SUCESIÓN DE JOAQUÍN CHÁVEZ no haya concluido para el ultimo día del periodo de 24 (veinticuatro) meses, aquí previsto, entonces el periodo para que FABLED ejercite la OPCIÓN FABLED deberá extenderse hasta que ocurra lo primero entre: (a) el periodo de treinta y seis (36) meses contados a partir de la fecha de firma y ratificación del presente Contrato ante Notario Público por ambas partes o (b) la fecha que sea treinta (30) días posteriores a la fecha en que concluya dicho juicio, siempre y cuando FABLED haya cumplido con los pagos mencionados en el numeral 5 de la presente Cláusula y haya cumplido con todas sus obligaciones en términos de la Cláusula Primera anterior.	If the probate proceedings for the JOAQUÍN CHÁVEZ ESTATE are not completed by the last day of that twenty four (24) month period, then the period for FABLED to exercise the FABLED OPTION shall be extended until the earlier of (a) the period that is thirty six (36) months from the date of signature and ratification of this Agreement before a Public Notary by both parties or (b) the date that is thirty (30) days after the date on which those probate proceedings are completed, as long as FABLED has complied with the payments mentioned in point 5 of this Clause and performed all of its obligations under Clause First above.

2. FABLED tendrá el derecho de adquirir el 100% de la titularidad y los DERECHOS derivados de los LOTES, en cualquier momento durante el periodo de 24 (veinticuatro) meses mencionado arriba, siempre y cuando se hayan cumplido todas las CONDICIONES establecidas en el presente Contrato.		2. FABLED shall be entitled to acquire 100% of the ownership and the RIGHTS derived from the LOTS, at any time during the 24 (twenty-four) month period referred above, provided that all of the conditions provided in this Agreement have been fulfilled.

3. CORDILLERAS se obliga a que, durante el plazo señalado, no gravará, ni limitará, en forma alguna, los DERECHOS, ni celebrará contrato alguno respecto a los LOTES, salvo con FABLED, por lo que garantiza la existencia, legitimidad y disponibilidad de los derechos referidos. Asimismo, CORDILLERAS se obliga a no solicitar el desistimiento o reducción de la superficie concesionada que amparan los LOTES, sin autorización expresa y por escrito por parte de FABLED que establezca el común acuerdo de esa acción.		3. CORDILLERAS binds, during the indicated term, not to burden, neither to limit in any way, the RIGHTS, nor enter into any contract in respect to the LOTS, except with FABLED, therefore, guarantees the existence, legitimacy and availability of said rights. Likewise, CORDILLERAS binds not to file the voluntary dismissal of action or reduction of the surface covering the LOTS, without express written authorization by FABLED which sets forth the common agreement of that action.

4. FABLED se obliga a cumplir de conformidad con la LEY, con la ejecución y comprobación de obras o trabajos de exploración, además de las de pagos de derechos mineros, proporcionando a CORDILLERAS las evidencias que demuestren el cumplimiento de dichas obligaciones.		4. FABLED binds to comply with the execution and verification of works of exploration works and other obligations referred by the LAW, and binds to perform them in addition to payments of mining fees, providing CORDILLERAS evidences which demonstrate the compliance of such obligations.

5. Por el otorgamiento de los derechos objeto de este Contrato, FABLED pagará a CORDILLERAS, las cantidades que se indican a continuación y dentro de los plazos que se expresan, sujeto a lo señalado en los siguientes incisos de este punto:		5. For the granting of the rights object of this Agreement, the FABLED will pay to the CORDILLERAS, the amounts which are indicated herein below and within the terms which are expressed, subject to that indicated on the following incises hereof:

a)	A FABLED deberá reembolsar a CORDILLERAS el Pago Final, más el IVA correspondiente, a la firma y ratificación del presente documento por ambas partes, y en ese mismo momento pagará a CORDILLERAS la cantidad total de $ 250,000.00 (Doscientos cincuenta mil 00/100 USD) Dólares Americanos, como contraprestación para que el derecho exclusivo de adquirir los DERECHOS se extienda por 12 (Doce) meses a partir de esta fecha.	a)	Upon the signature and ratification of this document by both parties FABLED shall reimburse the Final Payment, plus the applicable IVA, to CORDILLERAS at the time of signature and ratification of this document by both parties, and at the same time pay to CORDILLERAS the amount of $250,000.00 (Two hundred and fifty thousand 00/100 USD) Dollars as a consideration so the exclusive right to acquire the RIGHTS is extended for 12 (Twelve) months as of this date.

b)	A más tardar el día en que se cumplan 12 (doce) meses a partir de la fecha de firma y ratificación del presente documento por ambas partes, o al siguiente día hábil si no lo fuese, o al siguiente día hábil si no lo fuese, $750,000.00 (Setecientos cincuenta mil 00/100 USD) Dólares Americanos como contraprestación para que el derecho exclusivo de adquirir los DERECHOS se extienda por 12 (Doce) meses a partir de esta fecha.	b)	At the latest, the day when the 12 (twelve) months elapse from the date of this Agreement is duly executed and ratified by both parties, or the next business day if it were not, the amount of $750,000.00 (Seven hundred and fifty thousand 00/100 USD), Dollars as a consideration so the exclusive right to acquire the RIGHTS is extended for 12 (Twelve) months as of this date.

c)	De llegarse a ejercer la opción por parte de FABLED para adquirir los DERECHOS, a más tardar el día en que se cumplan los 24 (veinticuatro) meses contados a partir de la fecha de firma y ratificación del presente documento por ambas partes, o al siguiente día hábil si el último día del periodo de 24 (veinticuatro) meses es inhábil de conformidad con las leyes de México. Las partes acuerdan que FABLED solo podrá ejercer la OPCIÓN FABLED si ejerce al mismo tiempo la opción para adquirir las concesiones denominadas María, Martia III y María II Fracc. I, de conformidad con lo establecido en el Contrato de Exploración y Promesa de Cesión de Derechos que con esta misma fecha están celebrando las partes.	c)	If FABLED would exercise the option to acquire the RIGHTS, at the latest when the 24 (Twenty four) months elapse from the date of signature and ratification of the foregoing document by both Parties, or the next business day if the last day of that 24-month period is not a business day under the laws of Mexico. The parties agree that FABLED may exercise the FABLED OPTION only if it exercises at the same time its option to purchase the Maria, Martia III and Maria II Fracc. I concessions as contemplated in that Exploration Agreement with Promise to Assign Mining Rights between the parties of even date herewith.

La cantidad de $1,000,000.00 (Un millón 00/100 USD) Dólares Americanos, pago que será entregado por FABLED a CORDILLERAS como contraprestación total por la Cesión de los DERECHOS.		The amount of $1,000,000.00 (One million 00/100 USD) , Dollars, payment that will be delivered by FABLED to CORDILLERAS as a total consideration for the assignment of RIGHTS.

Asimismo, ambas partes pactaron que una vez adquirida los DERECHOS derivados de los LOTES, FABLED pagará una regalía sobre las Liquidaciones Netas de Fundición (NSR) de los minerales proveniente de los LOTES, según se indica a continuación:		Likewise, both parties agree that once the ownership of the LOTS and the RIGHTS over the LOTS are acquired by FABLED, it shall pay a royalty calculated over the Net Smelter Returns (NSR) from the minerals from the LOTS, according to the following:

“Siempre y cuando FABLED, sus causahabientes o cesionarios, o la persona física o moral que ésta designe, a su total discreción, y lleve a cabo trabajos de explotación en los LOTES, pagará a CORDILLERAS, regalías del 1% (uno por ciento) sobre las Liquidaciones Netas de Fundición (NSR), por las ventas de minerales provenientes de los LOTES que llegase a explotar FABLED, sin incluir subsidio alguno o devoluciones de impuestos que el Gobierno Federal pudiese otorgar a FABLED por cualquier motivo.		“Provided FABLED, its successors or assignors or the individual or corporation appointed, at its total discretion, carry out the exploitation works on the LOTS, it shall pay to CORDILLERAS, a royalty of 1% (One percent) of the Net Smelter Returns from the revenue of minerals produced from the LOTS that FABLED exploits, without including any subsidy or tax returns that the Federal Government could grant to FABLED by any reason, according to Annex 2, attached hereto.

Las partes están de acuerdo en que a los pagos anteriores se les agregará el IVA correspondiente a tales cantidades, las cuales podrán ser cubiertas en su equivalente en Moneda Nacional al tipo de cambio vigente en el momento de efectuar el pago en base al tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana, publicadas por el Banco de México en el Diario Oficial de la Federación.	The parties agree that the IVA corresponding to such amounts will be added to the previous payments, which may be covered in their equivalent in National Currency at the exchange rate in force at the time of payment based on the exchange rate to settle obligations denominated in foreign currency payable in Mexican Republic, published by the Bank of Mexico in the Federal Official Gazette.

6. Queda expresamente convenido que FABLED tendrá el derecho a dar por terminado este Contrato en cualquier momento, mediante una notificación por escrito dirigida a CORDILLERAS y sin mayores obligaciones que las aquí pactadas, quedando liberada del pago de las cantidades a que se refieren los incisos b) al c) del Punto 5, anterior, cuyas fechas no se hubiesen cumplido.	6. It is expressly agreed that the FABLED will be entitled to terminate this Agreement at any time, by written notice addressed to CORDILLERAS and with no further obligations than those agreed herein, being released from the payment of the amounts referred by clauses b) to c). of the previous item 5., whose dates have not elapsed.

OTROS ACUERDOS	OTHER AGREEMENTS

CUARTA. Las partes se obligan, mutua y expresamente, a cumplir fielmente con las obligaciones a que se refiere el Artículo 27 de la LEY, en lo que les corresponde a cada una de ellas en virtud de este Contrato y, a no incurrir en ninguna de las causas de nulidad, cancelación, suspensión e insubsistencia de derechos a que se refieren los Artículos correspondientes de la LEY y el REGLAMENTO, de lo contrario, desde ahora, se compromete una para con la otra a solucionar y, en su caso, reparar los daños y perjuicios que la parte cuyo incumplimiento de alguna de sus obligaciones hubiese ocasionado a la otra parte. Sin embargo, FABLED, si así lo decide, podrá coadyuvar con CORDILLERAS en la defensa de los DERECHOS, de ser el incumplimiento imputable a este último, en el entendido de que los honorarios y demás gastos que esto genere serán descontados de los pagos a que se ha hecho referencia en el Punto 5 de la Cláusula SEGUNDA.	FOURTH. Parties bind, mutually and expressly, to comply truly with obligations referred by Article 27 of the LAW, as to what corresponds to each one of them by virtue of this Agreement and, not to incur in any of the nullity, cancellation, suspension and inexistence of rights cause referred by the corresponding Articles of the LAW and the REGULATION, otherwise, from now on, commits one to the other to solve and in its case, to repair tort which the Party whose default of any of its obligations would have caused to the other Party. However, FABLED, if it decides, may assist with CORDILLERAS in the defense of the RIGHTS, if the default is chargeable to the latter, in the understanding that the fees and other expenses that this generates, will be discounted from the payments referred on item 5 of the SECOND article.

QUINTA. Los honorarios de notario público que se causen con motivo del otorgamiento e inscripción de este Contrato, así como del otorgamiento del Contrato definitivo de Cesión de Derechos, serán por cuenta de FABLED, salvo el Impuesto Sobre la Renta, que será a cargo de CORDILLERAS, quien se obliga a expedir las facturas correspondientes por las cantidades que reciba, en los términos de la LISR, las que deberán ser presentadas a FABLED a más tardar en la fecha del pago que le corresponda; asimismo, CORDILLERAS se obliga a dar cumplimiento con todas las obligaciones que le imponen las leyes fiscales vigentes, en virtud de haber manifestado a FABLED estar inscrito en el RFC y que su actividad preponderante es la que la LISR califica como Persona Moral.	FIFTH. The Public Notary honorarium and fees and taxes which are caused due to the registration and granting of this Agreement, as well as the granting of the final Rights Assignment Agreement, will be on account of FABLED, except the ISR on account of CORDILLERAS who binds to issue the corresponding invoices in the amounts they receive in the terms of the LISR, which should be presented to FABLED at the latest on the payment date which corresponds to them; likewise, CORDILLERAS binds to comply with all obligations ordered by the tax laws in force, by virtue of having stated to FABLED to be registered in the RFC and that their prevailing activity is that which the LISR rates as individuals with entrepreneurial activity.

Conforme a los términos de la Ley del IVA, las partes, por cada pago que reciban, trasladarán y desglosarán en forma expresa el IVA correspondiente, conforme a los Artículos 1, 4, 8 y demás aplicables de la citada Ley, así como el Artículo 14 y demás relativos del Código Fiscal de la Federación.	Pursuant to the terms of the IVA Law, the Parties, for each payment they receive, will transfer and will break down in an express manner the corresponding IVA, according to Articles 1, 4, 8 and other applicable, as well as Article 14 and others related of the Federal Tax Code.

SEXTA. CORDILLERAS se obliga a proporcionar a FABLED toda la información razonable necesaria que se le solicite en lo que concierne a este Contrato y el Contrato Definitivo de Cesión de Derechos s, así como, firmar, acreditar y cumplir cualquier otro requisito necesario, a fin de que FABLED pueda ejercitar los derechos que aquí se le confieren.	SIXTH. CORDILLERAS binds to provide FABLED all reasonable needed information requested to it as to this Agreement and the Final Rights Assignment Agreement, as well as to sign, to credit and to meet any other necessary requirement, so that FABLED may exercises the rights granted herein.

FABLED se obliga expresamente a inscribir este Contrato en el REGISTRO, para lo cual, CORDILLERAS se compromete a cooperar con FABLED en todo lo que fuese necesario para que la mencionada inscripción se lleve a cabo sin contratiempos.	FABLED expressly binds to register this Agreement at the REGISTER, for which, CORDILLERAS, compels to cooperate in whichever that may result necessary in order to carry out the register without any setback.

SÉPTIMA. Las partes están de acuerdo en que este Contrato será terminados por cualquiera de las siguientes causas:	SEVENTH. Parties agree that this Agreement will be terminated for any of the following causes:

1. Si FABLED notificase a CORDILLERAS, antes del fin de la vigencia de este Contrato, con treinta (30) días de anticipación, su decisión de terminarlos anticipadamente.	1. If FABLED would notice CORDILLERAS, before the end of the term of this Agreement, of its decision to terminate it thirty (30) days in advance.

2. No obstante cualquier estipulación prevista en este Contrato, si cualquiera de las partes (la “Parte Incumplida”) está en incumplimiento de cualquiera de sus obligaciones previstas en el presente, la parte afectada (la “Parte Afectada”) por dicho incumplimiento deberá dar aviso por escrito a la Parte Incumplida especificando el incumplimiento del que se trate, y la Parte Incumplida no perderá sus derecho previstos en este Contrato. En el caso de que: a) tratándose de las obligaciones de pago, si dentro de los cinco (5) días siguientes a la fecha de vencimiento del pago de que se trate, FLABED realiza dicho pago (b) tratándose de cualesquiera otras obligaciones, a menos que dentro de los 30 (treinta días) siguientes a que la Parte Afectada haya entregado el aviso de incumplimiento respectivo, la Parte Incumplida no ha tomado las medidas necesarias para remediar dicho incumplimiento, y si la Parte Incumplida no logra remediar o tomar las medidas razonables para remediar dicho incumplimiento, la Parte Afectada tendrá el derecho de rescindir el presente Contrato o demandar por los daños y perjuicios que considere, derivados de dicho incumplimiento	2. Notwithstanding any stipulation provided in this Agreement, if any party (a “Defaulting Party”) is in default of any requirement herein set forth, the party affected (the “Affected Party”) by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement. Given the case that: (a) in the event of a default in making any of the required payments hereunder, if within five (5) days after failing to make the cash payments as required under this Agreement, FABLED makes such payments, or (b) in the event of any other default hereunder, unless thirty (30) days after giving notice of default by the Affected Party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure or take any reasonable steps to cure any default under this Agreement, the Affected Party shall be entitled to terminate this Agreement or to seek any other remedy it may have on account of such default

3. Una vez que las partes hubiesen celebrado el Contrato de Cesión de los DERECHOS, de conformidad con la Cláusula SEGUNDA de estos Contratos, y ya no quedasen requisitos o formalidades pendientes para poder efectuar su transmisión a FABLED.	3.Once the Parties would have entered into the Assignment of the RIGHTS Agreement pursuant to Clause SECOND hereof, and there were no more requisites or pending formalities to be able to make its transfer to FABLED.

Al terminarse la vigencia de este Contrato, ya sea en forma anticipada o en la fecha de su vencimiento, y con el fin de proceder a la cancelación de la inscripción en el REGISTRO del mismo, desde ahora, las partes se comprometen a ratificar ante Notario o Corredor Público, el documento que consigne el consentimiento de ambas para dicha terminación.	At the end of the term of this Agreement, namely in advance or on the date of its expiration and with the purpose to proceed to cancel its registration in the REGISTRY thereof, pursuant to the first paragraph of Article 51 of the LAW and the last paragraph of Article 89 of the REGULATION, from now on, the Parties commit to ratify before a Notary Public or Public Broker, the document which consigns the consent of both for such termination

OCTAVA. Todas las comunicaciones que se hagan las partes conforme a estos Contratos serán por escrito, entregadas en el domicilio de la parte a que corresponda, personalmente o mediante telegrama, correo certificado con acuse de recibo o servicio de mensajería especializada y, al efecto, las partes señalan los siguientes domicilios:	EIGHTH. All notices which the Parties send to each other will be in writing, delivered at the address of the corresponding Party, personally or by confirmed telegram, telefax, certificate mail with acknowledgment of receipt or courier and to this effect, the Parties indicate the following addresses:

CORDILLERAS:	CORDILLERAS:
Minera Cordilleras S. de R.L. de C.V.	Minera Cordilleras S. de R.L. de C.V.
Calle Río Támesis No. 2505	Calle Río Támesis No. 2505
Colonia Magdalenas	Colonia Magdalenas
27919 Torreón, Coahuila, México	27919 Torreón, Coahuila, México
Atención: Warren Rehn	Atención: Warren Rehn
Email: warren.rehn@goldenminerals.com	Email: warren.rehn@goldenminerals.com

FABLED:	FABLED:
Fabled Silver Gold Mexico Corp, S.A. de C.V.	Fabled Silver Gold Mexico Corp, S.A. de C.V.
Avenida Ocampo 3806	Avenida Ocampo 3806
Colonia Bellavista	Colonia Bellavista
31050 Chihuahua, Chihuahua, México	31050 Chihuahua, Chihuahua, México
Atención: Representante Legal	Attention: Legal Representative

Será obligación de cada una de las partes el notificar a la otra, por escrito y de forma fehaciente, cualquier cambio de domicilio; en caso de que alguna de las partes llegare a cambiarse y no notificara su nuevo domicilio, se tendrán por entregados legalmente los comunicados entregados en el domicilio aquí citado.	It is under each of the parties’ obligations to notify the other, in writing and reliably, of any change of address; in the event that any of the parties were to move and did not notify its new address, the communications delivered at the address mentioned here will be considered legally delivered.

NOVENA. Las partes contratantes quedarán relevadas del cumplimiento de sus obligaciones, por causa de fuerza mayor o por caso fortuito, mientras dicha fuerza mayor o caso fortuito subsistiese. La parte afectada deberá notificar y demostrar a la otra parte, tan pronto y como sea posible, de que ha ocurrido la causa de fuerza mayor o el caso fortuito. Una vez que ésta hubiese cesado, la parte afectada le notificará por escrito a la otra parte, reasumirá el cumplimiento de sus obligaciones y el ejercicio de sus derechos. Se entenderá como causas de fuerza mayor o caso fortuito todos los eventos tales como, problemas laborales de tipo general, regional o nacional; pandemias, emergencias sanitarias, problemas ejidales, comuneros, acción de los elementos, como fenómenos meteorológicos, mal tiempo, inundaciones, deslaves, hundimientos, terremotos y estíos prolongados; leyes, reglamentos, ordenamientos y solicitudes por parte de agencias gubernamentales; ordenamientos o fallos por parte de juzgados; la imposibilidad de obtener en términos y/o plazos razonablemente aceptables, cualquier licencia, permiso o autorización, pública o privada; paros o suspensión de las operaciones de desarrollo y minado llevadas a cabo en y para el beneficio de los LOTES para remediar o evitar violaciones reales o supuestas, presentes o futuras, a las leyes federales, estatales o locales de protección al medio ambiente; guerras o condiciones atribuibles a éstas, ya sean declaradas o no declaradas; motines o revueltas; catástrofes civiles; incendios; explosiones; o cualquier otra causa ya sea similar o no a las anteriores.	NINTH. The Parties will be released from the compliance of their obligations, for force majeure or fortuitous case, while such force majeure or fortuitous case would exist. The damaged Party will notice in writing to the other Party as soon as possible that the event has occurred. Once it has ceased, the affected party will give written notice to the other party, it will resume the compliance of its obligations and the exercise of its rights. It will be understood as force majeure or fortuitous case all events such as, regional, national or general type labor problems; pandemic, sanitary emergencies, agrarian problems, action of elements like meteorological phenomenon, bad weather, floods, landslides, downfalls, earthquakes and prolonged droughts; laws, regulations, ordinances and requests from Government Agencies; court orders or court decrees; impossibility to attain in terms and/or reasonably and acceptably periods, any public or private license, permit or authorization; stops or suspensions of the OPERATIONS to remedy to prevent actual or supposed, present or future violations to Federal, State or Local Laws of protection to environment; wars or conditions attributed to these namely declared or non-declared; mutinies or uprisings; civil catastrophes; fires; explosions; onerousness; or any other cause similar or not to the previous ones, except the impossibility to meet the financial obligations.

Desde ahora CORDILLERAS está de acuerdo en que FABLED quedará relevada de su compromiso pactado en la Cláusula SEGUNDA Punto 5, en caso de presentarse alguna causa de fuerza mayor o caso fortuito, tal y como ha quedado señalado, y reasumirá sus obligaciones, cuando haya cesado tal causa de fuerza mayor o el caso fortuito.	From now on, CORDILLERAS agrees that FABLED will be released from its commitment agreed on the SECOND Article , item 5, in which if were to be presented a force majeure or fortuitous case, just as it has been pointed out, and resume its obligations, once such force majeure or fortuitous case has ceased.

DÉCIMA. Las partes convienen en que, CORDILLERAS no podrá transferir total o parcialmente los derechos e interés en o con respecto al presente Contrato o el Contrato definitivo de Cesión de Derechos, sin el consentimiento previo de FABLED, salvo que dicha cesión sea a favor de una afiliada, en cuyo caso el consentimiento de FABLED no será requerido.

Con excepción de los casos expresamente permitidos en el presente Contrato, FABLED no podrá transferir, o acordar la transmisión, de sus derechos con respecto a los LOTES y respecto de, o por virtud del presente Contrato o del Contrato definitivo de Cesión de Derechos, sin el consentimiento previo de CORDILLERAS, el cual no deberá ser denegado a su sola discreción, y cualquier cesión se considerará inválida a menos que FABLED cumpla con lo previsto en la presente Cláusula.

 TENTH. Parties agree that, CORDILLERAS may not transfer all or any part of its rights and interest in or with respect to this Agreement, or the Rights Assignment Agreement, without the prior consent of FABLED, save and except to an affiliate, which in such case the consent of FABLED will not be required.

DÉCIMA PRIMERA. El presente Contrato será obligatorio para las partes, sus herederos, causahabientes o cesionarios. Las partes, no obstante la naturaleza de estos instrumentos, declaran expresamente que en las convenciones objeto de los mismos, no existe lesión y, aún cuando la hubiese, renuncian expresamente al derecho de pedir la nulidad relativa de que tratan los Artículos respectivos del Código Civil Federal aplicable para toda la República en Materia Federal y los Artículos correlativos de los Códigos Civiles de todas las Entidades de los Estados Unidos Mexicanos y el correspondiente de la Ciudad de México.	Save and except as expressly permitted in accordance with this Agreement, FABLED may not transfer, or agree to transfer, any of its rights and interest in or with respect to the LOTS and under, or by virtue of this Agreement or the Rights Assignment Agreement without the prior consent of CORDILLERAS, which consent may not be withhold in its sole discretion, and any such transfer shall be void unless FABLED complies with the provisions of this Clause.

DÉCIMA SEGUNDA. El presente Contrato se celebra en los términos del Artículo 78 del Código de Comercio, es de naturaleza mercantil, por lo que, para lo que no esté expresamente aquí pactado y para la interpretación y cumplimiento del mismo, se aplicarán la LEY, el REGLAMENTO y la Legislación Mercantil, así como, supletoriamente, el Código Civil Federal aplicable en toda la República en Materia Federal, para lo no previsto en las dos primeras legislaciones. Para la resolución de cualquier controversia que surgiese con motivo de este documento, las partes se someten expresamente a la jurisdicción de los tribunales federales competentes en la Ciudad de Chihuahua, Chihuahua, renunciando a cualquier jurisdicción que pudiese corresponderles debido a sus actuales o futuros domicilios o por cualquier otra causa por privilegiada que fuera.	ELEVENTH. This Agreement will be binding for the Parties, their Heirs, Constituents or Assignees. Parties, notwithstanding the nature of this Instrument, state expressly that in the conventions object thereof, there is no lesion, and even when there were, waive expressly to file relative nullity referred by the respective Articles of the Federal Civil Code applicable for all the Republic at the Federal Level and the related Articles of the Civil Codes of all Entities of The Mexican United States.

Asimismo, este Contrato se celebra en idiomas inglés y español, por lo que, en caso de existir alguna diferencia entre ambas versiones, subsistirá la versión en español.	TWELVETH. This Agreement is entered into in the terms of Article 78 of the Commerce Code, is of business kind, therefore, whatever is not expressly agreed herein and for the interpretation and compliance thereof, the LAW, the REGULATION and the Business Law will be applied, as well as supplementarily, the applicable Federal Civil Code in all the Republic at the Federal level, for that non provided in the two first laws. For the resolution of any controversy which would arise due to this document, the Parties submit expressly to the jurisdiction of the competent courts in the City of Chihuahua, Chihuahua, waiving any jurisdiction which could correspond to them by reason of their present or future addresses or for any other cause.

Furthermore, this Agreement is entered into in Spanish and English, therefore in case of any difference between both versions, the Spanish version shall prevail.

Este documento es hecho en cuatro ejemplares, uno para cada una de las partes, uno para fines notariales y el restante para el REGISTRO, y una vez leído, lo ratifican en todos sus términos y firman, para debida constancia: CORDILLERAS el ____ de diciembre del año 2020, en la Ciudad de Torreón, Estado de Coahuila, y FABLED el ____ de __________ del año 202__, en la Ciudad de __________, Estado de ____________.

This document is made in four counterparts, one for each one of the Parties, one more for notary purposes and the remaining for the REGISTRY, and once read, they ratify it in all its terms and sign for the record: CORDILLERAS on December _____, 2020, in the City of Torreón, State of Coahuila, and FABLED on December, ______, 202___ in the City of _________, State of _______________.

CORDILLERAS	CORDILLERAS

MINERA DE CORDILLERAS, S. DE R.L. DE C.V.	MINERA DE CORDILLERAS, S. DE R.L. DE C.V.
Representada por	Represented by Mr.
WARREN MICHAEL REHN	WARREN MICHAEL REHN

FABLED	FABLED

FABLED SILVER GOLD MEXICO CORP, S.A. DE C.V.	FABLED SILVER GOLD MEXICO CORP, S.A. DE C.V.
Representada por	Represented by
LUC PELCHAT	LUC PELCHAT

CONTRATO DE EXPLORACIÓN Y PROMESA DE CESIÓN DE DERECHOS MINEROS QUE CELEBRAN POR UNA PARTE LA PERSONA MORAL FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SEÑOR LUC PELCHAT, Y POR LA OTRA PARTE, MINERA DE CORDILLERAS, S. DE R.L. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SEÑOR WARREN MICHAEL REHN MISMO QUE SUJETAN AL TENOR DE LAS SIGUIENTES DEFINICIONES, DECLARACIONES Y CLÁUSULAS:	EXPLORATION AGREEMENT WITH PROMISE TO ASSIGN MINING RIGHTS ENTERED INTO FORCE BETWEEN THE COMPANY FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., REPRESENTED IN THIS ACT BY MR. LUC PELCHAT AND ON THE OTHER HAND, MINERA DE CORDILLERAS, S. DE R.L. DE C.V., REPRESENTED IN THIS ACT BY MR. WARREN MICHAEL REHN; SUBJECT TO THE FOLLOWING DEFINITIONS, STATEMENTS AND CLAUSES:

D E F I N I C I O N E S:	D E F I N I T I O N S:

Las partes acuerdan que, para los efectos de este Contrato, las definiciones utilizadas en el mismo tendrán los siguientes significados:	Both parties agree that, for the purpose of this Agreement, the definitions used herein will have the following meanings:

FABLED: FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., así como sus causahabientes y cesionarios, y cualesquiera personas, sociedad o entidad jurídica, nacional o extranjera, que ésta designase para el ejercicio de cualquiera de los derechos derivados de este Contrato y que se encuentre legalmente capacitada para ello.	FABLED: FABLED SILVER GOLD MEXICO CORP., S.A. DE C.V., as well as its constituents, and any other individual, corporation or legal entity, domestic or foreign, that this would designate for the exercise of any of the rights derived from this Agreement and that is duly able to do so.

CORDILLERAS: MINERA DE CORDILLERAS, S. DE R.L. DE C.V., así como sus causahabientes y cesionarios, y cualesquiera personas, sociedad o entidad jurídica, nacional o extranjera, que ésta designase para el ejercicio de cualquiera de los derechos derivados de este Contrato y que se encuentre legalmente capacitada para ello.	CORDILLERAS: MINERA DE CORDILLERAS, S. DE R.L. DE C.V., as well as its constituents and any other individual, corporation or legal entity, domestic or foreign, that this would designate for the exercise of any of the rights derived from this Agreement and that is duly able to do so.

CONTRATO DE EXPLORACIÓN: El Contrato de Exploración Minera y de Promesa de Cesión de Derechos celebrado entre el Ing. José Alfredo Cervantes Rivera y CORDILLERAS, de fecha 4 de agosto de 2017, con respecto a las concesiones mineras Maria, Título: 226591, Martia III Título: 231703 y MARIA II FRACC. I título 230200, en trámite de inscripción ante el REGISTRO, copia del cual se adjunta a este documento como Anexo 1, formando parte integral del mismo.	EXPLORATION AGREEMENT: The Contract of Mining Exploration and Promise of Assignment of Rights and Obligations entered into by and between Mr. José Alfredo Cervantes Rivera and CORDILLERAS, dated August 4th, 2017, regarding the following mining claims: Concession named Concession named María, Title number: 226591, Concession Martia III, Title number: 231703, and Concession MARIA II FRACC. I, Title number 230200, in process of being recorded against title with the REGISTRY, copy of such agreement is attach to this document as an Appendix 1, being an integral part of this document.

LOTES: Las concesiones mineras Maria, Título: 226591, Martia III Título: 231703 y MARIA II FRACC. I título 230200, copia de los títulos de concesión minera de dichos LOTES se adjunta a este documento como Anexo 2, formando parte integral del mismo.	LOTS: The mining concessions named Concession named María, Title number: 226591, Concession Martia III, Title number: 231703, and Concession MARIA II FRACC. I, Title number 230200, copies of the mining certificates of the LOTS are attach to this document as an Appendix 2, being and integral part of this document.

DERECHOS: Los derechos de exploración y explotación minera derivados de los títulos de concesión minera con respecto a los LOTES.	RIGHTS: Rights of exploration and exploitation derived from the title of mining concessions concerning the LOTS.

CONDICIONES: Las siguientes condiciones que cada una de partes, respectivamente, deberá de cumplir para que se puedan transmitir, en su caso, el 100% de los derechos y la titularidad de los LOTES a favor de FABLED:	CONDITIONS: The following conditions that each of the parties, respectively, shall fulfill in order to be able to transfer, if that is the case, the 100% of the rights and ownership of the LOTS in favor of FABLED:

4. FABLED deberá estar debidamente capacitada para ser titular de concesiones mineras conforme a la LEY y su REGLAMENTO.	4. FABLED shall be duly authorized in order to be holder of mining concessions in accordance with the LAW and its REGULATION.

5. CORDILLERAS deberá cumplir con lo previsto en el CONTRATO DE EXPLORACIÓN y con ello adquirir de manera fehaciente el 100% de los derechos y la titularidad de los LOTES, y convertirse en la titular registrada de los mismos ante el REGISTRO.	5. CORDILLERAS shall fulfill the EXPLORATION AGREEMENT and acquire reliably the 100% of the rights and ownership of the LOTS, and become the registered holder of the same before the REGISTRY.

6. FABLED deberá pagar a CORDILLERAS todos y cada uno de los pagos previstos en la Cláusula Segunda inciso 5, del presente Contrato.	6. FABLED shall pay to CORDILLERAS each and all payments provided in the Clause Second, section 5, of this Agreement, and perform all of its obligations hereunder.

GRAVÁMENES PERMITIDOS: con respecto a los LOTES, (i) Gravámenes por evaluación, obligaciones de pago por indemnizaciones laborales o cualesquiera previstas en la legislación laboral y de previsión social, cargas o gravámenes impuestos por cualquier autoridad gubernamental, y que no estén todavía vencidas; (ii) Gravámenes por créditos fiscales que no estén aún vencidos; (iii) ocupaciones temporales, servidumbres, derechos de paso y otros derechos, reservaciones, condiciones, limitaciones, comodatos o restricciones que no interfieran materialmente con, materialmente afectar o materialmente impedir la operación en los LOTES; (iv) Gravámenes provenientes de, o solicitados por una persona o entidad distinta a CORDILLERAS; y (v) los derechos reservados o conferidos a cualquier autoridad gubernamental que controle o regule a los LOTES.	PERMITTED ENCUMBRANCES: with respect to the LOTS, (i) Encumbrances for assessments, obligations under workers compensation or other social welfare legislation or other requirements, charges or levies of any governmental authority, in each case not yet overdue; (ii) Encumbrances with respect to taxes that are not yet due and payable; (iii) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the LOTS; (iv) Encumbrances arising by, through or under a person or entity other than CORDILLERAS; and (v) the rights reserved to or vested in any governmental authority to control or regulate the LOTS.

LEY: Ley Minera.	LAW: Mining Law

REGLAMENTO: Reglamento de la Ley Minera.	REGULATION: Regulations of the Mining Law.

REGISTRO: Registro Público de Minería.	REGISTRY: Mining Public Registry.

IVA: Impuesto al Valor Agregado.	IVA: Value Added Tax.

LFD: Ley Federal de Derechos.	LFD: Federal Fees Law.

LISR: Ley del Impuesto Sobre la Renta.	LISR: Income Tax Law.

D E C L A R A C I O N E S:	D E C L A R A T I O N S:

II. Declara el representante de CORDILLERAS bajo protesta de decir verdad que:	I.CORDILLERAS’s legal representative hereby states, under truthful oath that:

9.	Su representada es una sociedad minera, mexicana, constituida conforme a las Leyes de los Estados Unidos Mexicanos, de conformidad con la escritura pública número 42,114 de fecha 9 de noviembre de 1994, otorgada ante el licenciado Javier del Valle Palazuelos, Notario Público número 61 del Distrito Federal (ahora Ciudad de México), e inscrita en el Registro Público de la Propiedad y del Comercio de Agua Prieta, Estado de Sonora, el día 21 de diciembre de 1994, bajo el número 129, de la Sección Comercio, volumen dos, libro primero, con Registro Federal de Contribuyentes MCO941109LQ2, y legalmente capacitada para ser titular de concesiones mineras, así como explorar, explotar y ceder las mismas, de conformidad con lo establecido en la LEY, el REGLAMENTO y el CONTRATO DE EXPLORACIÓN, por lo tanto capacitada para celebrar el presente Contrato.	9.	The company he represents is a Mexican mining company, incorporated pursuant to the laws of the United Mexican States, as it shows in public deed number 42,114 dated November 9, 1994, certified and attested to by Mr. Javier del Valle Palazuelos, Notary Public number 61 for the Federal District (now Mexico City), and register with the Public Registry of Property and Commerce of Agua Prieta, State of Sonora, on December 21, 1994, under the entry 129, of the Commerce Section, volume two, book first, , with TAX ID Number MCO941109LQ2; with the capacity of holding mining concessions, as well as to explore, exploit, and assign mining concessions, pursuant to what is established in the LAW and its REGULATION and the EXPLORATION AGREEMENT, and therefore, duly authorized to enter into this Agreement.

10.	Tiene facultades suficientes para actuar en nombre y representación de CORDILLERAS, obligándola en los términos de este Contrato; facultades que a la fecha de la firma de estos documentos no le han sido revocadas o modificadas en forma alguna.	10.	Has full powers and faculties to represent CORDILLERAS, binding it under the terms of this Agreement; powers and faculties that have not been revoked or modified in any manner whatsoever, as of the date hereof.

11.	El CONTRATO DE EXPLORACIÓN se encuentra vigente, y CORDILLERAS al corriente respecto del cumplimiento de sus obligaciones establecidas en el mismo, al momento de celebrar el presente Contrato.	11.	The EXPLORATION AGREEMENT is in place, and CORDILLERAS is in full compliance in respect to its obligations under the said agreement, upon the execution of this Agreement.

	Así mismo, el día 31 de julio de 2020, el Ing. José Alfredo Cervantes Rivera y CORDILLERAS celebraron un Segundo Convenio Modificatorio a los Contratos de Exploración Minera y de Promesa de Cesión de Derechos, a través del cual modifican los pagos necesarios para el ejercicio de la opción concedida, extendiéndose el último pago hasta el día 4 de febrero de 2022.		Likewise, on July 31, 2020, José Alfredo Cervantes Rivera and CORDILLERAS, entered into force a Second Modifying Covenant to the Mining Exploration and Option of Assignment of Rights Agreement, whereby the necessary payments to exercise the option were modified and the last payment was extended until February 4, 2022.

En ese sentido, al día de hoy, CORDILLERAS ostenta los derechos de exploración sobre los LOTES, así como el derecho exclusivo e irrevocable de ejercer una opción de cesión de derechos definitiva para adquirirlo en su totalidad.	In consequence, as of today, CORDILLERAS holds the exploration rights of the LOTS, as well as the exclusive and irrevocable right to exercise an option of assignment of rights to acquire it in its entirety.

12. CORDILLERAS adquirió el derecho de exclusivo de explorar y explotar los LOTES y la promesa de cesión de derechos de los mismos, de conformidad con el CONTRATO DE EXPLORACIÓN.	12. CORDILLERAS acquired the exploration and exploitation rights of the LOTS and the promise of assignment of rights of such according to the EXPLORATION AGREEMENT.

En ese sentido, actualmente, CORDILLERAS es titular de los derechos de exploración y explotación sobre los LOTES.	In this sense, CORDILLERAS currently holds the exploration and exploitation rights over the LOTS.

Asimismo, y de conformidad con la Cláusula Décima Tercera del CONTRATO DE EXPLORACIÓN, CORDILLERAS tiene la facultad y/o el derecho de ceder total o parcialmente los derechos adquiridos y reconocidos en dicho instrumento, con la necesidad del consentimiento del titular de los LOTES.	Likewise, and according to the Thirteenth Clause of the EXPLORATION AGREEMENT, CORDILLERAS is entitled to totally or partially assign the rights acquired and recognized in such agreement, with the consent of the holder of the LOTS.

13. Que los derechos y capacidad legal de CORDILLERAS, respecto a los LOTES no han sido limitados ni revocados, y que no ha incurrido en causal de nulidad, suspensión o insubsistencia de derechos y que no se encuentra en conocimiento de oposición alguna de cualquier tercero respecto de la firma de este documento y la celebración del CONTRATO DE EXPLORACIÓN establecido en el mismo, ni de la celebración de cualesquiera otros Contratos o documentos que de éste derivan.	13. That the rights and legal capacity of CORDILLERAS regarding the LOTS, has not been limited or revoked and that it has not incurred in grounds of nullity, suspension or lack of subsistence of rights and that it is not aware of any opposition from any third party regarding the signing of this document and the conclusion of the EXPLORATION AGREEMENT established therein, nor of the conclusion of any other contracts or documents deriving therefrom.

14. Los DERECHOS se encuentran libres de todo gravamen, afectación, carga o limitación de dominio de cualquier naturaleza, con excepción de los GRAVÁMENES PERMITIDOS y que, con excepción de este documento y de las obligaciones contenidas en el CONTRATO DE EXPLORACIÓN, no ha celebrado, ni celebrará contrato alguno, ni ha ejecutado, o ejecutará, acto alguno, que grave, afecte o limite, en cualquier forma, estos DERECHOS.	14. The RIGHTS are free from any lien, limit, debt, encumbrance or ownership limitation of any nature other than PERMITTED ENCUMBRANCES and that, with the exception of this document, and the obligations contained in the EXPLORATION AGREEMENT, has neither executed entered nor will enter into any contract whatsoever, and has not performed and will not perform any act regarding the assets and rights that may burden, encumber, affect or limit in any form those RIGHTS.

15. A la fecha, los LOTES se encuentran vigentes y en cumplimiento de sus obligaciones que establece la LEY.	15. That at this date, the LOTS are currently valid and in good standing according to the LAW.

16. Por medio del presente documento, desea transmitir a FABLED, el derecho exclusivo a explorar los LOTES en los términos y condiciones establecidas en el CONTRATO DE EXPLORACIÓN y el presente instrumento legal, y en su caso, celebrar una Cesión de Derechos Definitivo que se definirá debidamente en las siguientes Cláusulas, y sujeto al cumplimiento de las CONDICIONES.	16. That by means of this document it is willing to transfer in favor of FABLED the exclusive right to explore the LOTS, according to the terms and conditions provided in the EXPLORATION AGREEMENT and the ones provided herein, and if applicable, enter into a Definitive Assignment Agreement defined below, and subject to the fulfillment of the CONDITIONS.

II. Declara el representante de FABLED bajo protesta de decir verdad que:	II. The legal representative of FABLED declares under truthful oath that:

4. Su representada es una sociedad minera, mexicana, constituida conforme a las leyes de los Estados Unidos Mexicanos, como consta en la póliza número 14,955 de fecha 5 de Agosto de 2020, otorgada ante el Lic. Luis Arevalo Contreras, Corredor Público Número 1, en la ciudad de Acapulco, Estado de Guerrero, inscrita en el Registro Público de Comercio de dicha ciudad, bajo el folio mercantil electrónico número N-2020043055, el 7 de Agosto de 2020 y en trámite de registro en el Libro de Sociedades Mineras del REGISTRO.	3. The company he represents is a Mexican mining company, incorporated pursuant to the laws of the United Mexican States, as it shows in public deed number 14,955 dated August 5, 2020, granted before Lic. Luis Arevalo Contreras, Notary Public Number -1 of Acapulco, Guerrero, registered in the Commerce Public Registry of said city, under electronic commercial folio N-2020043055 on August 7, 2020 and in process in the Book of Mining Companies of the REGISTRY.

5. Tiene facultades suficientes para actuar en nombre y representación de FABLED, obligándola en los términos de este Contrato; facultades que a la fecha de la firma de este documento no le han sido revocadas o modificadas en forma alguna.	4. Has sufficient authority to act in the name and representation of FABLED, binding it under the terms of this Agreement, authority that upon the date of execution of this document has not been revoked or modified in any form.

6. FABLED desea adquirir los derechos de exploración derivados del CONTRATO DE EXPLORACIÓN, celebrar el presente Contrato, en los términos y condiciones que aquí se indican.	4. FABLED wishes to acquire the exploration rights derived from the EXPLORATION AGREEMENT enter this agreement, under the terms and conditions provided herein.

Dadas las declaraciones anteriores, las partes convienen en las siguientes:	In virtue the above-mentioned representations and warranties, the parties agree upon the following:

C L Á U S U L A S:	C L A U S E S:

PRIMERA. Por medio del presente Contrato, CORDILLERAS, en los términos de las disposiciones legales aplicables, transmite a favor de FABLED los derechos exclusivos para la exploración (pero no de explotación) de los LOTES.	FIRST. Through this Agreement and in the terms of the applicable legal dispositions, CORDILLERAS transfers in favor of FABLED the exclusive rights for the exploration (but not the exploitation) of the LOTS.

Adicionalmente, CORDILLERAS otorga a FABLED durante la vigencia del presente Contrato, la opción exclusiva e irrevocable para adquirir el 100% (cien por ciento) de los derechos derivados de los LOTES, a través del ejercicio de la Opción de acuerdo con los términos que serán descritos más adelante (referida en los sucesivo como la OPCIÓN DE FABLED).	In addition, CORDILLERAS grants to FABLED during the term of this Agreement, the exclusive and irrevocable option to acquire 100% (one hundred percent) interest in the rights derived from the LOTS, by means of exercising the Option in the terms described herein below (hereinafter referred as the FABLED OPTION).

Ambas partes reconocen expresamente que los DERECHOS que se otorgan por medio del presente Contrato, así como la OPCIÓN DE FABLED que CORDILLERAS otorga a favor de FABLED, se encuentran libres de todo gravamen, y/o cualquier otra afectación legal que pudiese limitar y/o restringir su ejercicio, salvo por los GRAVÁMENES PERMITIDOS y las obligaciones pactadas en el CONTRATO DE EXPLORACIÓN.	Both parties expressly recognize that the RIGHTS granted through this Agreement, as well as the FABLED OPTION granted by CORDILLERAS in favor of FABLED, are free of encumbrances, liens, and/or any legal affection that could limit and/or restricts it duly exercise, except for PERMITTED ENCUMBRANCES and the agreed in the EXPLORATION AGREEMENT.

El derecho exclusivo de explorar los LOTES iniciará a partir de la fecha de ratificación ante Notario Público de este documento por ambas partes y seguirá en vigor durante los siguientes 24 (veinticuatro) meses, mismo plazo que será forzoso para CORDILLERAS y voluntario para FABLED, por lo que ésta última podrá darlo por terminado, en cualquier momento, mediante una notificación por escrito dirigida a CORDILLERAS, sin responsabilidad adicional alguna, excepto por las obligaciones de remediación y aquellos derechos sobre minería y demás obligaciones que le correspondan en virtud de este instrumento, en forma proporcional a la fecha en que éste se dé por terminado.	The sole right to explore the LOTS will start from the date of ratification before Notary Public of this document by both parties and will continue in force during the following 24 (twenty four) months, same term which will be binding for CORDILLERAS, and voluntary for the FABLED, therefore, FABLED will be able to terminate it at any time, by written notice addressed to CORDILLERAS, with no other liability, except for reclamation obligations and those mining rights and other obligations which correspond to it by virtue of this instrument, in a proportional way to the date on which this is terminated.

La exploración objeto de este Contrato comprende, entre otros, los trabajos que permitan localizar, identificar y cuantificar las substancias minerales existentes en los LOTES, consistentes en investigaciones, reconocimientos y exploraciones geológicas, geofísicas y geoquímicas, incluyendo trabajos topográficos, perforaciones de cualquier clase y obras mineras tales como tajos, socavones, frentes, cruceros, tiros y demás que la FABLED considere convenientes para los fines de la exploración minera.	The exploration object hereof, covers among others, the works which allow to locate, identify and quantify the existing mineral substances in the LOTS, consisting on investigations, recognitions and geological, geo-physical and geo-chemical explorations, including topographic works, drillings of any kind and mining works such as cuts, galleries, fronts, cleavages, shafts and other which FABLED deems convenient for the purposes of the mineral exploration.

FABLED queda facultada para ejecutar, a su costo y riesgo, todas las obras, así como para construir las estructuras, mejoras, vías de acceso y demás, así como para instalar y emplear toda la maquinaria y equipo que se requiera para la exploración, los que podrán ser retirados en cualquier momento, durante la vigencia de este Contrato de Exploración Minera y durante un plazo adicional de 90 (noventa) días naturales contados a partir de la fecha de su terminación. Queda entendido que las obras permanentes de fortificación, los ademes y, en general, las obras necesarias para la seguridad y estabilidad de las minas no podrán ser retiradas, de acuerdo con lo previsto por la Fracción V del Artículo 27 de la LEY.	FABLED remains empowered to execute, at its cost and risk, all works, as well as to construct the structures, buildings, improvements, access roads, and others, as well as to install and use all machinery and equipment required for the exploration, which may be withdrawn at any time, during the term of this Agreement and during an additional term of 90 (ninety) calendar days as of the date of its termination. It is understood that the permanent fortification works, pit props, and in general, necessary works for the safety and stability of mines may not be withdrawn, pursuant to Fraction V of Article 27 of the LAW.

CORDILLERAS, por su parte, coadyuvará con FABLED para, de ser necesario, negociar con los propietarios o poseedores de la superficie que abarcan los LOTES, el otorgamiento de cualesquier autorizaciones, permisos o servidumbres que fuesen necesarios para realizar las obras y construcciones, sean temporales o permanentes, a que se refiere el punto anterior, incluyendo el solicitar y obtener las expropiaciones, ocupaciones temporales o constitución de servidumbre de los terrenos indispensables para llevar a cabo las obras y trabajos de exploración, conforme la Fracción IV del Artículo 19 de la LEY, en tanto no se celebre el Contrato Definitivo de Cesión de Derechos que se mencionará más delante. Asimismo, desde ahora CORDILLERAS se obliga a coadyuvar con FABLED en todos y cada uno de los trámites que sean necesarios realizar ante la Secretaría de Medio Ambiente y Recursos Naturales, a efecto de realizar las OPERACIONES en los términos de estos Contratos.	CORDILLERAS, on its side, will assist FABLED, if necessary, to negotiate with the owners or possessors of the surface covered by the LOTS, the granting of any authorizations, permits or easements which were to be necessary to undertake the works and constructions, temporary or permanent, referred by the previous item, including to request and to obtain expropriations, temporary occupations or establishment of easement of indispensable lands to undertake the works and exploration activities, pursuant to Fraction IV of Article 19 of the LAW, while the final Rights Assignment Agreement is not entered into which will be mentioned below. Likewise, as of this moment, CORDILLERAS binds to help FABLED in any and all necessary processes to be performed before the Natural Resources and Environment Secretariat, for the purpose to undertake the OPERATIONS in the terms hereof.

Cada seis (6) meses según sea requerido, CORDILLERAS entregará sin demora a FABLED y en cualquier caso antes de los treinta (30) días previos a la fecha de pago un estado de cuenta detallando los derechos sobre minería que se deberán ser pagados respecto de los LOTES (más el correspondiente IVA).	Every six (6) months as required, CORDILLERAS will deliver to FABLED promptly and no later than thirty (30) days prior to their due dates an itemized statement of the mining taxes due for the LOTS (plus any applicable IVA).

FABLED deberá realizar el pago de los derechos sobre minería respecto de los LOTES, y deberá proporcionar copia de dichos pagos de derechos, con por lo menos veinte (20) días de anticipación a la fecha en que se venzan dichos pagos y si CORDILLERAS no recibe dicha información en tiempo y forma, CORDILLERAS podrá (más no estará obligada) a realizar dichos pagos directamente a la autoridad correspondiente en o el día previo a la fecha de vencimiento de dichos pagos. En tal caso, CORDILLERAS deberá entregar los recibos correspondientes de los pagos realizados, y FABLED deberá reembolsar a CORDILLERAS la cantidad que corresponda por dichos pagos.	FABLED shall make payment of the required amount of the mining taxes over the LOTS, and provide CORDILLERAS with evidence of such payment, at least twenty (20) days prior to the date each such payment is due. If CORDILLERAS does not timely receive such information, CORDILLERAS may (but shall not be obligated to) make such payments directly to the relevant governmental authority on or prior to the date any such payment is due. In that event, CORDILLERAS will provide FABLED with evidence such payment has been made and FABLED shall promptly reimburse CORDILLERAS for the amount of such payment.

Durante el término del presente Contrato, FABLED deberá realizar los trabajos y obras suficientes durante cada periodo de tiempo para cumplir con los montos mínimos de inversión y las comprobaciones de obras en los LOTES por cada periodo. FABLED deberá proporcionar evidencia de la realización de dichos trabajos, facturas y la información que soporte los mismos y sea razonablemente suficiente, a CORDILLERAS con por lo menos treinta (30) días de anticipación a la fecha en la cual se deban de presentar los informes de comprobación de obras ante la autoridad correspondiente en los términos de la LEY. CORDILLERAS deberá presentar los informes de comprobación de obras ante la autoridad gubernamental correspondiente por lo menos quince (15) días de anticipación a la fecha de vencimiento para presentar los mismos.	During the term of this Agreement, FABLED must conduct sufficient operations during each applicable time period as will satisfy the minimum expenditure amounts and the assessment work obligations for each of the LOTS for each such period. FABLED shall provide evidence of the performance of such operations, invoices and related back-up information as is reasonably required, to CORDILLERAS at least thirty (30) days prior to the date that proof of the performance of such assessment work must be filed with the appropriate governmental authority under the LAW. CORDILLERAS shall file proof of the performance of that work with the appropriate governmental authority at least fifteen (15) days prior to the applicable filing deadline.

En la ejecución de la exploración, FABLED se obliga a:		In the execution of the exploration purpose hereof, FABLED binds to:

a)	Ejecutar los trabajos de exploración conforme a los usos y costumbres del buen minero, de acuerdo con la LEY y el REGLAMENTO y demás disposiciones legales relacionadas con las actividades mineras.	a)	Execute the exploration works according to the usages and customs of the good miner, pursuant to the LAW and the REGULATION and other legal provisions related to mining activities.

b)	Cubrir los derechos sobre minería a que se refiere el Artículo correspondiente de la LFD respecto a los LOTES, siempre que este documento se encuentre vigente.	b)	Cover the fees on mining referred by the corresponding Article of the LFD on mining concessions in respect to the LOTS, as long as this document is in force.

c)	Reparar y cuidar la conservación de la mojonera del punto de partida de los LOTES, para lo cual, CORDILLERAS se obliga a entregar a FABLED la documentación correspondiente, tal como trabajos periciales, certificados de amojonamiento y demás que se requieran.	e)	Repair and take care of the keeping of the landmark from the starting point of the LOTS, for which, CORDILLERAS binds to deliver to FABLED the corresponding documentation, such as expert works, landmark certificates and others which were required.

d)	Entregar a CORDILLERAS, dentro de un plazo de 60 ( sesenta) días naturales posteriores a la terminación de este Contrato, si no se llegase a celebrar el Contrato definitivo de Cesión de Derechos que se mencionará más adelante, una información de los datos relacionados con la ejecución de trabajos efectuados en los LOTES por el tiempo en que estuviese vigente este Contrato; en la información general de los datos se incluirá copias de los planos geológicos, topográficos y de las perforaciones efectuadas. Asimismo, FABLED pondrá a disposición de CORDILLERAS los sobrantes y testigos de las muestras producidas por la barrenación que se hubiese desarrollado en los LOTES.	f)	Deliver CORDILLERAS, within a 60 ( sixty) calendar day term after the termination of this Agreement, if the final Rights Assignment Agreement which will be mentioned below were not entered into, all information generated, in addition to the documentation related to the execution of works made during the last calendar year during which this Agreement was in force; which will include assaying which would have been made, with copies of the geological, topographic drawings and of the drillings made. Likewise, FABLED will make available to CORDILLERAS the remnants and samples produced by the boring which would have taken place on the LOTS.

e)	Responder por las obligaciones en materia laboral, de seguridad social, fiscal y demás, respecto al personal de FABLED que labore en los LOTES con motivo de los trabajos de exploración que realice conforme a este Contrato.	e)	Be responsible for the labor, social security, tax and other obligations, in respect to FABLED'S staff who works on the LOTS due to the exploration works it undertakes pursuant to this Agreement.

f)	Cumplir con las disposiciones a que se refieren los Artículos 34 y 39 de la LEY, por lo que FABLED será la única responsable de mitigar aquellos impactos ambientales que pudiesen surgir como resultado de sus actividades exploratorias en los LOTES.	f)	Comply with provisions referred by Articles 34 and 39 of the LAW, so FABLED will be solely responsible for mitigating those environmental impacts which could arise as a result of its exploratory activities in the LOTS,

En la ejecución de la exploración objeto del presente documento, FABLED se subroga única y exclusivamente respecto de las obligaciones de CORDILLERAS establecidas en la Cláusula Primera, numeral 6., del CONTRATO DE EXPLORACIÓN, es decir única y exclusivamente respecto de la ejecución de los trabajos de exploración.		In the execution of the exploration subject of this document, FABLED is subrogated with respect solely to the obligations provided in the Clause First, section 6., of the EXPLORATION AGREEMENT. , that is only and exclusively in respect to the execution of the exploration works.

PROMESA DE CESIÓN DE DERECHOS		RIGHTS ASSIGNMENT PROMISE

SEGUNDA. CORDILLERAS, en este acto, promete y se obliga, en forma irrevocable, a ceder en propiedad a FABLED, y una vez que se hayan cumplido las CONDICIONES, en los términos de las disposiciones aplicables, sin reserva ni limitación alguna, libre de toda carga, limitación o gravamen, los DERECHOS, al solicitárseles la cesión de éstos, mediante aviso por escrito con 5 (cinco) días naturales de anticipación a la fecha en que se desee ejercitar el derecho de que se trata, en los términos del Artículo 83 del REGLAMENTO y conforme a lo siguiente:		SECOND. CORDILLERAS in this act, promises and binds, in an irrevocable way, to assign the property to FABLED, and subject to the fulfillment of the CONDITIONS, in the terms of the applicable provisions, without reserve neither any limitation, free from all burden, limitation or encumbrance, the RIGHTS, by requesting the assignment of these, by written notice with 5 (five) calendar days in advance to the date in which it is desired to exercise the corresponding right, in the terms of Article 83 of the REGULATION and pursuant to the following:

1. El plazo dentro del cual FABLED, y sujeto al cumplimiento de las CONDICIONES, podrá ejercitar el derecho a que CORDILLERAS le ceda el 100% de la titularidad y los DERECHOS derivados de los LOTES, es de 24 (veinticuatro) meses, contados a partir de la fecha de firma y ratificación ante Notario Público de este documento por ambas partes.

1. The term within which FABLED, and subject to the fulfillment of the CONDITIONS, will be able to exercise, the right for CORDILLERAS to assign the 100% ownership and the RIGHTS derived from the LOTS, is of 24 (twenty-four) months, as of the date of signature and ratification before a Public Notary hereof by both Parties.

2. FABLED tendrá el derecho de adquirir el 100% de la titularidad y los DERECHOS derivados de los LOTES, en cualquier momento durante el periodo de 24 (veinticuatro) meses mencionado arriba, siempre y cuando se hayan cumplido todas las CONDICIONES establecidas en el presente Contrato.

2. FABLED shall be entitled to acquire 100% of the ownership and the RIGHTS derived from the LOTS, at any time during the 24 (twenty-four) month period referred above, provided that all of the conditions provided in this Agreement have been fulfilled.

3. CORDILLERAS se obliga a que, durante el plazo señalado, no gravará, ni limitará, en forma alguna, los DERECHOS, ni celebrará contrato alguno respecto a los LOTES, salvo con FABLED, por lo que garantiza la existencia, legitimidad y disponibilidad de los derechos referidos. Asimismo, CORDILLERAS se obliga a no solicitar el desistimiento o reducción de la superficie concesionada que amparan los LOTES, sin autorización expresa y por escrito por parte de FABLED que establezca el común acuerdo de esa acción.

3. CORDILLERAS binds, during the indicated term, not to burden, neither to limit in any way, the RIGHTS, nor enter into any contract in respect to the LOTS, except with FABLED, therefore, guarantees the existence, legitimacy and availability of said rights. Likewise, CORDILLERAS binds not to file the voluntary dismissal of action or reduction of the surface covering the LOTS, without express written authorization by FABLED which sets forth the common agreement of that action.

4. FABLED se obliga a cumplir de conformidad con la LEY, con la ejecución y comprobación de obras o trabajos de exploración, además de las de pagos de derechos mineros, proporcionando a CORDILLERAS las evidencias que demuestren el cumplimiento de dichas obligaciones.

4. FABLED binds to comply with the execution and verification of works of exploration works and other obligations referred by the LAW, and binds to perform them in addition to payments of mining fees, providing CORDILLERAS evidences which demonstrate the compliance of such obligations.

5. Por el otorgamiento de los derechos objeto de este Contrato, FABLED pagará a CORDILLERAS, las cantidades que se indican a continuación y dentro de los plazos que se expresan, sujeto a lo señalado en los siguientes incisos de este punto:

5. For the granting of the rights object of this Agreement, the FABLED will pay to the CORDILLERAS, the amounts which are indicated herein below and within the terms which are expressed, subject to that indicated on the following incises hereof:

a)       A la firma y ratificación del presente documento por ambas partes FABLED pagará a CORDILLERAS la cantidad total de $ 250,000.00 (DOSCIENTOS CINCUENTA MIL 00/100 USD) Dólares americanos, como contraprestación para que el derecho exclusivo de adquirir los DERECHOS se extienda por 12 (Doce) meses a partir de esta fecha.

a)       Upon the signature and ratification of this document by both parties FABLED shall pay to CORDILLERAS the amount of $250,000.00 (TWO HUNDRED AND FIFTY- THOUSAND 00/100 USD) Dollars as a consideration so the exclusive right to acquire the RIGHTS is extended for 12 (Twelve) months as of this date.

b) Por lo menos 15 (quince) días antes el 4 de febrero de 2021, la cantidad total de $120,000.00 (CIENTO VEINTE MIL 00/100) dólares americanos.	b) At least fifteen (15) days prior to February 4th, 2021, the total amount of $120,000.00 (ONE HUNDRED TWENTY THOUSAND 00/100) US Dollars.
c) Por lo menos 15 (quince) días antes del 4 de agosto del 2021, la cantidad total de $120,000.00 (CIENTO VEINTE MIL 00/100) dólares americanos.	c) At least fifteen (15) days prior to August 4th, 2021, the total amount of $120,000.00 (ONE HUNDRED TWENTY THOUSAND 00/100) US dollars.

d)      A más tardar el día en que se cumplan 12 (doce) meses a partir de la fecha de firma y ratificación del presente documento por ambas partes, o al siguiente día hábil si no lo fuese, o al siguiente día hábil si no lo fuese, $750,000.00 (Setecientos cincuenta mil 00/100 USD) Dólares Americanos como contraprestación para que el derecho exclusivo de adquirir los DERECHOS se extienda por 12 (Doce) meses a partir de esta fecha.

d)       At the latest, the day when the 12 (twelve) months elapse from the date of this Agreement is duly executed and ratified by both parties, or the next business day if it were not, the amount of $750,000.00 (Seven hundred and fifty- thousand 00/100 USD), Dollars as a consideration so the exclusive right to acquire the RIGHTS is extended for 12 (Twelve) months as of this date.

e) Por lo menos 15 (quince) días antes del 4 de febrero de 2022, la cantidad total de $140,000.00 (CIENTO CUARENTA MIL 00/100) dólares americanos.	e) At least fifteen (15) days prior to February 4th, 2022, the total amount of $140,000.00 (ONE HUNDRED FORTY THOUSAND 00/100) US dollars.

f)       De llegarse a ejercer la opción por parte de FABLED para adquirir los DERECHOS, a más tardar el día en que se cumplan los 24 (veinticuatro) meses contados a partir de la fecha de firma y ratificación del presente documento por ambas partes, o al siguiente día hábil si el último día del periodo de 24 (veinticuatro) meses es inhábil de conformidad con las leyes de México. Las partes acuerdan que FABLED solo podrá ejercer la OPCIÓN FABLED si ejerce al mismo tiempo la opción para adquirir las concesiones denominadas Santa María, Título: 216532 y Punto Com Título: 228022, de conformidad con lo establecido en el Contrato de Exploración y Promesa de Cesión de Derechos que con esta misma fecha están celebrando las partes respecto de dichas concesiones.

f) If FABLED would exercise the option to acquire the RIGHTS, at the latest when the 24 (Twenty-four) months elapse from the date of signature and ratification of the foregoing document by both Parties, or the next business day if the last day of that 24-month period is not a business day under the laws of Mexico. The parties agree that FABLED may exercise the FABLED OPTION only if it exercises at the same time its option to purchase the concessions named Santa María, Title number: 216532 and Concession named Punto Com, Title number: 228022, as contemplated in that Exploration Agreement with Promise to Assign Mining Rights between the parties of even date herewith, over such concessions.

La cantidad de $1,000,000.00 (Un millón 00/100 USD) Dólares Americanos, pago que será entregado por FABLED a CORDILLERAS como contraprestación total por la Cesión de los DERECHOS.	The amount of $1,000,000.00 (One million 00/100 USD), Dollars, payment that will be delivered by FABLED to CORDILLERAS as a total consideration for the assignment of RIGHTS.

Asimismo, ambas partes pactaron que, una vez adquirida los DERECHOS derivados de los LOTES, FABLED pagará una regalía sobre las Liquidaciones Netas de Fundición (NSR) de los minerales proveniente de los LOTES, según se indica a continuación:

Likewise, both parties agree that once the ownership of the LOTS and the RIGHTS over the LOTS are acquired by FABLED, it shall pay a royalty calculated over the Net Smelter Returns (NSR) from the minerals from the LOTS, according to the following:

“Siempre y cuando FABLED, sus causahabientes o cesionarios, o la persona física o moral que ésta designe, a su total discreción, y lleve a cabo trabajos de explotación en los LOTES, pagará a CORDILLERAS, regalías del 1% (uno por ciento) sobre las Liquidaciones Netas de Fundición (NSR), por las ventas de minerales provenientes de los LOTES que llegase a explotar FABLED, sin incluir subsidio alguno o devoluciones de impuestos que el Gobierno Federal pudiese otorgar a FABLED por cualquier motivo.

“Provided FABLED, its successors or assignors or the individual or corporation appointed, at its total discretion, carry out the exploitation works on the LOTS, it shall pay to CORDILLERAS, a royalty of 1% (One percent) of the Net Smelter Returns from the revenue of minerals produced from the LOTS that FABLED exploits, without including any subsidy or tax returns that the Federal Government could grant to FABLED by any reason.

Las partes están de acuerdo en que a los pagos anteriores se les agregará el IVA correspondiente a tales cantidades, las cuales podrán ser cubiertas en su equivalente en Moneda Nacional al tipo de cambio vigente en el momento de efectuar el pago en base al tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana, publicadas por el Banco de México en el Diario Oficial de la Federación.

The parties agree that the IVA corresponding to such amounts will be added to the previous payments, which may be covered in their equivalent in National Currency at the exchange rate in force at the time of payment based on the exchange rate to settle obligations denominated in foreign currency payable in Mexican Republic, published by the Bank of Mexico in the Federal Official Gazette.

6.       Queda expresamente convenido que FABLED tendrá el derecho a dar por terminado este Contrato en cualquier momento, mediante una notificación por escrito dirigida a CORDILLERAS y sin mayores obligaciones que las aquí pactadas, quedando liberada del pago de las cantidades a que se refieren los incisos b) al c) del Punto 5, anterior, cuyas fechas no se hubiesen cumplido.

6.        It is expressly agreed that FABLED will be entitled to terminate this Agreement at any time, by written notice addressed to CORDILLERAS and with no further obligations than those agreed herein, being released from the payment of the amounts referred by clauses b) to c). of the previous item 5., whose dates have not elapsed.

OTROS ACUERDOS	OTHER AGREEMENTS

CUARTA. Las partes se obligan, mutua y expresamente, a cumplir fielmente con las obligaciones a que se refiere el Artículo 27 de la LEY, en lo que les corresponde a cada una de ellas en virtud de este Contrato y, a no incurrir en ninguna de las causas de nulidad, cancelación, suspensión e insubsistencia de derechos a que se refieren los Artículos correspondientes de la LEY y el REGLAMENTO, de lo contrario, desde ahora, se compromete una para con la otra a solucionar y, en su caso, reparar los daños y perjuicios que la parte cuyo incumplimiento de alguna de sus obligaciones hubiese ocasionado a la otra parte. Sin embargo, FABLED, si así lo decide, podrá coadyuvar con CORDILLERAS en la defensa de los DERECHOS, de ser el incumplimiento imputable a este último, en el entendido de que los honorarios y demás gastos que esto genere serán descontados de los pagos a que se ha hecho referencia en el Punto 5 de la Cláusula SEGUNDA.

FOURTH. Parties bind, mutually and expressly, to comply truly with obligations referred by Article 27 of the LAW, as to what corresponds to each one of them by virtue of this Agreement and, not to incur in any of the nullity, cancellation, suspension and inexistence of rights cause referred by the corresponding Articles of the LAW and the REGULATION, otherwise, from now on, commits one to the other to solve and in its case, to repair tort which the Party whose default of any of its obligations would have caused to the other Party. However, FABLED, if it decides, may assist with CORDILLERAS in the defense of the RIGHTS, if the default is chargeable to the latter, in the understanding that the fees and other expenses that this generates, will be discounted from the payments referred on item 5 of the SECOND article.

QUINTA. Los honorarios de notario público que se causen con motivo del otorgamiento e inscripción de este Contrato, así como del otorgamiento del Contrato definitivo de Cesión de Derechos, serán por cuenta de FABLED, salvo el Impuesto Sobre la Renta, que será a cargo de CORDILLERAS, quien se obliga a expedir las facturas correspondientes por las cantidades que reciba, en los términos de la LISR, las que deberán ser presentadas a FABLED a más tardar en la fecha del pago que le corresponda; asimismo, CORDILLERAS se obliga a dar cumplimiento con todas las obligaciones que le imponen las leyes fiscales vigentes, en virtud de haber manifestado a FABLED estar inscrito en el RFC y que su actividad preponderante es la que la LISR califica como Persona Moral.

FIFTH. The Public Notary honorarium and fees and taxes which are caused due to the registration and granting of this Agreement, as well as the granting of the final Rights Assignment Agreement, will be on account of FABLED, except the ISR on account of CORDILLERAS who binds to issue the corresponding invoices in the amounts they receive in the terms of the LISR, which should be presented to FABLED at the latest on the payment date which corresponds to them; likewise, CORDILLERAS binds to comply with all obligations ordered by the tax laws in force, by virtue of having stated to FABLED to be registered in the RFC and that their prevailing activity is that which the LISR rates as individuals with entrepreneurial activity.

Conforme a los términos de la Ley del IVA, las partes, por cada pago que reciban, trasladarán y desglosarán en forma expresa el IVA correspondiente, conforme a los Artículos 1, 4, 8 y demás aplicables de la citada Ley, así como el Artículo 14 y demás relativos del Código Fiscal de la Federación.

Pursuant to the terms of the IVA Law, the Parties, for each payment they receive, will transfer and will break down in an express manner the corresponding IVA, according to Articles 1, 4, 8 and other applicable, as well as Article 14 and others related of the Federal Tax Code.

SEXTA. CORDILLERAS se obliga a proporcionar a FABLED toda la información razonable necesaria que se le solicite en lo que concierne a este Contrato y el Contrato Definitivo de Cesión de Derechos, así como, firmar, acreditar y cumplir cualquier otro requisito necesario, a fin de que FABLED pueda ejercitar los derechos que aquí se le confieren.

SIXTH. CORDILLERAS binds to provide FABLED all reasonable needed information requested to it as to this Agreement and the Final Rights Assignment Agreement, as well as to sign, to credit and to meet any other necessary requirement, so that FABLED may exercises the rights granted herein.

FABLED se obliga expresamente a inscribir este Contrato en el REGISTRO, para lo cual, CORDILLERAS se compromete a cooperar con FABLED en todo lo que fuese necesario para que la mencionada inscripción se lleve a cabo sin contratiempos.

FABLED expressly binds to register this Agreement at the REGISTER, for which, CORDILLERAS, compels to cooperate in whichever that may result necessary in order to carry out the register without any setback.

SÉPTIMA. Las partes están de acuerdo en que este Contrato será terminados por cualquiera de las siguientes causas:	SEVENTH. Parties agree that this Agreement will be terminated for any of the following causes:
1. Si FABLED notificase a CORDILLERAS, antes del fin de la vigencia de este Contrato, con treinta (30) días de anticipación, su decisión de terminarlos anticipadamente.	1. If FABLED would notice CORDILLERAS, before the end of the term of this Agreement, of its decision to terminate it thirty (30) days in advance.

2.       No obstante cualquier estipulación prevista en este Contrato, si cualquiera de las partes (la “Parte Incumplida”) está en incumplimiento de cualquiera de sus obligaciones previstas en el presente, la parte afectada (la “Parte Afectada”) por dicho incumplimiento deberá dar aviso por escrito a la Parte Incumplida especificando el incumplimiento del que se trate, y la Parte Incumplida no perderá sus derecho previstos en este Contrato. En el caso de que: a) tratándose de las obligaciones de pago, si dentro de los cinco (5) días siguientes a la fecha de vencimiento del pago de que se trate, FLABED realiza dicho pago (b) tratándose de cualesquiera otras obligaciones, a menos que dentro de los 30 (treinta días) siguientes a que la Parte Afectada haya entregado el aviso de incumplimiento respectivo, la Parte Incumplida no ha tomado las medidas necesarias para remediar dicho incumplimiento, y si la Parte Incumplida no logra remediar o tomar las medidas razonables para remediar dicho incumplimiento, la Parte Afectada tendrá el derecho de rescindir el presente Contrato o demandar por los daños y perjuicios que considere, derivados de dicho incumplimiento

 2.        Notwithstanding any stipulation provided in this Agreement, if any party (a “Defaulting Party”) is in default of any requirement herein set forth, the party affected (the “Affected Party”) by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement. Given the case that: (a) in the event of a default in making any of the required payments hereunder, if within five (5) days after failing to make the cash payments as required under this Agreement, FABLED makes such payments, or (b) in the event of any other default hereunder, unless thirty (30) days after giving notice of default by the Affected Party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure or take any reasonable steps to cure any default under this Agreement, the Affected Party shall be entitled to terminate this Agreement or to seek any other remedy it may have on account of such default

3.       Una vez que las partes hubiesen celebrado el Contrato de Cesión de los DERECHOS, de conformidad con la Cláusula SEGUNDA de estos Contratos, y ya no quedasen requisitos o formalidades pendientes para poder efectuar su transmisión a FABLED.

3.Once the Parties would have entered into the Assignment of the RIGHTS Agreement pursuant to Clause SECOND hereof, and there were no more requisites or pending formalities to be able to make its transfer to FABLED.

Al terminarse la vigencia de este Contrato, ya sea en forma anticipada o en la fecha de su vencimiento, y con el fin de proceder a la cancelación de la inscripción en el REGISTRO del mismo, desde ahora, las partes se comprometen a ratificar ante Notario o Corredor Público, el documento que consigne el consentimiento de ambas para dicha terminación.

At the end of the term of this Agreement, namely in advance or on the date of its expiration and with the purpose to proceed to cancel its registration in the REGISTRY thereof, pursuant to the first paragraph of Article 51 of the LAW and the last paragraph of Article 89 of the REGULATION, from now on, the Parties commit to ratify before a Notary Public or Public Broker, the document which consigns the consent of both for such termination

OCTAVA. Todas las comunicaciones

que se hagan las partes conforme a estos Contratos serán por escrito, entregadas en el domicilio de la parte a que corresponda, personalmente o mediante telegrama, correo certificado con acuse de recibo o servicio de mensajería especializada y, al efecto, las partes señalan los siguientes domicilios:

EIGHTH. All notices which the Parties send to each other will be in writing, delivered at the address of the corresponding Party, personally or by confirmed telegram, telefax, certificate mail with acknowledgment of receipt or courier and to this effect, the Parties indicate the following addresses:

CORDILLERAS: Minera Cordilleras S. de R.L. de C.V. Calle Río Támesis No. 2505 Colonia Magdalenas 27919 Torreón Coahuila Atención: Warren Rehn Email: warren.rehn@goldenminerals.com	CORDILLERAS: Minera Cordilleras S. de R.L. de C.V. Calle Río Támesis No. 2505 Colonia Magdalenas 27919 Torreón Coahuila Atención: Warren Rehn Email: warren.rehn@goldenminerals.com
FABLED: Fabled Silver Gold Mexico Corp, S.A. de C.V. Avenida Ocampo 3806 Colonia Bellavista 31050 Chihuahua, Chihuahua, México Atención: Representante Legal	FABLED: Fabled Silver Gold Mexico Corp, S.A. de C.V. Avenida Ocampo 3806 Colonia Bellavista 31050 Chihuahua, Chihuahua, México Attention: Legal Representative

Será obligación de cada una de las partes el notificar a la otra, por escrito y de forma fehaciente, cualquier cambio de domicilio; en caso de que alguna de las partes llegare a cambiarse y no notificara su nuevo domicilio, se tendrán por entregados legalmente los comunicados entregados en el domicilio aquí citado.

It is under each of the parties’ obligations to notify the other, in writing and reliably, of any change of address; in the event that any of the parties were to move and did not notify its new address, the communications delivered at the address mentioned here will be considered legally delivered.

NOVENA. Las partes contratantes quedarán relevadas del cumplimiento de sus obligaciones, por causa de fuerza mayor o por caso fortuito, mientras dicha fuerza mayor o caso fortuito subsistiese. La parte afectada deberá notificar y demostrar a la otra parte, tan pronto y como sea posible, de que ha ocurrido la causa de fuerza mayor o el caso fortuito. Una vez que ésta hubiese cesado, la parte afectada le notificará por escrito a la otra parte, reasumirá el cumplimiento de sus obligaciones y el ejercicio de sus derechos. Se entenderá como causas de fuerza mayor o caso fortuito todos los eventos tales como, problemas laborales de tipo general, regional o nacional; pandemias, emergencias sanitarias, problemas ejidales, comuneros, acción de los elementos, como fenómenos meteorológicos, mal tiempo, inundaciones, deslaves, hundimientos, terremotos y estíos prolongados; leyes, reglamentos, ordenamientos y solicitudes por parte de agencias gubernamentales; ordenamientos o fallos por parte de juzgados; la imposibilidad de obtener en términos y/o plazos razonablemente aceptables, cualquier licencia, permiso o autorización, pública o privada; paros o suspensión de las operaciones de desarrollo y minado llevadas a cabo en y para el beneficio de los LOTES para remediar o evitar violaciones reales o supuestas, presentes o futuras, a las leyes federales, estatales o locales de protección al medio ambiente; guerras o condiciones atribuibles a éstas, ya sean declaradas o no declaradas; motines o revueltas; catástrofes civiles; incendios; explosiones; o cualquier otra causa ya sea similar o no a las anteriores.

NINTH. The Parties will be released from the compliance of their obligations, for force majeure or fortuitous case, while such force majeure or fortuitous case would exist. The damaged Party will notice in writing to the other Party as soon as possible that the event has occurred. Once it has ceased, the affected party will give written notice to the other party, it will resume the compliance of its obligations and the exercise of its rights. It will be understood as force majeure or fortuitous case all events such as, regional, national or general type labor problems; pandemic, sanitary emergencies, agrarian problems, action of elements like meteorological phenomenon, bad weather, floods, landslides, downfalls, earthquakes and prolonged droughts; laws, regulations, ordinances and requests from Government Agencies; court orders or court decrees; impossibility to attain in terms and/or reasonably and acceptably periods, any public or private license, permit or authorization; stops or suspensions of the OPERATIONS to remedy to prevent actual or supposed, present or future violations to Federal, State or Local Laws of protection to environment; wars or conditions attributed to these namely declared or non-declared; mutinies or uprisings; civil catastrophes; fires; explosions; onerousness; or any other cause similar or not to the previous ones, except the impossibility to meet the financial obligations.

Desde ahora CORDILLERAS está de acuerdo en que FABLED quedará relevada de su compromiso pactado en la Cláusula SEGUNDA Punto 5, en caso de presentarse alguna causa de fuerza mayor o caso fortuito, tal y como ha quedado señalado, y reasumirá sus obligaciones, cuando haya cesado tal causa de fuerza mayor o el caso fortuito.

From now on, CORDILLERAS agrees that FABLED will be released from its commitment agreed on the SECOND Article , item 5, in which if were to be presented a force majeure or fortuitous case, just as it has been pointed out, and resume its obligations, once such force majeure or fortuitous case has ceased.

DÉCIMA. Las partes convienen en que, CORDILLERAS no podrá transferir total o parcialmente los derechos e interés en o con respecto al presente Contrato o el Contrato definitivo de Cesión de Derechos, sin el consentimiento previo de FABLED, salvo que dicha cesión sea a favor de una afiliada, en cuyo caso el consentimiento de FABLED no será requerido.

TENTH. Parties agree that, CORDILLERAS may not transfer all or any part of its rights and interest in or with respect to this Agreement, or the Rights Assignment Agreement, without the prior consent of FABLED, save and except to an affiliate, which in such case the consent of FABLED will not be required.

Con excepción de los casos expresamente permitidos en el presente Contrato, FABLED no podrá transferir, o acordar la transmisión, de sus derechos con respecto a los LOTES y respecto de, o por virtud del presente Contrato o del Contrato definitivo de Cesión de Derechos, sin el consentimiento previo de CORDILLERAS, el cual no deberá ser denegado a su sola discreción, y cualquier cesión se considerará inválida a menos que FABLED cumpla con lo previsto en la presente Cláusula.

Save and except as expressly permitted in accordance with this Agreement, FABLED may not transfer, or agree to transfer, any of its rights and interest in or with respect to the LOTS and under, or by virtue of this Agreement or the Rights Assignment Agreement without the prior consent of CORDILLERAS, which consent may not be withhold in its sole discretion, and any such transfer shall be void unless FABLED complies with the provisions of this Clause.

DÉCIMA PRIMERA. El presente Contrato será obligatorio para las partes, sus herederos, causahabientes o cesionarios. Las partes, no obstante la naturaleza de estos instrumentos, declaran expresamente que en las convenciones objeto de los mismos, no existe lesión y, aún cuando la hubiese, renuncian expresamente al derecho de pedir la nulidad relativa de que tratan los Artículos respectivos del Código Civil Federal aplicable para toda la República en Materia Federal y los Artículos correlativos de los Códigos Civiles de todas las Entidades de los Estados Unidos Mexicanos y el correspondiente de la Ciudad de México.

ELEVENTH. This Agreement will be binding for the Parties, their Heirs, Constituents or Assignees. Parties, notwithstanding the nature of this Instrument, state expressly that in the conventions object thereof, there is no lesion, and even when there were, waive expressly to file relative nullity referred by the respective Articles of the Federal Civil Code applicable for all the Republic at the Federal Level and the related Articles of the Civil Codes of all Entities of The Mexican United States.

DÉCIMA SEGUNDA. El presente Contrato se celebra en los términos del Artículo 78 del Código de Comercio, es de naturaleza mercantil, por lo que, para lo que no esté expresamente aquí pactado y para la interpretación y cumplimiento del mismo, se aplicarán la LEY, el REGLAMENTO y la Legislación Mercantil, así como, supletoriamente, el Código Civil Federal aplicable en toda la República en Materia Federal, para lo no previsto en las dos primeras legislaciones. Para la resolución de cualquier controversia que surgiese con motivo de este documento, las partes se someten expresamente a la jurisdicción de los tribunales federales competentes en la Ciudad de Chihuahua, Chihuahua, renunciando a cualquier jurisdicción que pudiese corresponderles debido a sus actuales o futuros domicilios o por cualquier otra causa por privilegiada que fuera.

TWELVETH. This Agreement is entered into in the terms of Article 78 of the Commerce Code, is of business kind, therefore, whatever is not expressly agreed herein and for the interpretation and compliance thereof, the LAW, the REGULATION and the Business Law will be applied, as well as supplementarily, the applicable Federal Civil Code in all the Republic at the Federal level, for that non provided in the two first laws. For the resolution of any controversy which would arise due to this document, the Parties submit expressly to the jurisdiction of the competent courts in the City of Chihuahua, Chihuahua, waiving any jurisdiction which could correspond to them by reason of their present or future addresses or for any other cause.

Asimismo, este Contrato se celebra en idiomas inglés y español, por lo que, en caso de existir alguna diferencia entre ambas versiones, subsistirá la versión en español.	Furthermore, this Agreement is entered into in Spanish and English, therefore in case of any difference between both versions, the Spanish version shall prevail.

Este documento es hecho en cuatro ejemplares, uno para cada una de las partes, uno para fines notariales y el restante para el REGISTRO, y una vez leído, lo ratifican en todos sus términos y firman, para debida constancia: CORDILLERAS el ____ de diciembre del año 2020, en la Ciudad de Torreón, Estado de Coahuila, y

FABLED el ____ de __________ del año 202__, en la Ciudad de __________, Estado de ____________.

This document is made in four counterparts, one for each one of the Parties, one more for notary purposes and the remaining for the REGISTRY, and once read, they ratify it in all its terms and sign for the record: CORDILLERAS on December _____, 2020, in the City of Torreón, State of Coahuila, and

FABLED on December, ______, 202___ in the City of _________, State of _______________.

CORDILLERAS	CORDILLERAS

MINERA DE CORDILLERAS, S. DE R.L. DE C.V. Representada por WARREN MICHAEL REHN	MINERA DE CORDILLERAS, S. DE R.L. DE C.V. Represented by Mr. WARREN MICHAEL REHN

FABLED	FABLED

FABLED SILVER GOLD MEXICO CORP, S.A. DE C.V. Representada por SR. LUC PELCHAT	FABLED SILVER GOLD MEXICO CORP, S.A. DE C.V. Represented by MR. LUC PELCHAT

SCHEDULE E

DISCLOSURE SCHEDULE

2.1(c) Title to the Punto Com claim and GMC Mexico’s ability to acquire and subsequently transfer it is subject to acceptance and recording of pending documents at the Registry of Mines.

2.1(h) Completion of the option to purchase and the transfer of title to the Santa Maria and the Punto Com concessions is subject to the adjudication and settlement of the estate of Joaquin Chavez in addition to recording at the Registry of Mines.

2.1(k) Reclamation obligations may exist for disturbance caused during the 2015 and 2018 drill campaigns as well as for waste dump material that was excavated and left on surface as noted under the disclosure below.

2.1(l) Waste rock material was excavated from underground workings on the Santa Maria concession and placed on the concession during mining activities conducted by GMC Mexico in 2015 and 2016. Underground openings that are known to GMC Mexico have been fenced, however there may be others either not of significant size or depth, or unknown to GMC Mexico, that remain open and unfenced.

Schedule F

Issued and outstanding Capital of Fabled silver gold corp.

Authorized Share Capital	Issued and Outstanding Common Shares	Stock Options	Share Purchase Warrants	Unit Purchase Warrants*
Unlimited Common Shares	47,051,930	187,007 - $0.30 1,401,994 - $0.10 1,401,994 - $0.15
Shares to be issued re: Financing	92,000,000		92,000,000	7,280,000
To be issued to Golden Minerals	1,000,000
Total	140,051,930	2,991,055	92,000,000	7,280,000

*unit Warrants were issued to the Agent and can be exercised into one common share and one warrant that is itself exercisable into one common share.